UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MOHAWK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To the Stockholders of Mohawk Industries, Inc.:

You are cordially invited to attend the annual meeting of stockholders to be held on Wednesday, May 9, 2012, at 10:00 a.m. local time, at the corporate headquarters of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The business of the meeting will be (i) to elect a class of directors to serve a three-year term beginning in 2012, (ii) to vote upon a non-binding resolution related to the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm, (iii) to vote upon a non-binding, advisory resolution to approve executive compensation, and (iv) to vote upon the Mohawk Industries, Inc. 2012 Incentive Plan. There will not otherwise be a business review at the meeting.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card in the enclosed, postage-prepaid envelope or vote by Internet or telephone at your earliest convenience so that your shares will be represented at the meeting. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes. To receive a map and driving directions to the corporate headquarters, please call Deby Barnes-Forbus at (706) 624-2246.

Sincerely yours,

JEFFREY S. LORBERBAUM

Chairman and Chief Executive Officer

Calhoun, Georgia

April 3, 2012

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 9, 2012

The annual meeting of stockholders of Mohawk Industries, Inc. (the “Company”) will be held on Wednesday, May 9, 2012, at 10:00 a.m. local time, at the corporate headquarters of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The meeting is called for the following purposes:

1. To elect three persons who will serve as the Company’s Class II directors for a three-year term beginning in 2012;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3. To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers, as disclosed and discussed in the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement;

4. To consider and vote upon the Mohawk Industries, Inc. 2012 Incentive Plan; and

5. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed March 16, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on May 9, 2012:

The Proxy Statement and the 2011 Summary Annual Report to Stockholders are available at www.mohawkind.com.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR USE INTERNET OR TELEPHONE VOTING SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

By Order of the Board of Directors,

JAMES T. LUCKE

Vice President, General Counsel and Secretary

Calhoun, Georgia

April 3, 2012

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors of Mohawk Industries, Inc. (“Mohawk” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of stockholders of the Company to be held on Wednesday, May 9, 2012, and at any and all adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will be first mailed on or about April 3, 2012 to the stockholders of record of the Company (the “Stockholders”) on March 16, 2012 (the “Record Date”).

Proxies will be voted as specified by the Stockholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of the common stock of the Company (the “Common Stock”) represented thereby will be voted FOR election of the nominees listed in this Proxy Statement as directors of the Company, FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm, FOR the proposal regarding the advisory vote on the approval of the Company’s executive compensation and FOR the approval of the Mohawk Industries, Inc. 2012 Incentive Plan (the “2012 Incentive Plan”). A Stockholder’s submission of a signed proxy will not affect his or her right to attend and to vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by (i) filing a written revocation with the Secretary of the Company, (ii) executing a proxy bearing a later date or (iii) attending and voting in person at the Annual Meeting.

The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of Common Stock represented by proxies at the meeting, including broker nonvotes and those that are marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Once a quorum is established, (i) the election of directors will require the affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote in the election at the Annual Meeting and (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012, the approval of the advisory vote on executive compensation and the approval of the 2012 Incentive Plan will require the affirmative vote of the holders of a majority of the votes represented and entitled to vote thereon at the Annual Meeting. Neither withholding authority to vote with respect to one or more nominees nor a broker nonvote will have an effect on the outcome of the election of directors. As to proposals (2), (3) and (4), shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against the proposal, while a broker nonvote will not have an effect on the outcome of the proposal.

Pursuant to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), holders of Common Stock will be entitled to one vote for each share of Common Stock held. Pursuant to the provisions of the Delaware General Corporation Law, March 16, 2012 has been fixed as the Record Date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only holders of Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 68,969,410 shares of Common Stock issued and outstanding held by approximately 316 Stockholders.

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR USE INTERNET OR TELEPHONE VOTING.

Voting Instructions

By Written Proxy.    Stockholders can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or a vote instruction form from your bank, broker or other nominee.

By Telephone or Internet.    Stockholders also can vote by touchtone telephone using the telephone numbers on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate Stockholders’ identities, to allow Stockholders to vote their shares, and to confirm that their instructions have been recorded properly.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for the Board of Directors of the Company to consist of three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors.

Currently, Messrs. Bruce C. Bruckmann, Frans G. De Cock and Joseph A. Onorato serve as Class II directors, whose terms expire at the Annual Meeting. The Board of Directors has re-nominated Messrs. Bruckmann, De Cock and Onorato for election as Class II directors at the Annual Meeting. The Class III and Class I directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

The Company’s Certificate of Incorporation provides that the Company shall have at least two and no more than eleven directors, with the Board of Directors to determine the exact number. In addition, the Certificate of Incorporation divides the Board of Directors into three classes, with each to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.

It is the intention of the persons named as proxies to vote the proxies for the election of each of Messrs. Bruckmann, De Cock and Onorato as a Class II director of the Company, unless the Stockholders direct otherwise in their proxies. Each of Messrs. Bruckmann, De Cock and Onorato has consented to serve as a director of the Company if elected. In the unanticipated event that any of Messrs. Bruckmann, De Cock or Onorato refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The Board of Directors has no reason to believe that any of Messrs. Bruckmann, De Cock or Onorato will be unable or will decline to serve as a director.

The affirmative vote of a plurality of the shares represented and entitled to vote in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW

Director, Director Nominee and Executive Officer Information

Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class II directors and the directors in Classes III and I whose terms of office will continue after the Annual Meeting, including the name and age of each, current principal occupation (during the last five years unless otherwise indicated), the name and principal business of the organization in which such occupation is carried on, the year each was elected to the Board of Directors of the Company, all positions and offices held during 2011 with the Company, and directorships, including any other directorships held during the past five years, in other publicly-held companies.

Nominees for Director

Class II Nominees for Director

Bruce C. Bruckmann — Mr. Bruckmann (age 58) has been a director of the Company since October 1992. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. (“CVC, Ltd.”) and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of

CVC, Ltd. Mr. Bruckmann is also a director of Town Sports International, Inc., a fitness club operator, MWI Veterinary Products, Inc., a distributor of animal health products to veterinarians, H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment, and Heritage — Crystal Clean Inc., a provider of parts cleaning services. Mr. Bruckmann also serves as a director for Downtown Locker Room and Magpul Industries Corporation, which are private companies.

Frans G. De Cock — Mr. De Cock (age 69) has been a director of the Company since our acquisition of Unilin Flooring BVBA and its affiliated companies (“Unilin”) (now one of the Company’s principal operating subsidiaries) in October 2005 and was named President — Unilin in November 2005. Mr. De Cock retired as President — Unilin effective January 1, 2009 but has continued to provide consulting services to Unilin since that time. Before joining Mohawk, Mr. De Cock was one of the managing directors of Unilin. From 1997 until 1999, he also served as President of the European Federation of Associations of Particleboard Manufacturers and, from 1999 until 2004, as President of the European Panel Federation.

Joseph A. Onorato — Mr. Onorato (age 63) has been a director of the Company since February 2008. From July 1998 until his retirement in September 2000, Mr. Onorato served as Senior Vice President and Chief Financial Officer for the Automotive Aftermarket Group of Dana Corporation, a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. In July 1998, Dana Corporation merged with Echlin, Inc. (“Echlin”), a worldwide manufacturer of motor vehicle parts. At the time of the merger, Mr. Onorato was Senior Vice President and Chief Financial Officer for Echlin. While at Echlin, he also served as Treasurer from 1990 to 1994 and as Vice President and Treasurer from 1994 to 1997. He is a certified public accountant and previously worked with PricewaterhouseCoopers. Since his retirement from Dana Corporation, Mr. Onorato has consulted with a private equity firm on acquisitions. Mr. Onorato also serves on the board of directors for Affinia Group Intermediate Holdings, Inc., a motor vehicle components manufacturer, where he is chairman of the Audit Committee. In addition, Mr. Onorato serves as a member of the Advisory Board of the School of Business at Quinnipiac University.

Continuing Directors

Class III Directors Continuing in Office (Terms Expire 2013)

Phyllis O. Bonanno — Ms. Bonanno (age 69) has been a director of the Company since February 2004. From 2002 until her retirement in August 2009, Ms. Bonanno served as the President and Chief Executive Officer of International Trade Solutions, Inc., an international trade consulting firm. Ms. Bonanno served as President and Chief Executive Officer of Columbia College from July 1997 until March 2000 and served as the Vice President for International Trade at Warnaco, Inc. from 1986 to 1997. Ms. Bonanno has also served as a personal assistant to President Lyndon Johnson and as the first director of the U.S. Trade Representative’s (“USTR”) Office of Private Sector Liaison in the Executive Office of Presidents Carter and Reagan. In addition, while serving at the USTR, Ms. Bonanno served as the Executive Director of the President’s Advisory Committee on Trade Negotiations. Ms. Bonanno is also a director of Adams Express Company, a diversified equity investment company, BorgWarner, Inc., a manufacturer of automotive equipment (“BorgWarner”), and Petroleum and Resources Corporation, an equity investment company specializing in energy and natural resources companies.

David L. Kolb — Mr. Kolb (age 73) served as President of Mohawk Carpet Corporation (now Mohawk Carpet, LLC and one of the Company’s principal operating subsidiaries) until Mohawk Carpet Corporation was acquired by the Company in December 1988, at which time he became Chairman of the Board of Directors and Chief Executive Officer of the Company. Effective January 2001, Mr. Kolb retired from his position as Chief Executive Officer. He retired as Chairman in May 2004. Prior to joining Mohawk Carpet Corporation, Mr. Kolb served in various executive positions with Allied-Signal Corporation for 19 years. Mr. Kolb is also a director of Aaron’s, Inc., a home furnishings retailer, and Chromcraft Revington, Inc., a furniture manufacturer. Mr. Kolb also formerly served as a director of Paxar Corp., a provider of identification solutions.

W. Christopher Wellborn — Mr. Wellborn (age 56) has been a director of the Company since our acquisition of Dal-Tile International Inc. (“Dal-Tile”) in March 2002. He has served as the Company’s Chief Operating

Officer since November 2005 and as its President and Chief Operating Officer since November 2009. Mr. Wellborn was Executive Vice President, Chief Financial Officer and Assistant Secretary of Dal-Tile from August 1997 through March 2002. From March 2002 to November 2005, he served as President — Dal-Tile. From June 1993 to August 1997, Mr. Wellborn was Senior Vice President and Chief Financial Officer of Lenox, Inc. Mr. Wellborn formerly served as a director of Palm Harbor Homes, Inc., a builder of manufactured and modular custom homes.

Class I Directors Continuing in Office (Terms Expire 2014)

Karen A. Smith Bogart — Ms. Bogart (age 54) has been a director of the Company since May 2011. Ms. Bogart is President of Pacific Tributes Inc., a start-up firm providing web-based printing services located in Santa Barbara, California. From 2003 to 2006, Ms. Bogart was Chairman and President, Greater Asia Region and Senior Vice President of Eastman Kodak Company, located in Shanghai, PRC. She previously managed many of Eastman Kodak’s largest global businesses, including Kodak Professional Imaging, Consumer Printing, and Consumer Cameras and Batteries. Ms. Bogart is also a director of Monolithic Power Systems, Inc., a high performance analog semiconductor company.

John F. Fiedler — Mr. Fiedler (age 73) has been a director of the Company since March 2002. Mr. Fiedler is the retired Chairman of the board of directors of BorgWarner. He most recently served as Chief Executive Officer of BorgWarner having been named Chairman and Chief Executive Officer in January 1995. Prior to that, Mr. Fiedler served as President and Chief Operating Officer of BorgWarner. Before joining BorgWarner in June 1994, Mr. Fiedler was Executive Vice President of The Goodyear Tire & Rubber Company (“Goodyear”), where he was responsible for North American Tires. Mr. Fiedler’s 29-year career with Goodyear included numerous sales, marketing and manufacturing positions in the United States and Asia. Mr. Fiedler is also a director of WABCO Holdings, Inc., a Belgian truck component manufacturer and Snap-on Inc., a global developer, manufacturer and marketer of tools and equipment solutions for professional tool users. Mr. Fiedler also formerly served as a director of YRL Worldwide Inc., formerly Yellow Roadway Corp, and AirTran Holdings, Inc., a low-cost air travel provider. He is also a member of the Kent State Foundation Commission and on the Advisory Board of Prism Capital, a Mezzanine Fund, L.P.

Richard C. Ill — Mr. Ill (age 68) has been a director of the Company since May 2011. Mr. Ill has been the Chairman of Triumph Group, Inc. (“Triumph Group”), a public, international aviation services company, since 2009 and President and Chief Executive Officer and a director of Triumph Group since 1993. Previously, Mr. Ill held a variety of senior executive positions with Alco Standard Corporation until he founded what is now the Triumph Group. Mr. Ill has over 45 years of public company experience both in management, manufacturing and operations. In addition, Mr. Ill has 14 years of experience as a director of public companies, currently serving as a director of P.F. Glatfelter Company, a global supplier and leading manufacturer of paper and fiber products, and having formerly served as a director of Airgas, Inc., a distributor of industrial, medical, and specialty gases and related equipment, safety supplies and MRO products and services.

Jeffrey S. Lorberbaum — Mr. Lorberbaum (age 57) has been a director of the Company since our acquisition of Aladdin Mills Inc., (“Aladdin”) in March 1994. He has served as Chairman of the Board since May 2004 and as the Company’s Chief Executive Officer since January 2001. From January 1995 until January 2001, Mr. Lorberbaum served as President and Chief Operating Officer of the Company. Mr. Lorberbaum joined Aladdin in 1976 and served as Vice President — Operations from 1986 until February 1994 when he became President and Chief Executive Officer.

In connection with the merger of Aladdin with a wholly-owned subsidiary of the Company in February 1994 (the “Aladdin Merger”), the Company agreed to nominate up to two persons designated by the former stockholders of Aladdin for election or re-election, as the case may be, to the Board of Directors of the Company and to use its best efforts to cause such nominees to be elected to the Board of Directors. Beginning in 1999, Messrs. Jeffrey S. Lorberbaum and Sylvester H. Sharpe were such designees. Effective May 17, 2006, Mr. Sharpe retired from the Board of Directors. At this time, the holders have decided not to designate anyone to fill the vacancy created by Mr. Sharpe’s retirement. At such time as the former stockholders of Aladdin have disposed of 50% or more of the Common Stock issued to them in the Aladdin Merger, the Company will be required to nominate only one such person to the Board of Directors, and at such time as the former stockholders of Aladdin have disposed of 75% or more of the Common Stock issued to them in the Aladdin Merger, the Company will no longer be required to nominate any of such persons to the Board of Directors.

In connection with the acquisition of Unilin by the Company in October 2005, the Company agreed to appoint to its Board of Directors a representative designated by Unilin, and Mr. Frans G. De Cock was initially appointed to the Board of Directors as a result.

Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors and are currently comprised of Messrs. Jeffrey S. Lorberbaum and W. Christopher Wellborn (who are identified above), Frank H. Boykin, James F. Brunk, Brian M. Carson, James T. Lucke, Bernard P. Thiers and John C. Turner, Jr.

Frank H. Boykin — Mr. Boykin (age 56) was named Vice President — Finance and Chief Financial Officer of the Company in January 2005. In August 2004, Mr. Boykin was appointed Vice President — Finance. He previously served as Corporate Controller of the Company from April 1993 until May 1999, when he was appointed Vice President, Corporate Controller. Before joining the Company, Mr. Boykin served as a Senior Manager at KPMG LLP.

James F. Brunk — Mr. Brunk (age 46) has been Corporate Controller, Chief Accounting Officer of the Company since May 2009. Mr. Brunk joined the Company in October 2006 as Chief Financial Officer for the Mohawk Home division. Prior to joining the Company, Mr. Brunk was Vice President, Finance-Transportation-Americas for Exide Technologies, a worldwide leader in production and recycling of lead acid batteries from January 2005 to October 2006.

Brian M. Carson — Mr. Carson (age 47) was named President — Mohawk Flooring in January 2012. Mr. Carson joined Mohawk as President — Hard Surfaces for Mohawk Flooring in 2006, with responsibilities later expanded to include logistics. From 2008 until his current promotion, Mr. Carson served as Chief Operating Officer — Mohawk Flooring. Mr. Carson served in manufacturing and senior management roles with Armstrong World Industries for 16 years prior to joining the Company.

James T. Lucke — Mr. Lucke (age 51) joined the Company in May 2007 and serves as the Company’s Vice President, General Counsel and Secretary. Mr. Lucke served as Senior Vice President, Secretary and General Counsel of Spectrum Brands, Inc., a diversified consumer products company, from October 1999 until joining the Company.

Bernard P. Thiers — Mr. Thiers (age 56) was promoted to President — Unilin in January 2009, succeeding Mr. De Cock in this position. Mr. Thiers joined Unilin in 1984 as a plant manager and has served in roles of increasing management significance since that time. From 1996 to 2006, he served as Managing Director of Unilin Flooring and from 2006 until his 2009 promotion, he served as President — Unilin Flooring.

John C. Turner, Jr. — Mr. Turner (age 43) was promoted to President — Dal-Tile in January 2012. Mr. Turner began his career with Dal-Tile in 1990, progressing through a series of sales, operations and management roles. In 2005, Mr. Turner was promoted to Senior Vice President of Sales. From 2008 to 2011, he served as Senior Vice President of Operations — Dal-Tile, and from 2011 until his 2012 promotion, he served as Chief Operating Officer — Dal-Tile.

Meetings and Committees of the Board of Directors

General.    During fiscal 2011, the Board of Directors held five meetings. All members of the Board of Directors attended 100% of the total number of Board of Directors and Committee meetings that they were eligible to attend. All members of the Board of Directors at the time of the 2011 Annual Meeting of Stockholders were present at such meeting.

The Board of Directors has affirmatively determined, considering generally all relevant facts and circumstances regarding each non-management director, that none of Ms. Bogart, Ms. Bonanno, Mr. Bruckmann, Mr. Fiedler, Mr. Ill, Mr. Kolb or Mr. Onorato have a material relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director, and therefore they are independent within the meaning of the standards for independence set forth in the Company’s corporate governance guidelines, which are consistent with applicable Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) corporate governance standards. Definitions of independence for directors and committee members can be found on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

The Company has a standing Audit Committee (the “Audit Committee”) of the Board of Directors established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2011, the Audit Committee was comprised of three directors: Mr. Onorato (Chairman), Mr. Bruckmann and Mr. Pokelwaldt until his retirement at the 2011 Annual Meeting of Stockholders. Following Mr. Pokelwaldt’s retirement, Mr. Ill was elected to the Board and appointed to serve on the Audit Committee. The Audit Committee met seven times during 2011. The Board of Directors has determined that Mr. Onorato is qualified as the audit committee financial expert within the meaning of applicable SEC regulations and has all the requisite accounting and financial expertise within the meaning of the listing standards of the NYSE. The Audit Committee oversees management’s conduct of the financial reporting process, the system of internal, financial and administrative controls and the annual independent audit of the Company’s consolidated financial statements. In addition, the Audit Committee engages the independent registered public accounting firm, reviews the independence of such independent registered public accounting firm, approves the scope of the annual activities of the independent registered public accounting firm and internal auditors and reviews audit results. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” See also Audit Committee — Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Company has a standing Compensation Committee (the “Compensation Committee”), which consisted of Mr. Fiedler (Chairman), Mr. Bruckmann and Mr. Robert N. Pokelwaldt until his retirement at the 2011 Annual Meeting of Stockholders. Since the 2011 Annual Meeting of Stockholders, the Compensation Committee has been comprised of Mr. Fiedler (Chairman), Ms. Bogart and Mr. Onorato. The Compensation Committee met twice during 2011. The Compensation Committee is responsible for deciding, recommending and reviewing the compensation, including benefits, of the executive officers and directors of the Company, for reviewing risks associated with the Company’s compensation policies and practices and for administering the Company’s executive and senior management incentive compensation plans. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” See also Executive Compensation and Other Information — Compensation Committee Report.

The Company has a standing Nominating and Corporate Governance Committee (the “Governance Committee”), which consisted of Mr. Kolb (Chairman), Ms. Bonanno and Mr. Onorato until the 2011 Annual Meeting of Stockholders. Since the 2011 Annual Meeting of Stockholders, the Governance Committee has been comprised of Mr. Kolb (Chairman), Ms. Bonanno and Mr. Bruckmann. The Governance Committee met twice during 2011. The Governance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities under the NYSE listing standards and Delaware law, identifying qualified candidates for nomination to the Board of Directors and developing and evaluating the Company’s corporate governance policies. The Governance Committee also considers nominees to the Board of Directors recommended by stockholders in accordance with the requirements of the Company’s Bylaws. See also Corporate Governance — Nomination Process for the Board of Directors. The Board of Directors has adopted a written charter for the Governance Committee and Corporate Governance Guidelines recommended by the Governance Committee, both of which are available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

Executive Sessions with Non-Management Directors.    All directors who are not members of the Company’s management team meet without the Chief Executive Officer and other Company personnel as needed during a portion of each non-telephonic Board of Directors meeting. The Chairmen of the Company’s standing committees chair these executive sessions on a rotating basis.

2011 DIRECTOR COMPENSATION

For the 2011 service year, the Company paid each independent director an annual retainer of $30,000 and a fee of $4,000 for each Board meeting and $1,000 for each Committee meeting attended. The Compensation Committee and Governance Committee Chairmen received an additional annual retainer of $2,500 each, and the Audit Committee Chairman also received an additional annual retainer of $5,000. Each independent director also received a grant of 1,000 restricted stock units on the first business day of 2011. The Company reimbursed all directors for expenses the directors incurred in connection with attendance at meetings of the Board of Directors or Committees. Payments made to our non-employee directors for the 2011 service year were made in accordance with the 1997 Non-Employee Director Stock Compensation Plan.

The following table presents certain summary information concerning director compensation paid by the Company for services rendered during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Karen A. Smith Bogart	17,000	—	—	—	17,000
Phyllis O. Bonanno	52,000	57,790	—	—	109,790
Bruce C. Bruckmann	57,000	57,790	—	—	114,790
Frans G. De Cock	—	—	126,948	549,702	676,650
John F. Fiedler	54,478	57,790	—	—	112,268
Richard C. Ill	18,000	—	—	—	18,000
David L. Kolb	54,478	57,790	—	—	112,268
Joseph A. Onorato	63,992	57,790	—	—	121,782
Robert N. Pokelwaldt	46,995	57,790	—	—	104,785

(1)	Includes fees earned for attending meetings and payment of annual retainer. Mr. Fiedler, Mr. Onorato and Mr. Pokelwaldt elected to take the 2011 retainer of $32,478, $34,992 and $29,995, respectively, in lieu of cash, in the form of Common Stock of 654, 698 and 604 shares, respectively, pursuant to the Company’s 1997 Non-Employee Director Stock Plan and 2007 Incentive Plan. Cash representing fractional shares was carried forward to the following year. For 2011, Mr. Kolb elected to receive his retainer of $32,478 in the form of 654 shares of phantom stock. Ms. Bogart and Mr. Ill were elected to the Board of Directors in May 2011 and received their annual retainer in January 2012.

(2)	The amounts reported in the Stock and Option Awards columns reflect the grant date fair value calculated in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our annual Report on Form 10-K for the year ended December 31, 2011. On January 3, 2011, each of the directors, other than Mr. De Cock, received 1,000 restricted stock units, with a grant date fair value of $57,790. On February 22, 2011, Mr. De Cock received 5,000 stock options, with a grant date fair value of $126,948. As of December 31, 2011, our directors held the following aggregate number of shares of restricted stock units and stock options:

	Restricted Stock Units (#)	Stock Options (#)
Ms. Bogart	—	—
Mr. Bonanno	2,800	18,000
Mr. Bruckmann	2,800	10,125
Mr. De Cock	—	45,927
Mr. Fiedler	2,800	22,500
Mr. Ill	—	—
Mr. Kolb	2,800	11,250
Mr. Onorato	2,800	—
Mr. Pokelwaldt	2,800	11,250

(3)	Pursuant to Mr. De Cock’s Service Agreement, as described further in Certain Relationships and Related Transactions, Mr. De Cock received an annual salary and retainer of $332,035 (Euro 253,462) and an annual bonus of $217,667 (Euro 166,158). These amounts represent the approximate dollar values of his base salary and annual bonus, converted to U.S. Dollars using the Euro to Dollar exchange rate of 1.31.

Employees of the Company or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Committee of the Board of Directors. Mr. De Cock also does not receive any fees or remuneration for his services as a member of the Board of Directors, but he receives compensation for consulting services as described further in Certain Relationships and Related Transactions.

Following a review of current market compensation practices for directors of peer public companies, in February 2012, the Board of Directors adopted the Mohawk Industries, Inc. 2012 Non-Employee Director Compensation Plan (the “Director Compensation Plan”) to replace the 1997 Non-Employee Director Stock Compensation Plan. The Director Compensation Plan will operate as a subplan of the 2012 Incentive Plan, provided that the stockholders approve the proposal to approve the 2012 Incentive Plan, and will not constitute a separate source of shares. For the 2012 service year, each independent director will receive an annual retainer of $80,000, instead of receiving an annual retainer and separate meeting fees. The Compensation Committee and Governance Committee Chairmen will receive an additional retainer of $10,000 each, and the Audit Committee Chairman will receive an additional annual retainer of $15,000. Non-employee directors may elect to receive their retainer in cash, shares of Common Stock or phantom stock or a 50/50 mix of cash and Common Stock or phantom stock. The amount of shares of Common Stock or phantom stock issued is based on the fair market value of the Common Stock at the beginning of each quarter. Phantom stock is an optional income deferral feature that uses a book entry, stock valued account that fluctuates in value based on the performance of the Common Stock over the deferral period. Each independent director will continue to receive an annual grant of 1,000 restricted stock units that vest ratably over five years.

AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Audit Committee members reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2011 with management. The Audit Committee members also discussed the matters required to be discussed by Statement on Auditing Standards No. 61/114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with the Company’s independent registered public accounting firm. The Audit Committee received the written disclosure letter from the independent registered public accounting firm, which letter is required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm any relationships that may impact the objectivity and independence of the independent registered public accounting firm and satisfied itself as to the independence of the independent registered public accounting firm. In addition, the members of the Audit Committee considered whether the provision of services for the year ended December 31, 2011 described below under Principal Accountant Fees and Services was compatible with maintaining such independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Audit Committee

Joseph A. Onorato-Chairman

Bruce C. Bruckmann

Richard C. Ill

Principal Accountant Fees and Services

The following table shows the fees rendered (in thousands) to the Company’s principal independent registered public accounting firm for the audit of the Company’s annual consolidated financial statements for fiscal 2011 and 2010, respectively, and fees billed for non-audit related services, tax services and all other services performed by the Company’s independent registered public accounting firm during fiscal 2011 and 2010, respectively.

	2011	2010
Audit Fees(a)	$3,901	$3,756
Audit-Related Fees(b)	54	81
Tax Fees(c)	30	—
All Other Fees	—	—

	$3,985	$3,837

(a)	Audit services consist principally of the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting, and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit fees also include fees for other attest services required by statute or regulation (foreign or domestic), such as statutory audits in U.S. and non-U.S. locations.

(b)	Audit-related services consist principally of audits of financial statements of employee benefit plans and professional services related to consultation with management on the accounting for various matters.

(c)	Tax fees consist principally of professional services rendered for tax compliance and tax consulting.

The Audit Committee pre-approved all audit and audit-related, tax and non-audit related services in fiscal 2011 and 2010. The Audit Committee has adopted a policy regarding the retention of the Company’s independent registered public accounting firm that requires pre-approval of all audit and audit-related, tax and non-audit related services by the Chairman of the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and audit-related, tax and non-audit related services to be performed by the Company’s independent registered public accounting firm.

PROPOSAL 2 — RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and has directed that management submit the selection of the independent registered public accounting firm to Stockholders for ratification at the Annual Meeting. Representatives of KPMG are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG, but still may retain it. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2011 Company Performance

As our businesses continue to emerge from the prolonged downturn in our industry, we are pleased to report improved financial performance again in 2011. Each of our businesses continued to grow sales through new product innovations and geographic expansion and to increase profitability through process improvements, asset realignments and cost reductions. Despite a difficult global business environment and challenges in the floor covering industry, we delivered improved financial performance in 2011, which included:

•	2011 net sales of $5.6 billion increased 6% over 2010.

•	Excluding unusual items, our net earnings for 2011 rose 16 percent compared to 2010.

•	Adjusted operating income of $345 million increased 5% compared to adjusted operating income of $327 million in 2010.

These performance achievements occurred through significant improvements in productivity and efficiency gains in manufacturing and sales and general administrative expenses. Please see Appendix B for additional information on the results of our operations for 2011 and a reconciliation of Non-GAAP financial measures at page B-58.

Similarly, we also saw improvement in stockholder value in 2011. Our total stockholder return (“TSR”) for the one-year period ended December 2011 was at the 82nd percentile and for the three-year period ended December 2011 was at the 65th percentile of the companies in our peer group (see “ Determination of Executive Officer Compensation — 2011 Review of Compensation — Long Term Incentive Plan” for a discussion of these peer companies).

2011 Compensation Highlights

As we significantly rely on performance metrics for determining our executive compensation, the compensation of our named executive officers was positively affected by our financial results in 2011 and, with respect to the number of equity incentive awards granted in 2011, our performance results in prior years.

•

Our named executive officers received 2011 base salary increases ranging from 1.5% to 2.9% over 2010 base salaries in consideration of individual performance and consistent with company-wide salary increases.

•

Similar to 2010, our 2011 annual cash incentive awards were based upon a combination of goals relating to earnings per share (“EPS”), earnings after capital charge (“EAC”), and earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are described on page 18.

–	As a result of the Company’s 2011 performance against these goals, 2011 annual cash incentive awards for our named executive officers paid out between 81% and 101% of target.

•

Our 2011 long term incentive awards granted as restricted stock units (“RSUs”) (or options, in the case of Mr. Thiers) were determined based upon the achievement of performance goals related to TSR for the prior two years (in this case, 2009-2010) and individual goals.

–

The Company achieved TSR at the 31st percentile of the peer group for the 2009-2010 performance period, resulting in each named executive officer receiving a grant in 2011 of RSUs (or stock options, in the case of Mr. Thiers) at 62% of each named executive officer’s target. Each of the named executive officers achieved between 85% and 95% of target opportunity of his individual performance goals.

–

For awards granted in February 2012, the transition of the Company’s long term incentive program for our named executive officers from a one-year to a three-year performance period, as initiated in 2009, is now complete (see “—Long Term Incentive Plan”). The Compensation Committee will determine the number of long-term incentive awards to grant based on a three-year performance period, with all awards vesting over the subsequent three-year period.

•

Approximately 29% of our CEO’s total direct compensation was fixed (in the form of salary) and approximately 71% was at risk assuming achievement of target performance objectives. Approximately 68% of the principal compensation components for our named executive officers in the aggregate was variable and tied to performance of our stock price and variable financial metrics for 2011.

Compensation Philosophy and Objectives

Our goal is to have a compensation program that enables us to attract, motivate, develop and retain highly-qualified executives who will assist us in meeting our long-range objectives, thereby serving the interests of our stockholders. To meet these objectives, our executive leadership must be of the caliber and have the level of experience necessary to manage successfully our complex global business. We believe that, in order to do this effectively, our program must meet the following criteria:

•	create a strong link between the executive’s compensation and our annual and longer-term financial performance;

•	use performance-based incentive compensation to place elements of our executives’ compensation at risk;

•	closely align our executives’ interests with those of our stockholders by making stock-based incentives an element of our executives’ compensation; and

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

Our determinations and assessments of executive compensation are primarily driven by two considerations: market data based on the compensation levels, programs and practices of certain other companies for comparable executive positions; and Company and individual performance in specified areas, such as financial metrics and operational efficiency. We believe that market competitiveness and performance factors, considered in conjunction, provide a reasonable basis to assess executive performance and build value for our stockholders. As described below, we consider each of these areas in making our executive compensation decisions from setting base salaries to providing annual and longer-term rewards.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. The peer group consists of companies of comparable size on both a revenue and market capitalization basis that are engaged, to varying degrees, in businesses similar to ours. We believe that we compete, to varying degrees, for business and talent with the companies in this peer group. For purposes of setting compensation levels for 2011, the peer group was comprised of the following companies:

Armstrong World Industries, Inc. Ball Corporation Fortune Brands, Inc. Lennox Corporation Masco Corporation MeadWestvaco Corporation Newell Rubbermaid Inc.	Owens Corning PPG Industries, Inc. The Sherwin-Williams Company Stanley Black & Decker, Inc. Steelcase Inc. Temple-Inland Inc. USG Corporation Whirlpool Corporation

The Compensation Committee obtained information on the compensation levels, programs and practices of the companies within the peer group from market surveys periodically conducted by Mercer, Inc. (“Mercer”), a compensation consultant engaged by the Compensation Committee. The Compensation Committee considers the 50th percentile of the Company’s peer group as a guide for setting total direct compensation (base salary plus annual cash incentive plus long-term incentive) for our executives.

Company and Individual Performance Metrics

We rely significantly on performance-based measurements to determine the compensation earned by our executives. To customize our compensation program and recognize individual performance and contribution to the Company, we focus on goals relating to EPS, EAC, EBITDA, TSR and individual performance.

We select these financial and individual metrics for our incentive programs because we believe that they create appropriate incentives, aligned with those of our stockholders, to improve the operational efficiency and, as a result, the financial performance, of the Company. We also believe they are good indicators of our overall performance, including whether the Company and its business units are achieving our annual or longer-term business objectives, and lead to the creation of long-term value for our stockholders. When target performance levels for each financial and individual performance goal are set, we believe such goals are likely to be achieved with good performance by our executives, taking into account the variability of economic, marketplace and industry conditions.

Components of Our Compensation Program

Our executive compensation program for our named executive officers consists primarily of the following integrated components: base salary, annual cash incentive awards and long-term incentive opportunities, which together comprise an executive’s total direct compensation in a given year or performance period.

Base salary provides our executive officers with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions in the competitive marketplace. Base salary is the one fixed component of our executives’ total direct compensation, in contrast to annual cash incentive awards and long-term incentive compensation, which are at risk based on performance. The Compensation Committee reviews the base salaries of our executive officers annually and whenever an executive is promoted. In addition, we also consider the executive’s experience for the position, differences in position and responsibilities relative to the peer group and his personal contribution to the financial and operational performance of the Company and our businesses.

Annual incentive awards are awarded under our Senior Executive Bonus Plan (“Annual Cash Incentive Plan”) and provide a direct link between executive compensation and our annual performance. Unlike base salary, which is fixed, our executives’ annual cash incentive award is at risk based on how well the Company and our executives perform against annual performance goals.

In 2009, the Compensation Committee re-designed the Company’s long term equity incentive program (“Long Term Incentive Plan”) to grant awards based on financial goals for a three-year performance period as compared to the previous plan that applied to a one-year performance period. To transition from the previous one-year performance period to the three-year performance period, the Compensation Committee established transitional periods. To determine the number of awards granted in February 2011, a two-year performance period (2009-2010) applied, and such awards vest between two and three years following the grant date. The transition to the three-year performance period is now complete. To determine the number of awards granted in February 2012, the full three-year performance period (2009-2011) applied, and all awards under the current plan now vest three years following the grant date.

By placing a significant portion of an executive’s annual pay at risk, the Compensation Committee believes that compensation is more directly related to performance and more closely links the financial interests of the executives and those of the stockholders. Given our business objectives, the Compensation Committee intends that this policy be appropriate and fair for both the executives and the stockholders.

Our compensation program is complemented with limited perquisites and other executive benefits, including 401(k) matching contributions and severance benefits that the Compensation Committee believes are appropriate, individually and in the aggregate, to ensure our executive compensation program remains competitive.

Allocation of Total Direct Compensation

Just as our stockholders put their money at risk when they invest in our Company, we believe that a significant portion of our executives’ compensation should be at risk. For example, in 2011, assuming achievement of target performance objectives, approximately 71% of Mr. Lorberbaum’s total direct compensation was at risk, and approximately 29% (in the form of salary) was fixed. Of the portion of his total direct compensation that was at risk, approximately 26% was represented by his annual cash bonus award and approximately 44% by his long-term incentive opportunity. Our other named executive officers had similar allocations of fixed and at-risk compensation for 2011: 68% of the principal compensation components for our named executive officers in the aggregate was at risk and tied to performance of our stock price and variable financial metrics for 2011.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2011 Annual Meeting of Stockholders, stockholders voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2011 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. As we evaluated our compensation for 2012, we conferred with some of our largest stockholders and requested input on our compensation practices. In considering the results of the 2011 advisory vote and feedback from these stockholders, the Compensation Committee concluded that our stockholders generally support the compensation paid to our executive officers and the Company’s overall compensation program and therefore determined to maintain the current program. The Compensation Discussion and Analysis in this proxy statement, however, reflects a number of revisions relative to the 2011 Proxy Statement to improve the clarity and understanding of our executive compensation program.

Also at the 2011 Annual Meeting of Stockholders, our stockholders expressed a preference that advisory votes on executive compensation be held on an annual basis. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Determination of Executive Officer Compensation

2011 Review of Compensation

As a guide in setting compensation for 2011, the Compensation Committee used the results of the Mercer survey of our 2010 peer group executive compensation as a factor in determining 2011 compensation for our named executive officers. This assessment showed that, for 2010, our named executive officers received, on average:

•	total direct compensation, which includes base salary, annual cash incentive awards and long-term incentive compensation, at approximately the 41st percentile of the peer group;

–	base salary and total cash compensation, which includes base salary and annual cash incentive awards, each at approximately the 59th percentile of the peer group; and

–	long-term equity incentive compensation at the 29th percentile of the peer group.

For 2010, our chief executive officer received:

•	total direct compensation at the 24th percentile of the peer group;

–	base salary at the 47th percentile of the peer group;

–	total cash compensation at the 42nd percentile of the peer group; and

–	long-term incentive compensation at the 15th percentile of the peer group.

In making its determinations of 2011 executive compensation, the Compensation Committee at its February 2011 meeting considered (i) the results of the Mercer assessment discussed above and a tally sheet detailing the various elements of compensation for our named executive officers, including base salary and annual and long-term incentives, (ii) results of performance of our named executive officers against applicable financial and personal performance goals, and (iii) other factors described in “Compensation Philosophy and Objectives” above. Then, together with Mr. Lorberbaum’s recommendations for compensation for the named executive officers other than himself, the Compensation Committee made determinations concerning 2011 adjustments to base salaries and awards under the annual and long-term incentive compensation plans based on performance of each named executive officer against applicable goals.

Base Salary

Based on the Compensation Committee’s review of marketplace comparables, the economic conditions and other factors described above, base salaries for 2011 were adjusted in consideration of individual performance and consistent with Company-wide salary increases. Increases in 2011 base salaries over 2010 for our named executive officers ranged from 1.5%, in the case of Mr. Lorberbaum, to 2.9%.

Annual Cash Incentive Awards

As discussed above, the named executive officers are eligible to earn annual cash incentive awards under the Annual Cash Incentive Plan. Pursuant to the Annual Cash Incentive Plan, each member of our management team, including each of our named executive officers, is eligible to participate in a bonus pool. The governing parameters of the Annual Cash Incentive Plan are as follows: (i) no annual cash incentive awards are payable under the Annual Cash Incentive Plan unless we achieve positive consolidated adjusted operating income for 2011; (ii) each named executive officer has a maximum bonus award based on a percentage of the bonus pool (which we refer to as the “Maximum Pool Award”); and (iii) actual incentive awards earned by the named executive officers are based on achievement of applicable performance goals established by the Compensation Committee.

In 2011, we achieved the threshold financial goal of positive consolidated adjusted operating income, which resulted in the funding of an Annual Cash Incentive Plan bonus pool equal to 1.25% of our 2011 consolidated adjusted operating income. Total adjustments to operating income were $29.2 million, which includes the effect of business restructurings (approximately $23.2 million) and an operating lease accounting charge ($6.0 million). The bonus pool for 2011 was approximately $4.3 million. For 2011, the Maximum Pool Award for each of Messrs. Lorberbaum and Wellborn was 24% and 20% of the bonus pool, respectively, and for each of our other named executive officers, the Maximum Pool Award was 14% of the bonus pool. For 2011, the Compensation Committee exercised its discretion to award less than the Maximum Pool Award for each named executive officer.

As noted above, actual cash incentive awards earned by the named executive officers are based on performance against applicable performance goals established by the Compensation Committee and target incentive opportunities. In February 2011, the Compensation Committee established annual cash incentive award opportunity ranges for each of our named executive officers, reflected as a percentage of each named executive officer’s 2011 base salary, that would be paid based on performance against applicable goals related to adjusted EPS and EAC and EBITDA (“Incentive Plan Financial Goals”).

Annual Incentive Award Opportunity (Percentage of Base Salary)*

	Threshold	Level 1	Target	Maximum
Jeffrey S. Lorberbaum	0%	36%	90%	150%
W. Christopher Wellborn	0%	36%	90%	135%
Frank H. Boykin	0%	30%	75%	115%
Bernard P. Thiers	0%	30%	75%	115%
Harold G. Turk	0%	30%	75%	115%

*	Subject to Maximum Pool Award

For 2011, the Compensation Committee established the following Incentive Plan Financial Goals to determine actual bonus amounts under the Annual Cash Incentive Plan. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation). For the Company’s CEO, President and CFO (Messrs. Lorberbaum, Wellborn and Boykin), the Incentive Plan Financial Goals and actual performance were as follows:

	Company EPS	Company EAC (in thousands)
Threshold	$2.10	$14,249
Level 1	$2.40	$35,050
Target	$3.04	$79,265
Maximum	$3.60	$117,696
2011 Performance	$2.92	$45,706

These Company goals were weighted at 85% for EPS and 15% for EAC. For the Presidents of the Dal-Tile and Unilin business units (Messrs. Turk and Thiers), the Incentive Plan Financial Goals consisted of the above Company EPS and Company EAC Goals (collectively weighted at 25%) and applicable EPS and EBITDA related business unit goals (weighted at 75%). As a result of the Company’s achievement of the Incentive Plan Financial Goals discussion above, our named executive officers earned the following annual cash incentive awards (see also Summary Compensation table in this proxy statement):

	Aggregate Performance Against Target	2011 Award
Jeffrey S. Lorberbaum	86%	$778,000
W. Christopher Wellborn	86%	$670,000
Frank H. Boykin	86%	$348,000
Bernard P. Thiers	81%	$384,118
Harold G. Turk	101%	$379,000

Long-Term Incentive Plan

Similar to the Annual Cash Incentive Plan, no stock awards would have been granted in 2011 unless the Company achieved positive adjusted consolidated operating income for 2010. Having achieved this threshold, the Compensation Committee determined the number of RSUs (and, in the case of Mr. Thiers, stock options) to grant to the named executive officers based on (i) the Company’s stock performance over a two-year (2009-2010) period as compared to peer companies (“Business Component”) and (ii) individual performance in 2010 (“Personal Component”), each as described below. The awards granted under the Long Term Incentive Plan vest between two and three years following the grant date. The Grants of Plan-Based Awards table included in this proxy statement shows the actual number of Long Term Incentive Plan awards that each of our named executive officers received in 2011.

Business Component.    The financial goals for determining the number of stock awards granted in 2011 for the Business Component were based on TSR over a two-year period (2009-2010) as compared to a group of peer companies. The peer companies included:

Armstrong World Industries HNI Corporation Interface, Inc. Lennox International, Inc. Martin Marietta Materials, Inc. Masco Corporation Newell Rubbermaid Inc.	Owens Corning The Sherwin-Williams Company Steelcase, Inc. Universal Forest Products, Inc. USG Corporation Whirlpool Corporation

We selected these comparably-sized peer companies on both a revenue and market capitalization basis, as well as companies involved in businesses, products or channels of distribution similar to ours. The Compensation Committee then assigned each participant a target number of stock awards (based on a percentage of base salary), which would be awarded should the Company achieve TSR at the 50th percentile of the peer group. Amounts ranging from 50% to 200% of the target number would be earned based on achievement between the 25th and 75th percentile of the peer group. Calculations between the various performance levels are linear (which means they were determined using straight line interpolation). The number of stock awards ultimately granted was determined by dividing the named executive officer’s award value by the closing value of the stock price on February 16, 2011. The Company achieved the TSR at the 31st percentile of the peer group for 2011 awards, which resulted in Business Component RSUs awarded as set forth in the table below.

	Percentage of Base Salary Earned in RSUs
	TSR Below 25th Percentile of Peer Group	TSR at 25th Percentile of Peer Group	TSR at 50th Percentile of Peer Group	TSR at 75th Percentile of Peer Group	RSUs granted in 2011 at the 31st Percentile
Jeffrey S. Lorberbaum	0%	60%	120%	240%	12,492
W. Christopher Wellborn	0%	60%	120%	240%	10,724
Frank H. Boykin	0%	45%	90%	180%	4,966
Bernard P. Thiers*	0%	45%	90%	180%	22,525
Harold G. Turk	0%	45%	90%	180%	4,627

*	Mr. Thiers receives stock options instead of RSUs.

Personal Component.    In addition, each named executive officer is eligible to receive stock awards up to an amount equal to 30% of base salary that would be awarded should certain individual goals be achieved during 2010, a summary of which are included in the following table.

Individual Goals
Jeffrey S. Lorberbaum	Execute certain business development objectives, sales and product strategies, supply chain strategies, succession planning objectives and distribution, innovation and cost reduction strategies
W. Christopher Wellborn	Execute certain strategic initiatives, international business development objectives, product and supply strategies and new product development, innovation and cost reduction programs
Frank H. Boykin	Execute certain cost savings and financial initiatives, achieve organizational development goals and drive productivity improvements
Bernard P. Thiers	Expand distribution, continued development of management team, execute cost saving initiatives, execute new product and innovation initiatives and develop new business opportunities
Harold Turk	Execute certain strategic initiatives, implement new production and distribution strategies, improve operational efficiency

Following a review of performance against individual goals, our named executive officers earned incentive awards based on the Compensation Committee’s determination of their performance between 85% and 95% of the maximum achievable awards for the Personal Component, as follows:

Personal Component RSUs granted in 2011
Jeffrey S. Lorberbaum	4,271
W. Christopher Wellborn	4,106
Frank H. Boykin	2,271
Bernard P. Thiers*	11,510
Harold G. Turk	2,119

*	Mr. Thiers receives stock options instead of RSUs.

Perquisites and Other Executive Benefits

Perquisites and other executive benefits are a part of our executives’ overall compensation and include access to health care and other benefits. We offer additional executive perquisites at the senior leadership level, including defined contribution matching benefits, health benefits and life insurance coverage benefits as referenced in the Summary Compensation Table.

Retirement Benefits and Deferred Compensation

Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component that promotes retention. We maintain the Mohawk Carpet Corporation Retirement Savings Plan II, a 401(k) retirement plan in which our named executive officers are eligible to participate, along with a substantial number of our employees.

We maintain the Mohawk Industries, Inc. Senior Management Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 25% of their pre-tax earnings and up to 100% of their year-end bonus payments and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded, and the participants have previously earned and voluntarily elected to defer these amounts in order to accumulate tax-deferred returns. We do not match contributions to the plan. Plan participants can allocate their account balances among the same investment options available under our qualified contribution retirement plan (other than investments in Company stock), which also accumulate on a tax-deferred basis.

Severance Pay Arrangements

Our named executive officers participate in our general employee severance plan which provides a specified number of weeks of severance pay based on continuous service time to the Company and the reason for termination of employment. Our named executive officers, other than Mr. Wellborn and Mr. Thiers, are employees at-will and do not have long-term contracts with us. See “Certain Relationships and Related Party Transactions,” for a description of our agreements with Mr. Wellborn and Mr. Thiers, including severance benefits provided thereunder and “Potential Payments Upon Termination or Change in Control” for a quantification of the severance benefits.

Stock Ownership Guidelines

Stock ownership guidelines are reviewed annually as part of the compensation planning process. The stock ownership goals for our executive officers are based on a multiple of the executive’s annual base salary. The ownership multiple for our CEO and COO is three times annual base salary, for our CFO and business segment leaders is two times annual base salary and for our other key position holders is one times annual base salary. Stock ownership guidelines provide that each executive is expected to meet this goal within five years of his participation in the Long Term Incentive Plan. In addition, our directors are expected to own three times their annual retainer within five years of their election. For purposes of our stock ownership guidelines, ownership includes shares of Common Stock, RSUs and in-the-money options subject to time vesting.

As of February 2012, all of our executive officers have met their requirements. Two of our directors have not yet met their ownership goals due to their limited tenure, but are projected to reach the required level within the permitted five-year period assuming conservative growth in stock value.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

Program Review and Certain Changes for 2012

Our compensation programs, practices and policies are reviewed and reevaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. For the 2012 service year, we have modified our directors’ compensation plan as discussed in “2011 Director Compensation.”

In addition, we have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk-taking above the level of risk associated with the Company’s business model.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Decisions and recommendations regarding the compensation of our executives are made by a three-member Compensation Committee composed entirely of independent directors, as determined by the Board of Directors. The following is a report of the Compensation Committee concerning our executive compensation policies for 2011.

Compensation Committee Report

The Compensation Committee of the Board of Directors oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement and based on such review and discussions recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Compensation Committee

John F. Fiedler-Chairman

Karen A. Smith Bogart

Joseph A. Onorato

2011 Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended December 31, 2011, 2010 and 2009 for (i) the Principal Executive Officer and the Principal Financial Officer of the Company, and (ii) each of the three other most highly compensated executive officers of the Company (determined as of December 31, 2011) (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey S. Lorberbaum,	2011	1,005,000	—		961,190	—	778,000	9,473	2,753,663
Chief Executive Officer	2010	990,000	66,000	(1)	312,016	—	816,000	7,681	2,191,697
	2009	990,000	—		231,698	—	270,000	8,189	1,499,887

Frank H. Boykin,	2011	540,000	—		414,970	—	348,000	9,063	1,312,033
Chief Financial Officer	2010	525,000	—		166,421	—	390,000	8,213	1,089,634
	2009	525,000	—		118,218	—	120,000	8,231	771,449

W. Christopher Wellborn,	2011	865,000	—		850,352	—	670,000	16,689	2,402,041
President	2010	850,000	—		3,736,816	—	757,000	14,794	5,358,610
	2009	850,000	—		3,934,943	—	280,000	15,897	5,080,840

Bernard P. Thiers,	2011	681,017	—		—	864,132	384,118	—	1,929,267
President — Unilin(5)	2010	704,346	25,048	(1)	—	229,455	489,600	—	1,448,449
	2009	729,866	—		—	145,217	373,877	—	1,248,960

Harold G. Turk,	2011	500,000	—		386,816	—	379,000	16,901	1,282,717
President — Dal-Tile	2010	490,000	—		145,595	—	375,000	13,570	1,024,165
	2009	465,000	—		107,097	—	105,000	13,692	690,789

(1)	Achievement of applicable Annual Cash Incentive Plan financial goals resulted in Annual Cash Incentive Plan award calculations in excess of assigned individual award limits by $66,000 and $25,048, respectively, for Messrs. Lorberbaum and Thiers.

(2)	The amounts reported in the Stock and Option Awards columns reflect the grant date fair value calculated in accordance with the provisions of ASC 718. The grant date fair value of the restricted stock units is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant. The assumptions used in determining the grant date fair values of the option awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	Represents annual cash incentive awards under the Annual Cash Incentive Plan.

(4)	Amounts include 401(k) matching contributions, health benefits, and life insurance coverage benefits.

(5)	Mr. Thiers salary is paid in Euros and fixed pursuant to his service agreement. Amounts reported in U.S. Dollars fluctuate based on changes in foreign exchange rates. This amount represents the approximate dollar value of his base salary and annual cash incentive award, converted to U.S. Dollars using the Euro to Dollar exchange rate of 1.31 for 2011, 1.38 for 2010 and 1.43 for 2009.

2011 Grants of Plan-Based Awards

		Estimated Possible Payouts under Non-Equity Incentive Plans(1)			All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffrey S. Lorberbaum	2/22/2011				16,763			961,190
		0	904,500	1,034,356
Frank H. Boykin	2/22/2011				7,237			414,970
		0	405,000	603,375
W. Christopher Wellborn	2/22/2011				14,830			850,352
		0	778,500	861,964
Bernard P. Thiers	2/22/2011				34,035		57.34	864,132
		0	474,200	603,375
Harold G. Turk	2/22/2011				6,746			386,816
		0	375,000	603,375

(1)	Represents threshold, target and maximum bonus opportunities under the Annual Cash Incentive Plan. The actual amount of incentive bonus earned by each Named Executive Officer in 2011 is reported under the Non-Equity Incentive Plan Compensation column and accompanying footnote in the Summary Compensation Table. Additional information regarding the design of the Annual Cash Incentive Plan is included in the Compensation Discussion and Analysis.

(2)	Represents the grant date fair value of $57.34 per unit of RSUs and $25.39 per share of stock option awards granted in 2011. The grant date fair value is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant. The grant date fair value of options was calculated in accordance with the provisions of ASC 718. The assumptions used in determining the grant date fair values of the option awards are set forth in Note 10 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards for each of the Named Executive Officers on December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Award Vest Date
Jeffrey S. Lorberbaum	1,400	—		63.14	2/26/2012
	2,100	—		48.50	2/24/2013
	8,000	—		73.45	2/5/2014
	10,000	—		88.33	2/23/2015
						1,680	100,548	2/21/2012	(6)
						1,476	88,339	2/20/2013	(7)
						2,722	162,912	2/20/2012	(8)
						4,444	265,973	2/22/2013	(10)
						4,271	255,619	2/22/2014	(12)
						12,492	747,646	2/22/2013	(13)
Frank H. Boykin	700	—		48.50	2/24/2013
	2,400	—		73.45	2/5/2014
	35,000	—		88.33	2/23/2015
						1,120	67,032	2/21/2012	(6)
						984	58,892	2/20/2013	(7)
						1,389	83,132	2/20/2012	(8)
						2,370	141,845	2/22/2013	(10)
						2,271	135,919	2/22/2014	(12)
						4,966	297,215	2/22/2013	(13)
W. Christopher Wellborn	25,000	—		63.90	3/20/2012
	3,500	—		48.50	2/24/2013
	13,500	—		73.45	2/5/2014
	10,000	—		88.33	2/23/2015
	50,000	—		81.90	11/15/2015
	60,000	40,000	(2)	74.47	2/20/2018
						1,670	99,950	2/21/2012	(6)
						1,476	88,339	2/20/2013	(7)
						2,222	132,987	2/20/2012	(8)
						90,000	5,386,500	10/31/2019	(9)
						4,444	265,973	2/22/2013	(10)
						60,000	3,591,000	12/31/2019	(11)
						4,106	245,744	2/22/2014	(12)
						10,724	641,831	2/22/2013	(13)
Bernard P. Thiers	5,600	1,400	(1)	93.65	2/21/2017
	4,200	2,800	(2)	74.47	2/20/2018
	10,630	5,315	(3)	28.37	2/20/2019
	4,023	8,044	(4)	46.80	2/22/2020
	—	34,035	(5)	57.34	2/22/2021
Harold G. Turk	700	—		48.50	2/24/2013
	3,800	—		73.45	2/5/2014
	5,000	—		88.33	2/23/2015
	25,000	—		88.00	12/15/2015
	5,000	—		83.50	2/22/2016
						1,078	64,518	2/21/2012	(6)
						1,200	71,820	2/20/2013	(7)
						1,258	75,291	2/20/2012	(8)
						2,074	124,129	2/22/2013	(10)
						2,119	126,822	2/22/2014	(12)
						4,627	276,926	2/22/2013	(13)

(1)	The stock options were granted on February 21, 2007 and vest ratably over five years on each of the first five anniversaries of the grant date.

(2)	The stock options were granted on February 20, 2008 and vest ratably over five years on each of the first five anniversaries of the grant date.

(3)	The stock options were granted on February 20, 2009 and vest ratably over three years on each of the first three anniversaries of the grant date.

(4)	The stock options were granted on February 22, 2010 and vest ratably over three years on each of the first three anniversaries of the grant date.

(5)	The stock options were granted on February 22, 2011, 11,510 of which vest ratably over three years on each of the first three anniversaries of the grant date and 22,525 of which vest ratably over two years on each of the first two anniversaries of the grant date.

(6)	Restricted stock units granted on February 21, 2007, in connection with each executive’s annual incentive award for 2006 and vest ratably over five years on each of the first five anniversaries of the grant date.

(7)	Restricted stock units granted on February 20, 2008, in connection with each executive’s annual incentive award for 2007 and vest ratably over five years on each of the first five anniversaries of the grant date.

(8)	Restricted stock units granted on February 20, 2009, in connection with each executive’s annual incentive award for 2008 and vest ratably over three years on each of the first three anniversaries of the grant date.

(9)	Restricted stock units granted on November 4, 2009, in connection with Mr. Wellborn’s promotion to President and Chief Operating Officer. The RSUs vest ratably over six years beginning in 2014.

(10)	Restricted stock units granted on February 22, 2010, in connection with each executive’s long term incentive plan award for 2009 and vest ratably over three years on each of the first three anniversaries of the grant date.

(11)	Restricted stock units granted on November 5, 2010, pursuant to Mr. Wellborn’s employment agreement entered into in connection with his promotion to President and Chief Operating Officer. The RSUs vest on December 31, 2019.

(12)	Restricted stock units granted on February 22, 2011, in connection with each executive’s long term incentive plan award for 2010 and vest ratably over three years on each of the first three anniversaries of the grant date.

(13)	Restricted stock units granted on February 22, 2011, in connection with each executive’s long term incentive plan award for 2010 and vest ratably over two years on each of the first two anniversaries of the grant date.

2011 Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and RSUs that vested during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Jeffrey S. Lorberbaum	—	—	7,363	432,269
Frank H. Boykin	—	—	4,187	245,965
W. Christopher Wellborn	—	—	17,260	1,019,161
Bernard P. Thiers	—	—	—	—
Harold G. Turk	—	—	3,973	233,566

(1)	Value realized on vesting of restricted stock.

2011 Nonqualified Deferred Compensation

Name	Executive Contributions in the Last FY ($)(1)	Registrant Contributions in the Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE
Jeffrey S. Lorberbaum	—	—	—	—	—
Frank H. Boykin	37,800	—	(11,730)	—	1,282,940
W. Christopher Wellborn	—	—	9,068	—	786,117
Bernard P. Thiers	—	—	—	—	—
Harold G. Turk	—	—	38	—	436,152

(1)	Reflects elective deferrals under the Senior Management Deferred Compensation Plan. These amounts are included in the amount reported as “Salary” in the Summary Compensation Table for fiscal year 2011.

(2)	Aggregate earnings are not includable in the Summary Compensation Table because such earnings are not above-market or preferential interest rates.

The Senior Management Deferred Compensation Plan is a nonqualified deferred compensation plan where the Named Executive Officers may elect to defer up to 25% of their annual base salary and up to 100% of their incentive cash bonus. Deferral elections are due prior to January 1 of each year, and are irrevocable. Mohawk directs a trustee to invest the assets which are held in an irrevocable Rabbi Trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the plan, Mohawk may direct the trustee in writing to invest the assets held in the trust to correspond to the hypothetical investments made for participants in accordance with their direction. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds in which the assets are invested. The executive must make an election regarding payment terms at least twelve (12) months prior to payment, which may be either a lump sum, or annual installments of from two (2) to ten (10) years. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit. All accounts would be immediately distributed upon a change in control of the Company.

Potential Payments Upon Termination of Employment or Change in Control

Each of our named executive officers, other than Messrs. Wellborn and Thiers, are entitled to participate in the Company’s severance plan that is available to all employees. In addition, as described under “Certain Relationships and Related Party Transactions” the Company is party to an employment agreement with Mr. Wellborn and a service agreement with Mr. Thiers, each of which specify the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons.

The following table below shows the estimated value of benefits to each of the named executive officers if their service had been terminated under various circumstances as of December 31, 2011. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried employees), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried employees), payments under the Company’s severance plan (which plan is generally available to all of our salaried employees), and the value of equity awards that were vested by their terms as of December 31, 2011. The table also excludes the named executive officers vested account balances under the Senior Management Deferred Compensation Plan (the estimated value of which is reflected above under “2011 Nonqualified Deferred Compensation”).

	Involuntary Termination ($)		Termination For Cause; Voluntary Resignation ($)	Death($)		Disability($)		Retirement($)		Change in Control($)
Jeffrey S. Lorberbaum
Value of Equity Acceleration(4)	—		—	1,621,038	(4)	1,621,038	(4)	—		1,621,038	(4)

W. Christopher Wellborn
Cash Severance	3,287,000	(1)	—	—		—		—		—
Value of Benefits	46,600	(2)	—	—		—		—		—
Value of Equity Acceleration(4)	3,345,138	(3)	—	4,168,075	(4)	4,168,075	(4)	—		10,452,325	(4)
Executive Insurance	—		—	850,000		2,345,002		—		—

Frank H. Boykin
Value of Equity Acceleration(4)	—		—	784,025	(4)	784,025	(4)	—		784,025	(4)

Bernard P. Thiers
Cash Severance	1,169,727	(1)	—	—		—		—		—
Value of Benefits	—		—	—		—		—		—
Value of Equity Acceleration(4)			—	357,718	(4)	357,718	(4)	—		357,718	(4)
Executive Insurance	—		—	—		—		—		—

Harold G. Turk
Value of Equity Acceleration(4)	—		—	739,506	(4)	739,506	(4)	739,506	(4)	739,506	(4)
Executive Insurance	—		—	1,000,000		805,002		—		—

Total	7,848,465		—	9,520,362		10,820,366		739,506		13,954,612

(1)	Reflects for Mr. Wellborn (i) two times his 2011 base salary, which would be payable over two years following termination, and (ii) 90% of his 2011 base salary for 2011 (to be paid once during each of the two fiscal years following the year in which the termination occurs) in lieu of an annual bonus. Reflects for Mr. Thiers, 1.85 times his 2011 base salary, payable in a lump sum. For purposes of the table, we have assumed that the Company elects to terminate Mr. Thiers’ employment immediately.

(2)	Reflects the value, based on 2011 rates, of continued participation in the Company’s employee benefit plans for two years following termination. For purposes of this table, we have assumed that the Company elects to terminate Mr. Thiers’ employment immediately in exchange for the lump sum disclosed above, and that Mr. Thiers would not be entitled to any continuation of benefits during the 22-month notice period that would otherwise be required.

(3)	Reflects for Mr. Wellborn (i) the value of his unvested stock options, and (ii) the value of his outstanding RSUs, other than 150,000 RSUs granted pursuant to his employment agreement, in each case based on the closing market price of the Common Stock on December 30, 2011 ($59.85). Of the 150,000 RSUs granted pursuant to Mr. Wellborn’s employment agreement, 31,250 of such shares would vest in the event of an involuntary termination as of December 31, 2011. For purposes of this table, we have assumed that the Company elects to terminate Mr. Thiers’ employment immediately in exchange for the lump sum disclosed above, and that Mr. Thiers would not be entitled to any continuation of benefits during the 22-month notice period that would otherwise be required.

(4)	Reflects the value of unvested options and RSUs that vest upon the designated event, in each case based on the closing market price of the Common Stock on December 30, 2011 ($59.85). Pursuant to the 2007 Plan, unvested stock options and RSUs vest upon the executive’s termination of employment due to death or disability or in the event of a Change of Control. Of the 150,000 RSUs granted pursuant to Mr. Wellborn’s employment agreements, 45,000 would vest in the event of death or disability as of December 31, 2011. In addition, pursuant to the 2007 Plan, upon the executive’s retirement, his unvested options and RSUs will continue to vest as if he had not terminated service. Under the terms of the 2007 Plan, Retirement is generally defined as the termination of employment with the Company after attaining the age of 60 with 10 years of service. If the executive competes with the Company after retirement by working for another floor covering manufacturer, his awards will cease to vest, any of his vested options will continue to be exercisable for 30 days, and any of his vested RSUs will be settled pursuant to their terms. The value included in the table for retirement assumes that the executive complied with the terms of the noncompete and all of his unvested equity awards became fully vested following his termination of employment. Unvested stock options with an exercise price greater than $59.85 are valued at $0 in the table.

(5)	Messrs. Lorberbaum, Wellborn, Boykin and Thiers were not retirement eligible on December 31, 2011.

Certain Relationships and Related Transactions

The Company’s written Related Person Transaction Policy (the “Policy”) can be obtained from the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” The Policy includes guidelines for identifying, reviewing, approving and ratifying Related Person Transactions, as defined in the Policy. Related Person Transactions include any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which persons designated in the Policy had, have or will have a direct or indirect material interest. Related Person Transactions are submitted to the Audit Committee for consideration, approval or ratification, after consideration of the relevant facts and circumstances of a particular Related Party Transaction, including but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the transaction involves a director or a person related to the director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) whether the potential Related Person Transaction is consistent with the Company’s Ethics Standards.

On November 4, 2009, the Company entered into an employment agreement with Mr. Wellborn (the “Wellborn Agreement”) that reflects his expanded responsibilities as President and Chief Operating Officer of the Company. Pursuant to the terms of the employment agreement, Mr. Wellborn received a base salary of $865,000 in 2011 (which may be increased from time to time by the Board of Directors). Mr. Wellborn is also eligible to earn an annual bonus of up to 135% of his base salary. Additionally, on November 4, 2009, the Company granted to Mr. Wellborn 90,000 RSU’s. Subject to certain vesting conditions, 15,000 of such RSU’s are scheduled to vest and convert to shares of Common Stock on October 31 of each year from 2014 through 2019. On November 5, 2010, Mr. Wellborn received a grant of an additional 60,000 RSU’s pursuant to his employment agreement, which subject to certain vesting conditions are scheduled to vest and convert to shares on December 31, 2019. In the event Mr. Wellborn exercises any of the options granted to him prior to calendar year 2008, he will be ineligible to receive an annual bonus in the year of such exercise as well as in the next fiscal year.

In the event that Mr. Wellborn is terminated without “cause” or resigns for “good reason,” Mr. Wellborn will be entitled to (i) accrued base salary through the date of termination, (ii) the continuation of his base salary for a two-year period following the termination, (iii) continued participation in employee benefit plans for a two-year period following the termination, and (iv) 90% of the base salary for the year in which the termination occurs (to be paid once during each of the two fiscal years following the year in which the termination occurs) in lieu of an annual bonus. In addition, (i) Mr. Wellborn’s previously granted stock options (other than the options granted to Mr. Wellborn prior to calendar year 2008, which shall be immediately cancelled) will immediately vest and become fully exercisable if Mr. Wellborn is terminated without “cause” or resigns for “good reason,” and (ii) the RSU’s scheduled to vest for the year in which the termination occurs will vest, subject to proration for terminations prior to calendar year end. In the event of a change of control of the Company in which the successor does not assume the obligations under the Wellborn Agreement, Mr. Wellborn will be entitled to the payments and benefits as if he had resigned for “good reason.” In addition, in the event of a change of control, all of Mr. Wellborn’s outstanding stock awards will vest or convert to shares, as applicable. Further, Mr. Wellborn is prohibited from competing with the Company or soliciting employees of the Company for five years following his separation from the Company. The Wellborn Agreement expires on December 31, 2019.

On February 9, 2009, the Company’s Unilin Industries BVBA subsidiary and Comm. V. “Bernard Thiers” entered into a service agreement (the “Thiers Service Agreement”) pursuant to which Mr. Thiers provides his services to Unilin. Pursuant to the agreement, Mr. Thiers received an annual base amount of $632,285 (Euro 482,660), in 2011 and an annual retainer amount of $48,732 (Euro 37,200). Mr. Thiers is also eligible for an annual bonus of up to 115% of the base amount. Unilin will reimburse all reasonable expenses incurred for services rendered to Unilin. The Thiers Service Agreement restricts Mr. Thiers from providing services to competing companies or soliciting employees or customers for two years following termination. The initial term of the agreement expires on December 31, 2013. The agreement may be terminated (i) by the Company for serious cause at any time without liability, (ii) by the Company at any time other than for serious cause with payment to Mr. Thiers of 1.85 times his annual base amount or (iii) by the Company on 22 months’ notice.

On February 24, 2009, Unilin Industries BVBA and BVBA “F. De Cock Management” entered into a service agreement (the “De Cock Service Agreement”) pursuant to which Mr. De Cock renders certain services to the Unilin business segment. Pursuant to the De Cock Service Agreement, Mr. De Cock received an annual base amount of $316,142 (Euro 241,330) in 2011 and an annual retainer amount of $16,129 (Euro 12,132). Mr. De Cock is also eligible for an annual bonus of up to 85% of the base amount and an annual grant of up to 5,000 options to purchase Common Stock. The Company will reimburse all reasonable expenses incurred for services rendered to the Company. The De Cock Service Agreement restricts Mr. De Cock from providing services to competing companies or soliciting employees or customers for two years following the termination of the agreement. The agreement has renewable one year terms, but is subject to termination by either party upon three months’ written notice.

Mr. De Cock’s son is an executive in the Unilin business unit, and was paid approximately $890,968 in salary and bonus (Euro 680,128) and was awarded stock options valued at $609,602 (Euro 465,345) in 2011.

Amounts in Euros have been converted to U.S. Dollars based on a 1.31 exchange rate for 2011.

Compensation Committee Interlocks and Insider Participation

During 2011, Messrs. Fiedler, Bruckmann, Pokelwaldt, and Onorato and Ms. Bogart served as members of the Compensation Committee. None of the Compensation Committee members was, during 2011 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2011, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal 2011 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our Stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our Stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and related narrative executive compensation disclosure in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.

PROPOSAL NO. 4 — MOHAWK INDUSTRIES, INC. 2012 INCENTIVE PLAN

On February 16, 2012, the Board of Directors adopted, subject to Stockholder approval at the Annual Meeting, the 2012 Incentive Plan. The 2012 Incentive Plan will be effective as of the date it is approved by the Board and the Stockholders. If approved by the Stockholders, 3,200,000 shares of Common Stock will be available for issuance upon the grant or exercise of awards under the 2012 Incentive Plan. If the Stockholders approve the 2012 Incentive Plan, all future equity grants to the Company’s employees, officers, directors and consultants will be made from the 2012 Incentive Plan, and the Company will not grant any additional awards under the Existing Plans (defined below). If the Stockholders do not approve the 2012 Incentive Plan, the Company will continue granting awards under the 2007 Long Term Incentive Plan.

The Company currently maintains the following plans (the “Existing Plans”): Mohawk Industries, Inc. 2007 Long-Term Incentive Plan (the “2007 Long Term Incentive Plan”), Mohawk Industries, Inc. 2002 Long-Term Incentive Plan (the “2002 Long Term Incentive Plan”), Mohawk Industries, Inc. 1997 Long-Term Incentive Plan, Mohawk Industries, Inc. 1993 Stock Option Plan, Mohawk Industries, Inc. 1992 Mohawk-Horizon Stock Option Plan and Mohawk Industries, Inc. 1992 Stock Option Plan. As of March 16, 2012, there were approximately 1,855,172 shares of Common Stock subject to outstanding stock options and restricted stock unit awards issued under the Existing Plans.

A summary of the 2012 Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the 2012 Incentive Plan, which is attached to this Proxy Statement as Appendix A.

Summary of the 2012 Incentive Plan

Important Provisions.    The 2012 Incentive Plan contains a number of provisions that the Company believes are consistent with the interests of the Stockholders and sound corporate governance practices, including:

•

No repricing of stock options or SARs.    The 2012 Incentive Plan prohibits the repricing of stock options or stock appreciation rights (“SARs”) without stockholder approval. This prohibition includes reducing the exercise price or base price after the date of grant or replacing, regranting or canceling a stock option or SAR for cash or another award (including following a participant’s voluntary surrender of underwater stock options or SARs).

•	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying stock on the date of grant.

•

No liberal change-in-control definition.    The change-in-control definition contained in the 2012 Incentive Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

•

Minimum Vesting Requirements.    Subject to certain limited exceptions, full-value awards granted under the 2012 Incentive Plan will either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or (ii) one year if the vesting is based on performance criteria other than continued service.

•

Change of Control Treatment.    If awards granted under the 2012 Incentive Plan are assumed by the successor entity in connection with a change of control of the Company, such awards will not automatically vest and pay out upon the change of control.

•	No award may be transferred for value. The 2012 Incentive Plan prohibits the transfer of unexercised, unvested or restricted awards to independent third parties for value.

Purpose.    The purpose of the 2012 Incentive Plan is to promote the Company’s success by linking the personal interests of the Company’s employees, officers, directors and consultants to those of the Stockholders, and by providing participants with an incentive for outstanding performance. The 2012 Incentive Plan is also intended to enhance the Company’s ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Administration.    The 2012 Incentive Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any plan, program or policy for the grant of awards as it may deem necessary or advisable, including but not limited to short-term incentive programs; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2012 Incentive Plan; and make all other decisions and determinations that may be required under the 2012 Incentive Plan. The Board of Directors may at any time administer the 2012 Incentive Plan.

Eligibility.    The 2012 Incentive Plan permits the grant of incentive awards to employees (including contractual employees), officers, directors and consultants of the Company and its affiliates as selected by the Compensation Committee. As of March 16, 2012, the number of eligible participants was approximately 300. The number of eligible participants may increase over time based upon future growth of the Company and its affiliates.

Permissible Awards.    The 2012 Incentive Plan authorizes the granting of awards in any of the following forms:

•

options to purchase Common Stock, which may be designated under the Internal Revenue Code of 1986, as amended (the “Code”) as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to non-employee directors or consultants);

•

SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of Common Stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•

restricted or deferred stock units, which represent the right to receive shares of Common Stock (or an equivalent value in cash or other property, as specified in the award agreement) in the future, based upon the attainment of stated vesting or performance criteria in the case of restricted stock units;

•

performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2012 Incentive Plan may be granted in the form of a performance award);

•

dividend equivalents, which entitle the holder of a full-value award (such as restricted stock, stock units, or performance awards payable in Common Stock) to cash payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying the award;

•	other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants; and

•	any other right or interest relating to stock or cash.

Shares Available for Awards.    Subject to adjustment as provided in the 2012 Incentive Plan, the aggregate number of shares of Common Stock reserved and available for issuance pursuant to awards granted under the 2012 Incentive Plan is 3,200,000.

Share Counting.    The share counting provisions of the 2012 Incentive Plan provide that the following shares will be added back to the 2012 Incentive Plan share reserve and will again be available for issuance pursuant to awards granted under the 2012 Incentive Plan: (i) unissued or forfeited shares originally subject to an award that is canceled, terminates, expires, is forfeited or lapses for any reason; (ii) shares subject to awards settled in cash; (iii) shares withheld or repurchased from an award or delivered by a participant to satisfy minimum tax withholding requirements; (iv) shares delivered to the Company in satisfaction of the exercise price of an option; (v) shares originally subject to an option or SAR that are not issued upon exercise of the option or SAR for any reason, including by reason of net-settlement of the award; and (vi) shares subject to an award other than an option or SAR that are not issued for any reason, including by reason of failure to achieve maximum performance goals. In addition, substitute awards granted in connection with a merger will not count against the share reserve under the 2012 Incentive Plan.

Limitations on Individual Awards.    The maximum aggregate number of shares of Common Stock subject to stock-based awards that may be granted under the 2012 Incentive Plan in any 12-month period to any one participant is as follows: 100,000 options, 100,000 stock appreciation rights or 100,000 performance awards. The maximum aggregate amount awarded or credited with respect to cash-based awards under the 2012 Incentive Plan to any one participant in any 12-month period is $3,000,000.

Minimum Vesting Requirements.    Except in the case of substitute awards (which are awards honored or assumed, or new rights substituted therefor, by the new employer following a change in control of the Company) and replacement awards (which are awards made to employees of companies acquired by the Company to replace incentive awards held by such employees prior to the acquisition), full-value awards (such as restricted stock, stock units, or performance awards payable in Common Stock) granted under the 2012 Incentive Plan will either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) the Committee may permit acceleration of vesting of such full-value awards in the event of the participant’s death, disability or retirement, or the occurrence of a change in control, and (ii) the Committee may grant full-value awards covering 10% or fewer of the total number of shares authorized under the 2012 Incentive Plan without respect to these minimum vesting requirements.

Grants to Non-Employee Directors.    Grants of awards to non-employee directors under the 2012 Incentive Plan will be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. Accordingly, the Compensation Committee may not make discretionary grants to non-employee directors under the 2012 Incentive Plan.

Performance Goals.    All options and SARs granted under the 2012 Incentive Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Section 162(m). The Compensation Committee may designate any other award granted under the 2012 Incentive Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate: revenue (premium revenues, total revenue or other revenue measures), sales, profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures), earnings (EBIT, EBITDA, earnings per share, earnings after capital charge, or other corporate earnings measures), net income (before or after taxes, operating income or other income measures), cash (cash flow, cash generation or other cash measures), stock price or performance, total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price), economic value added return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales), market share, improvements in capital structure, expenses (expense management, expense ratio, expense efficiency ratios or other expense measures), business expansion or consolidation (acquisitions and divestitures), internal rate of return or increase in net present value, productivity measures, cost reduction measures, strategic plan development and implementation, working capital (including, but not limited to, targets relating to inventory and/or accounts receivable), and safety standards.

The Compensation Committee must establish such goals within 90 days after the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations), and the Compensation Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. The Compensation Committee may provide, at the time the performance goals are established, that any evaluation of performance will exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: asset write-downs or impairment charges, litigation or claim judgments or settlements, the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization and restructuring programs, extraordinary nonrecurring items as described in then-current accounting principles, extraordinary nonrecurring items as described in the Company’s filings with the SEC, acquisitions or divestitures and foreign exchange gains and losses.

Limitations on Transfer; Beneficiaries.    A participant generally may not assign or transfer an award other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a domestic relations order that would satisfy the Code. However, the Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Participant’s Death or Disability.    Unless otherwise provided in an award certificate or any special plan document or separate agreement governing an award, upon the termination of a participant’s service due to death or disability, all of that participant’s outstanding options and SARs will become fully vested and will remain exercisable for a period of one year or until the earlier expiration of the original term of the option or SAR and all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination.

Treatment of Awards upon a Change in Control.    Unless otherwise provided in an award certificate or any special plan document or separate agreement with a participant governing an award: (A) with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within twelve months after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason, then (i) all of that participant’s outstanding awards will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (iii) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned as of the date of termination based upon the assumed achievement of all relevant performance goals at the target level, and the awards will payout on a prorata basis, based on the length of time within the performance period that has elapsed prior to the date of termination; and (B) upon the occurrence of a change in control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board then, as of the effective date of such change in control, (i) all of that participant’s outstanding options, SARs, and other awards will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (iii) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned as of the date of the change in control based upon the assumed achievement of all relevant performance goals at the target level, and the awards will payout on a prorata basis, based on the length of time within the performance period that has elapsed prior to the date of termination.

Treatment upon a Participant’s Retirement.    Unless otherwise provided in an award agreement, any special plan document or separate agreement governing an award, upon the participant’s retirement (which means the termination of employment with the Company after attaining age 60 with 10 years of continuous service on the date of such termination), all of that participant’s outstanding options and SARs will continue to vest as if he or she had not terminated service and will remain exercisable through the later of (i) the first anniversary of the date of the participant’s retirement, and (ii) the first anniversary of the final vesting date; provided, however, that in no event shall an Option or SAR be exercisable after the expiration of its term. In addition, all of that participant’s outstanding restricted stock, restricted stock units and deferred stock units will continue to vest as if he or she had not terminated service. If the participant competes with the Company after retirement by being employed by, serving as a consultant for, owning or otherwise providing services for a floor covering company or other competitor of the company, such participant’s awards will cease to vest, any of his or her unvested awards will terminate immediately, any of his or her vested options and SARs will continue to be exercisable for 30 days, and any of his or her vested restricted stock units and deferred stock units will be settled pursuant to their terms.

Discretionary Acceleration.    Regardless of whether a change in control or termination of service by reason of death or disability has occurred, the Compensation Committee may in its sole discretion at any time determine that all or a portion of a participant’s awards will become fully vested, subject to the minimum vesting requirements applicable to full-value awards discussed above. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments.    In the event of a transaction between the Company and its stockholders that causes the per-share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2012 Incentive Plan will be adjusted proportionately, and the Compensation Committee must make such adjustments to the 2012 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares, the authorization limits under the 2012 Incentive Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment.    The Board or the Compensation Committee may, at any time and from time to time, terminate or amend the 2012 Incentive Plan, but if an amendment would constitute a material amendment requiring Stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to Stockholder approval. In addition, the Board or the Compensation Committee may condition any amendment on the approval of the Stockholders for any other reason. No termination or amendment of the 2012 Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award.

The Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the Stockholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing.    As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without Stockholder approval. The exchange of an “underwater” option or SAR (i.e., an option or SAR having an exercise or base price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require Stockholder approval.

Certain Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2012 Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options.    There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the 2012 Incentive Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options.    There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs.    A participant receiving a stock appreciation right under the 2012 Incentive Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the participant and we will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock.    Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Common Stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.

Restricted or Deferred Stock Units.    A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of Common Stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the Common Stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).

Performance Awards Payable in Cash.    A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award payable in cash is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).

Dividend Equivalents.    A participant will recognize ordinary income, and we will be allowed a tax deduction, at the time the dividend equivalents are paid or payable.

Code Section 409A.    The 2012 Incentive Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and stock appreciation rights that comply with the terms of the 2012 Incentive Plan are generally exempt from the application of Code Section 409A. Stock units, other stock-based awards and cash-based awards that are granted in one year and payable in a later year generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding.    The Company or any affiliate has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2012 Incentive Plan.

Benefits to Named Executive Officers and Others

As of March 16, 2012, no awards had been granted under the 2012 Incentive Plan. Other than awards to non-employee directors under the Company’s director compensation program, all awards under the 2012 Incentive Plan will be made at the discretion of the Compensation Committee. Therefore, it is not presently possible to determine the benefits or amounts that will be received by any individuals or groups (other than non-employee directors) pursuant to the 2012 Incentive Plan in the future. Each non-employee director will receive an annual grant of 1,000 RSUs and, at such non-employee director’s election, may receive his or her annual cash retainer in shares of Common Stock or phantom stock or a 50/50 mix of cash and Common Stock or phantom stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, regarding compensation plans under which the Company’s equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders(1)	1,799,059	(3)	$72.08	(4)	1,723,790	(5)
Equity Compensation Plans Not Approved by Stockholders(2)	94,007	(6)	—		—

Total	1,893,066		—		1,723,790

(1)	Includes the 2007 Long Term Incentive Plan, the 2002 Long Term Incentive Plan, Mohawk Industries, Inc. 1997 Long-Term Incentive Plan, Mohawk Industries, Inc. 1993 Stock Option Plan, Mohawk Industries, Inc. 1992 Mohawk-Horizon Stock Option Plan and Mohawk Industries, Inc. 1992 Stock Option Plan.

(2)	Includes the Non-Employee Director Stock Compensation Plan for 2011 and prior years. For a brief description of the material features of the Non-Employee Director Stock Compensation Plan, see Proposal I — Election of Directors — Meetings and Committees of the Board of Directors — Director Compensation.

(3)	This amount consists of 1,304,602 stock options outstanding and 494,457 restricted stock units outstanding.

(4)	Calculation of weighted average exercise price of outstanding awards includes stock options but does not include restricted stock units that convert to shares of Common Stock for no consideration.

(5)	All of such shares are available for issuance pursuant to grants of full-value awards.

(6)	This amount consists of 73,125 stock options outstanding, 16,800 restricted stock units and 4,082 shares of phantom stock outstanding.

Vote Required and Board of Directors Recommendation

Approval of the 2012 Incentive Plan requires that a majority of the total votes cast on the proposal be voted in favor of the proposal, provided that the total of votes cast on the proposal for the 2012 Incentive Plan represents over 50% of the total outstanding shares of Common Stock. If you indicate “ABSTAIN” on your proxy card, it will have the same effect as a vote against approval of the 2012 Incentive Plan. If you hold your shares in street name and you do not provide voting instructions to your bank or broker, it will have no impact on the outcome of Proposal No. 4, as broker non-votes are not entitled to vote on the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 2012 INCENTIVE PLAN.

Principal Stockholders of the Company

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 16, 2012, by (i) each person who is known by the Company to beneficially own more than five percent (5%) of the outstanding shares of the Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers, and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Jeffrey S. Lorberbaum(1)	10,887,844	15.8
Aladdin Partners, L.P.(2)	8,414,619	12.2
Ruane, Cunniff & Goldfarb, Inc.(3)	8,255,936	12.0
Artisan Partners Holding, L.P.(4)	4,380,800	6.4
Bruce C. Bruckmann(5)	281,728	*
David L. Kolb(6)	220,465	*
Bernard P. Thiers(7)	232,296	*
W. Christopher Wellborn(8)	230,035	*
Harold G. Turk(9)	51,591	*
Frank H. Boykin(10)	50,325	*
Frans G. De Cock(11)	36,927	*
Phyllis O. Bonanno(12)	21,054	*
John F. Fiedler(13)	14,354	*
Joseph A. Onorato	5,567	*
Karen A. Smith Bogart	557	*
Richard C. Ill	557	*
All directors and executive officers as a group (16 persons)	12,009,551	17.4

*	Less than one percent.

(1)	The address of Mr. Jeffrey S. Lorberbaum is 2001 Antioch Road, Dalton, Georgia 30721. Includes 8,414,619 shares held by Aladdin Partners, L.P.; please see footnote 2 for a description of Aladdin Partners’ share ownership. Also includes 159,938 shares owned by The Alan S. Lorberbaum Family Foundation, of which Mr. Lorberbaum is a trustee and may be deemed to share voting and investment power. Includes 741,140 shares held by Dalton Partners, L.P., a partnership established for estate planning purposes over which Mr. Lorberbaum shares voting and dispositive power. Includes 386,702 shares held by a family trust over which Mr. Lorberbaum shares voting and dispositive power. Includes 140,000 shares owned by Cuddy Holdings LP (“Cuddy”). Mr. Lorberbaum owns one-third of the voting shares of Helm Management Corporation, which holds 1,646 shares and is the sole general partner of Cuddy, and may be deemed to share voting and dispositive power with respect to all such shares. Includes 919,837 shares held by Suzanne Helen, Mr. Lorberbaum’s sister, and 93,517 shares held by Mark Lorberbaum, Mr. Lorberbaum’s brother. Mr. Lorberbaum disclaims beneficial ownership of all shares described above to the extent he does not have a pecuniary interest. Includes 20,100 shares issuable upon the exercise of currently vested options and 194 shares owned pursuant to the Company’s 401(k) Plan. Mr. Lorberbaum had no beneficial shares pledged as security as of March 16, 2012.

(2)

The address of Aladdin Partners, L.P. is 2001 Antioch Road, Dalton, Georgia 30721. ASL Management Corp. is a general partner of Aladdin Partners, L.P. and shares voting and investment power with respect to these shares. The address of ASL Management Corp. is 2001 Antioch Road, Dalton, Georgia 30721. Mr. Jeffrey Lorberbaum is the owner of 100% of the outstanding voting stock of ASL Management Corp.

and, as a result, may be deemed to share voting and investment power with respect to these shares. Each of ASL Management Corp. and Mr. Jeffrey Lorberbaum disclaim beneficial ownership of the shares held by Aladdin Partners, L.P. to the extent they do not have a pecuniary interest.

(3)	Based upon Schedule 13G/A dated February 14, 2012 filed with the SEC by Ruane, Cunniff & Goldfarb, Inc. The address of Ruane, Cunniff & Goldfarb, Inc. is 767 Fifth Avenue, Suite 4701, New York, New York 10153-4798.

(4)	Based upon Schedule 13G dated February 7, 2012 filed with the SEC by Artisan Partners Holdings, L.P. The address of Artisan Partners Holdings, L.P. is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(5)	Includes 10,125 shares issuable upon the exercise of currently vested options and 257,810 shares held by a family limited partnership.

(6)	Includes 11,250 shares issuable upon the exercise of currently vested options and 671 shares owned pursuant to the Company’s 401(k) plan. Also includes 4,820 shares held by two minor children and 369 shares held by Kolb Holdings, L.P.

(7)	Includes 50,190 shares issuable upon the exercise of currently vested options.

(8)	Includes 182,000 shares issuable upon the exercise of currently vested options.

(9)	Includes 39,500 shares issuable upon the exercise of currently vested options.

(10)	Includes 155 shares owned pursuant to the Company’s 401(k) plan. Also includes 38,100 shares issuable upon the exercise of currently vested options.

(11)	Includes 36,927 shares issuable upon the exercise of currently vested options.

(12)	Includes 18,000 shares issuable upon the exercise of currently vested options.

(13)	Includes 6,750 shares issuable upon the exercise of currently vested options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except for one transaction in which Mr. De Cock was issued 5,000 options on February 22, 2011 pursuant to his consulting agreement that was reported on Form 5 on February 13, 2012.

CORPORATE GOVERNANCE

General

The Board of Directors and the Governance Committee consider the experience, skills and characteristics of candidates for Board membership as well as the Board membership on an annual basis. The Board and the Committee consider diversity in this process, and in this regard seek the most capable directors and candidates who possess the appropriate characteristics, skills and experience to make a significant contribution to the Board, the Company and its stockholders. The Board considers gender, race, nationality, language skills and other personal characteristics in this process.

The Company’s Board of Directors is well qualified, and each director has the requisite experience, skills and characteristics to serve on the Board. Among or in addition to the backgrounds and experiences described in Director, Director Nominee and Executive Officer Information:

•	Mr. Lorberbaum, our Chairman and CEO, brings over 30 years of management and executive experience in the carpet industry and is a significant stockholder.

•

Mr. Wellborn, our President and Chief Operating Officer, brings over 15 years of executive and financial experience in the manufacturing sector, with over 13 years of such experience with Dal-Tile and the Company.

•

Ms. Bogart, currently President of Pacific Tributes, Inc., brings broad executive experience, including in the consumer products sector and in Asia, with domestic and multi-national public and private companies in various industries, together with service on another public company board of directors.

•

Ms. Bonanno, most recently President and Chief Executive Officer of International Trade Solutions, Inc., brings executive experience in the consumer products sector, as well as broad international business and trade experience in both public and private sectors, together with service on other public company boards of directors.

•

Mr. Bruckmann brings significant experience in corporate finance and capital markets, together with service on other public company boards of directors. He is also a significant stockholder of the Company.

•

Mr. De Cock was CEO of Unilin at the time of its acquisition by the Company, and he served in various executive and management positions with Unilin over many years. He brings unique and strong knowledge of the European and laminate flooring industries.

•

Mr. Fiedler brings experience as a Chairman and CEO with a public, global manufacturing company, many years of operational and executive experience in the manufacturing sector and service on other public company boards of directors.

•

Mr. Ill, currently the Chairman and CEO of Triumph Group, Inc., brings over 45 years of public company experience in management, manufacturing and operations, with over 15 years of experience as a director of public companies.

•

Mr. Kolb has over 20 years of management and executive experience in the carpet industry, is a former Chairman and CEO of the Company and is a significant stockholder in the Company. He also serves on other public company boards of directors.

•

Mr. Onorato brings significant executive and financial experience with public, global manufacturing companies, including service as both a Chief Financial Officer and as a Treasurer, together with service on another public company board of directors.

The Board of Directors has determined that a combined Chairman and Chief Executive Officer position is most appropriate for the Company at this time. Mr. Lorberbaum has served in this combined role since 2004. The Board of Directors believes that Mr. Lorberbaum has efficiently conducted the business and affairs of the Company and believes that he has provided effective leadership and guidance as the Chairman in the development of the Company’s risk profile and pursuit of its strategic goals. The Board of Directors does not have one independent lead director; rather, the Board has determined that each of the three independent chairmen of the Audit, Compensation and Governance Committees will also provide Board leadership by presiding at the Board’s executive sessions on a rotating basis.

The Board of Directors provides oversight of the financial, operational, legal and other business risks to the Company on an ongoing basis. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risk that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the Company’s risk management processes are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight, the Audit Committee has primary responsibility for the financial, legal and other operational risks and the Compensation Committee assesses the risks associated with our compensation practices. Each of the Committees routinely reports to the full Board on material issues considered by such Committee, which may include issues of risk.

Nomination Process for the Board of Directors

The Governance Committee evaluates candidates for the Board of Directors identified by its members, other Board members, Company’s management and stockholders. The Governance Committee from time to time may also retain a third-party executive search firm to identify qualified candidates for membership on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance Committee should follow the procedures set forth below under Stockholder Proposals.

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation. In evaluating a prospective nominee, the Governance Committee may consider among other things, the following criteria: the ability of the prospective nominee to represent the interests of the stockholders of the Company; the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; the extent to which the prospective nominee contributes to the range of talent, skill and expertise of the Board of Directors; and the extent to which the prospective nominee helps the Board of Directors reflect the diversity of the Company’s stockholders, employees and customers.

After completing the evaluation, the Governance Committee makes a recommendation to the Board of Directors.

Communication with Directors

The Board of Directors has established a process by which interested parties may send communications to members of the Board of Directors. Interested parties wishing to send communications to members of the Board of Directors should write to the Mohawk Board of Directors at P.O. Box 963, Calhoun, Georgia 30703. Interested parties should indicate whether the communication is directed to all Board members or only non-management Board members. The Company’s Secretary will relay all communications to all members of the Board or non-management directors as directed by the writer. For other information related to interested party opportunities to communicate with members of the Board of Directors (including the Company’s policy with respect to attendance of directors at annual stockholder meetings), visit the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

Availability of Information

The Board of Directors has adopted (i) written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee, (ii) Corporate Governance Guidelines and (iii) the Mohawk Industries, Inc. Standards of Conduct and Ethics. Each of these documents is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance” and will be made available in print to any stockholder who requests it.

Financial Statements

Consolidated financial statements for the fiscal year ended December 31, 2011, independent registered public accounting firm’s reports and management’s discussion and analysis are provided under Appendix B.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder may desire to have included in the Company’s proxy statement for presentation at the 2013 Annual Meeting must be received by the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary, on or prior to December 4, 2012. In addition, stockholders may intend to present a director nomination or other proposal from the floor of the 2013 Annual Meeting, and they may commence their own proxy solicitation with respect to such director nomination or other proposal. Under the Company’s Bylaws, the Company must receive notice of a director nomination or other stockholder proposal prior to December 4, 2012 in order for the notice to be timely. If the Company does not receive notice of a director nomination or other stockholder proposal prior to December 4, 2012, the Company will retain discretionary voting authority over the proxies returned by stockholders for the 2013 Annual Meeting with respect to such director nomination or other stockholder proposal. Discretionary voting authority is the ability to vote proxies that stockholders have executed and returned to the Company, on matters not specifically reflected on the proxy card, and on which stockholders have not had an opportunity to vote by proxy.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or are incidental to the conduct of the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

The Company will bear the cost of the solicitation of proxies on behalf of the Company. Directors, officers and other employees of the Company may, without additional compensation except for reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of not more than $8,500 plus expenses. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to Stockholders residing at the same address, unless the Stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any Stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Deby Barnes-Forbus by phone at (706) 624-2246 or by mail at 160 S. Industrial Boulevard, Calhoun, Georgia 30701. Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, American Stock Transfer & Trust Company (“AST”), to request that only a single copy of the proxy statement be mailed in the future. Contact AST by phone at 800-937-5449. Beneficial owners should contact their broker, bank or other nominee.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

A list of Stockholders entitled to be present and vote at the Annual Meeting will be available at the offices of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701, for inspection by the Stockholders during regular business hours from April 29, 2012, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by Stockholders who are present.

If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

JAMES T. LUCKE

Vice President, General Counsel and Secretary

Calhoun, Georgia

April 3, 2012

Appendix A

MOHAWK INDUSTRIES, INC.

2012 INCENTIVE PLAN

MOHAWK INDUSTRIES, INC.

2012 INCENTIVE PLAN

MOHAWK INDUSTRIES, INC.

2012 INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1. GENERAL.    The purpose of the Mohawk Industries, Inc. 2012 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Mohawk Industries, Inc. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS.    When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)	“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)	“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Dividend Equivalents, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c)	“Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d)	“Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

(e)	“Board” means the Board of Directors of the Company.

(f)

“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: (i) continued neglect in the performance of duties assigned to the Participant (other than for a reason beyond the control of the Participant) or repeated unauthorized absences by the Participant during scheduled work hours; (ii) material breach by the Participant of any published Company code of conduct or code of ethics, (iii) egregious and willful misconduct, including dishonesty, fraud or continued intentional violation of Company or Affiliate policies and procedures which is reasonably determined to be detrimental to the Company or an Affiliate; (iv) final conviction of a felonious crime; or (v) repeated material failure to meet reasonable performance criteria as established by the Company or an Affiliate and communicated to the Participant. With respect to a Participant’s termination of directorship, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee, unless a contrary definition is contained in the applicable Award Certificate: (i) egregious and willful misconduct, (ii) final conviction of a felonious crime, or (iii) any act or failure to act that constitutes cause for removal of a director under applicable Delaware law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

(g)	“Change in Control” means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering:

(i) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board or the Lorberbaum Family (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any Person becomes a Beneficial Owner, directly or indirectly, of either (A) 25% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (v) an acquisition directly from the Company, (w) an acquisition by the Company or a Subsidiary, (x) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (y) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below), or (z) any acquisition by the Lorberbaum Family (as defined herein); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (w) the Lorberbaum Family, (x) the Company or any

Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 25% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

For purposes of this definition, the term “Lorberbaum Family” shall mean, in the aggregate, Jeffrey S. Lorberbaum, his siblings, the spouse of such individuals, all lineal descendants of Jeffrey S. Lorberbaum and his siblings, the spouses of such descendants, all partnerships, corporations and other entities, the equity interests in which are primarily held by the individuals referenced in this definition, and all trusts or other entities the primary beneficiaries of which are the individuals referenced in this definition.

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)	“Committee” means the committee of the Board described in Article 4.

(j)	“Company” means Mohawk Industries, Inc., a Delaware corporation, or any successor corporation.

(k)	“Continuous Service” means the absence of any interruption or termination of service as an employee, officer, director or consultant of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(l)	“Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(m)	“Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(n)	“Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant has incurred a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(o)	“Dividend Equivalent” means a right granted to a Participant under Article 12.

(p)	“Effective Date” has the meaning assigned such term in Section 3.1.

(q)	“Eligible Participant” means an employee, officer, director or consultant of the Company or any Affiliate. Persons providing services as contractual employees of the Company or any Affiliate through a management, staffing, employee leasing or other similar contractual arrangement shall be Eligible Participants.

(r)	“Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(s)	“Fair Market Value,” on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on the principal such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

(t)	“Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(u)	“Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in each such document, the term “Good Reason” as used herein shall mean a material reduction by the employer in the Participant’s base salary or benefits (10% or more in the aggregate) as in effect on the Change in Control, unless a similar reduction is made in salary and benefits of peer employees, without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant).

(v)	“Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(w)	“Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(x)	“Independent Directors” means those members of the Board of Directors who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, (b) a “non-employee” director under Rule 16b-3 of the 1934 Act, and (c) an “outside” director under Section 162(m) of the Code.

(y)	“Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(z)	“Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(aa)	“Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(bb)	“Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(cc)	“Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(dd)	“Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(ee)	“Performance Award” means any award granted under the Plan pursuant to Article 10.

(ff)	“Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(gg)	“Plan” means the Mohawk Industries, Inc. 2012 Incentive Plan, as amended from time to time.

(hh)	“Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(ii)	“Qualified Business Criteria” means one or more of the Business Criteria listed in Section 11.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(jj)	“Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(kk)	“Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(ll)	“Retirement” in the case of an employee means termination of employment (other than for “Cause”) with the Company, a Parent or Subsidiary after attaining age sixty (60) with at least ten (10) years of Continuous Service on the date of such termination and “Retirement” in the case of a non-employee director of the Company means retirement of the director in accordance with the provisions of the Company’s bylaws as in effect from time to time or the failure to be re-elected or re-nominated as a director; provided in either case that the director has completed at least six years as a director of the Company. Retirement shall not apply to consultants who are not also directors.

(mm)	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(nn)	“Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Article 15, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Article 15.

(oo)	“Stock” means the $0.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

(pp)	“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(qq)	“Subsidiary” means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(rr)	“1933 Act” means the Securities Act of 1933, as amended from time to time.

(ss)	“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE.    The Plan shall be effective as of the date it is approved by both the Board and the stockholders of the Company (the “Effective Date”).

3.2. TERMINATION OF PLAN.    Unless earlier terminated as provided herein, the Plan shall continue in effect until the date of the 2022 stockholders’ meeting or, if the stockholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the Effective Date.

ARTICLE 4

ADMINISTRATION

4.1. COMMITTEE.    The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE.    For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3. AUTHORITY OF COMMITTEE.    Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to:

(a)	grant Awards;

(b)	designate Participants;

(c)	determine the type or types of Awards to be granted to each Participant;

(d)	determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e)	determine the terms and conditions of any Award granted under the Plan;

(f)	prescribe the form of each Award Certificate, which need not be identical for each Participant;

(g)	decide all other matters that must be determined in connection with an Award;

(h)	establish, adopt or revise any plan, program or policy for the grant of Awards as it may deem necessary or advisable, including but not limited to short-term incentive programs, and any special plan documents;

(i)	establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(j)	make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k)	amend the Plan or any Award Certificate as provided herein; and

(l)	adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

Notwithstanding the foregoing, grants of Awards to Non-Employee Directors hereunder shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time, and the Committee may not make discretionary grants hereunder to Non-Employee Directors.

4.4. DELEGATION.

(a)	Administrative Duties. The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

(b)	Special Committee. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES.    Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 3,200,000. From and after the Effective Date, no further awards shall be granted under the Company’s 2007 Incentive Plan (the “Prior Plan”), and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.

5.2. SHARE COUNTING.    Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (a) through (i) of this Section 5.2.

(a)	To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(b)	Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(c)	Shares withheld or repurchased from an Award or delivered by a Participant to satisfy minimum tax withholding requirements will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(d)	If the exercise price of an Option is satisfied in whole or in part by delivering Shares to the Company (by either actual delivery or attestation), the number of Shares so tendered (by delivery or attestation) shall be added to the Plan share reserve and will be available for issuance pursuant to Awards granted under the Plan.

(e)	To the extent that the full number of Shares subject to an Option or SAR is not issued upon exercise of the Option or SAR for any reason, including by reason of net-settlement of the Award, the unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to other Awards granted under the Plan.

(f)	To the extent that the full number of Shares subject to a Full Value Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(g)	Substitute Awards granted pursuant to Section 14.11 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(h)	Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3. STOCK DISTRIBUTED.    Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4. LIMITATION ON AWARDS.    Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 15):

(a)	Options. The maximum number of Shares subject to Options granted under the Plan in any 12-month period to any one Participant shall be 100,000.

(b)	SARs. The maximum number of Shares subject to Stock Appreciation Rights granted under the Plan in any 12-month period to any one Participant shall be 100,000.

(c)	Performance Awards. With respect to any one 12-month period (i) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares shall be $3,000,000, and (ii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock shall be 100,000 Shares. For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of Shares deemed paid with respect to any one 12-month period is the total amount payable or Shares earned for the performance period divided by the number of 12-month periods in the performance period.

5.5. MINIMUM VESTING REQUIREMENTS.    Except in the case of substitute Awards granted pursuant to Section 14.11, Full-Value Awards granted under the Plan to an Eligible Participant shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) the Committee may permit and authorize acceleration of vesting of such Full-Value Awards in the event of the Participant’s death, Disability, or Retirement, or the occurrence of a Change in Control (subject to the requirements of Article 11 in the case of Qualified Performance-Based Awards), and (ii) the Committee may grant Full-Value Awards without the above-described minimum vesting requirements, or may permit and authorize acceleration of vesting of Full-Value Awards otherwise subject to the above-described minimum vesting requirements, with respect to Awards covering 10% or fewer of the total number of Shares authorized under the Plan.

ARTICLE 6

ELIGIBILITY

6.1. GENERAL.    Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

ARTICLE 7

STOCK OPTIONS

7.1. GENERAL.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)	Exercise Price. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.11) shall not be less than the Fair Market Value as of the Grant Date.

(b)	Prohibition on Repricing. Except as otherwise provided in Section 15.1, the exercise price of an Option may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company. In addition, the Company may not, without the prior approval of stockholders of the Company, repurchase an Option for value from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(c)	Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e), and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d)	Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.

(e)	Exercise Term. Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.

(f)	No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(g)	No Dividend Equivalents. No Option shall provide for Dividend Equivalents.

7.2. INCENTIVE STOCK OPTIONS.    The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1. GRANT OF STOCK APPRECIATION RIGHTS.    The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)	Right to Payment. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:

(1)	The Fair Market Value of one Share on the date of exercise; over

(2)	The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(b)	Prohibition on Repricing. Except as otherwise provided in Section 15.1, the base price of a SAR may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company. In addition, the Company may not, without the prior approval of stockholders of the Company, repurchase a SAR for value from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.

(c)	Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date.

(d)	No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e)	No Dividend Equivalents. No SAR shall provide for Dividend Equivalents.

(f)	Other Terms. All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.

ARTICLE 9

RESTRICTED STOCK AND STOCK UNITS

9.1. GRANT OF RESTRICTED STOCK AND STOCK UNITS.    The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

9.2. ISSUANCE AND RESTRICTIONS.    Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.

9.3. DIVIDENDS ON RESTRICTED STOCK.    In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof), or (iii) in the case of Restricted Stock that is not subject to performance-based vesting, will be paid or distributed to the Participant as accrued (in which case, such dividends must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to stockholders, or (B) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture).

9.4. FORFEITURE.    Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

9.5. DELIVERY OF RESTRICTED STOCK.    Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 10

PERFORMANCE AWARDS

10.1. GRANT OF PERFORMANCE AWARDS.    The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

10.2. PERFORMANCE GOALS.    The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

ARTICLE 11

QUALIFIED PERFORMANCE-BASED AWARDS

11.1. OPTIONS AND STOCK APPRECIATION RIGHTS.    The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption.

11.2. OTHER AWARDS.    When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

•	Revenue (premium revenue, total revenue or other revenue measures)

•	Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Economic value added return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);

•	Market share

•	Improvements in capital structure

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Productivity measures

•	Cost reduction measures

•	Strategic plan development and implementation

•	Working capital (including, but not limited to, targets relating to inventory and/or accounts receivable

•	Safety standards

•	Stock price or performance

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

11.3. PERFORMANCE GOALS.    Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

11.4. INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA.    The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in the Company’s filings with the Securities and Exchange Commission; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5. CERTIFICATION OF PERFORMANCE GOALS.    Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

11.6. AWARD LIMITS.    Section 5.4 sets forth, with respect to any one 12-month period, (i) the maximum number of time-vesting Options or SARs that may be granted to any one Participant, (ii) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares, and (iii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock.

ARTICLE 12

DIVIDEND EQUIVALENTS

12.1. GRANT OF DIVIDEND EQUIVALENTS.    The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, or (ii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to stockholders, or (B) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant.

ARTICLE 13

STOCK OR OTHER STOCK-BASED AWARDS

13.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation (but subject to Section 5.5) Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14

PROVISIONS APPLICABLE TO AWARDS

14.1. AWARD CERTIFICATES.    Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

14.2. FORM OF PAYMENT FOR AWARDS.    At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

14.3. LIMITS ON TRANSFER.    No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

14.4. BENEFICIARIES.    Notwithstanding Section 14.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.

14.5. STOCK TRADING RESTRICTIONS.    All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

14.6. ACCELERATION UPON DEATH OR DISABILITY.    Except as otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award, upon the termination of a person’s Continuous Service by reason of death or Disability:

(a)	all of that Participant’s outstanding Options and SARs shall become fully exercisable, and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR; and

(b)	all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the date of termination.

To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.7. EFFECT OF A CHANGE IN CONTROL.    The provisions of this Section 14.7 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a)

Awards Assumed or Substituted by Surviving Entity.    With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within one year after the effective date of the Change in Control, a Participant’s employment is termi-

nated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a prorata payout to such Participant within sixty (60) days following the date of termination of employment (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b)	Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a prorata payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.8. TREATMENT UPON RETIREMENT.    Except as otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award, upon a Participant’s Retirement:

(a)	each of that Participant’s outstanding Options and SARs shall continue to vest as if the Participant’s Continuous Service had not terminated and will remain exercisable through the later of (i) the first anniversary of the termination date of the Participant’s Continuous Service and (ii) the first anniversary of the final vesting date; provided, however, in no event shall an Option or SAR be exercisable after the expiration of its term; and further provided, that if the Participant competes with the Company after Retirement by being employed by, serving as a consultant for, owning or otherwise providing services for a floor covering company or other competitor of the Company, as determined in the sole discretion of the Committee, such Participant’s Options and SARs will cease to vest, any of his or her unvested Options and SARs will terminate immediately, and any of his or her vested Options and SARs will continue to be exercisable for a period of thirty (30) days from the date the Committee makes a determination that the Participant engaged in competitive activities; and

(b)	each of that Participant’s outstanding Restricted Stock, Restricted Stock Units and Deferred Stock Units shall continue to vest as if the Participant’s Continuous Service had not terminated; provided, however, that if the Participant competes with the Company after Retirement by being employed by, serving as a consultant for, owning or otherwise providing services for a floor covering company or other competitor of the Company, as determined in the sole discretion of the Committee, the Participant’s Restricted Stock Units and Deferred Stock Units will cease to vest, any of his or her unvested Restricted Stock Units will terminate immediately, and any of his or her vested Restricted Stock Units and Deferred Stock Units will be settled pursuant to their terms.

To the extent that this provision causes Incentive Stock Options to fail to meet the requirements of Code Section 422, such Options shall be deemed to be Nonstatutory Stock Options. To the extent that, pursuant to this provision, any Incentive Stock Options are exercised more than three months after the date of the Participant’s termination due to Retirement, such Options shall be deemed to be Nonstatutory Stock Options.

14.9. ACCELERATION FOR OTHER REASONS.    Regardless of whether an event has occurred as described in Section 14.6, 14.7 or 14.8 above, and subject to Section 5.5 as to Full-Value Awards and Article 11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, all or a portion of such Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.9.

14.10. FORFEITURE EVENTS.    Awards under the Plan shall be subject to any compensation recoupment policy that the Committee may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

14.11. SUBSTITUTE AWARDS.    The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 15

CHANGES IN CAPITAL STRUCTURE

15.1. MANDATORY ADJUSTMENTS.    In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2. DISCRETIONARY ADJUSTMENTS.    Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3. GENERAL.    Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 16

AMENDMENT, MODIFICATION AND TERMINATION

16.1. AMENDMENT, MODIFICATION AND TERMINATION.    The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

16.2. AWARDS PREVIOUSLY GRANTED.    At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)	Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b)	The original term of an Option or SAR may not be extended without the prior approval of the stockholders of the Company;

(c)	Except as otherwise provided in Section 15.1, the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, without the prior approval of the stockholders of the Company; and

(d)	No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

16.3. COMPLIANCE AMENDMENTS.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 17

GENERAL PROVISIONS

17.1. RIGHTS OF PARTICIPANTS.

(a)	No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b)	Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director or consultant, at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)	Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or any of its Affiliates.

(d)	No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

17.2. WITHHOLDING.    The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

17.3. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)	General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)	Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service as applicable.

(c)	Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d)	Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)	the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii)	the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(e)	Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f)	Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

(g)	Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

17.4. UNFUNDED STATUS OF AWARDS.    The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.

17.5. RELATIONSHIP TO OTHER BENEFITS.    No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

17.6. EXPENSES.    The expenses of administering the Plan shall be borne by the Company and its Affiliates.

17.7. TITLES AND HEADINGS.    The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

17.8. GENDER AND NUMBER.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

17.9. FRACTIONAL SHARES.    No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

17.10. GOVERNMENT AND OTHER REGULATIONS.

(a)	Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)	Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

17.11. GOVERNING LAW.    To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.

17.12. SEVERABILITY.    In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

17.13. NO LIMITATIONS ON RIGHTS OF COMPANY.    The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

APPENDIX B

FINANCIAL SECTION

Selected Financial Data

	As of or for the Years Ended December 31,
	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Statement of operations data:
Net sales(a)	$5,642,258	5,319,072	5,344,024	6,826,348	7,586,018
Cost of sales(a)	4,225,379	3,916,472	4,111,794	5,088,584	5,471,234

Gross profit	1,416,879	1,402,600	1,232,230	1,737,764	2,114,784
Selling, general and administrative expenses	1,101,337	1,088,431	1,188,500	1,318,501	1,364,678
Impairment of goodwill and other intangibles(b)	—	—	—	1,543,397	—

Operating income (loss)	315,542	314,169	43,730	(1,124,134)	750,106
Interest expense	101,617	133,151	127,031	127,050	154,469
Other expense (income), net(c)	14,051	(11,630)	(5,588)	21,288	(16,079)

Earnings (loss) before income taxes	199,874	192,648	(77,713)	(1,272,472)	611,716
Income tax expense (benefit)(d)	21,649	2,713	(76,694)	180,062	(102,697)

Net earnings (loss)	178,225	189,935	(1,019)	(1,452,534)	714,413
Less: Net earnings attributable to the noncontrolling interest	4,303	4,464	4,480	5,694	7,599

Net earnings (loss) attributable to Mohawk Industries, Inc	$173,922	185,471	(5,499)	(1,458,228)	706,814

Basic earnings (loss) per share	$2.53	2.66	(0.08)	(21.32)	10.37

Diluted earnings (loss) per share	$2.52	2.65	(0.08)	(21.32)	10.32

Balance sheet data:
Working capital (includes short-term debt)	$1,296,818	1,199,699	1,474,978	1,369,333	1,238,220
Total assets (b and d)	6,206,228	6,098,926	6,391,446	6,446,175	8,680,050
Long-term debt (including current portion)	1,586,439	1,653,582	1,854,479	1,954,786	2,281,834
Total stockholders’ equity	3,415,785	3,271,556	3,200,823	3,153,803	4,707,357

(a)	During 2009, the Company recognized an increased number of warranty claims related to the performance of commercial carpet tiles that used a newer carpet backing technology. As a result, the Company recorded a $121,224 carpet sales allowance and a $12,268 inventory write-off.

(b)	In 2008, the Company recorded an impairment of goodwill and other intangibles which included $276,807 for the Mohawk segment, $531,930 for the Dal-Tile segment and $734,660 for the Unilin segment.

(c)	In 2010 and 2007, the Company received $7,730 and $9,154 in refunds from the U.S. government in reference to settlement of customs disputes dating back to 1986.

(d)	In 2007, the Company implemented a change in residency of one of its foreign subsidiaries. This tax restructuring resulted in a step up in the subsidiary’s taxable basis, which resulted in the recognition of a deferred tax asset of approximately $245,000 and a related income tax benefit of approximately $272,000. In 2008, the Company recorded a valuation allowance of approximately $253,000 against the deferred tax asset described above.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

In 2010, the primary categories of the U.S. floor covering industry, based on sales dollars, were carpet and rug (55%), resilient and rubber (13%), ceramic tile (12%), hardwood (9%), stone (6%) and laminate (5%). Each of these categories is influenced by the average selling price per square foot, the residential builder and homeowner remodeling markets, housing starts and housing resales, average house size and home ownership. In addition, the level of sales in the floor covering industry, both in the U.S. and Europe, is influenced by consumer confidence, spending for durable goods, interest rates and availability of credit, turnover in housing, the condition of the residential and commercial construction industries and the overall strength of the economy.

The U.S. floor covering industry experienced declining demand beginning in the fourth quarter of 2006 with sales declining from $25.7 billion in 2006 to $17.1 billion in 2010. Industry conditions have remained difficult due to many factors, including uncertainty caused by economic conditions in the U.S., the European debt crisis, material price volatility, unemployment and consumer confidence, all of which have created headwinds to industry growth.

The Company has three reporting segments: the Mohawk segment, the Dal-Tile segment and the Unilin segment. The Mohawk segment designs, manufactures, sources, distributes and markets its floor covering product lines, which include carpets, ceramic tile, laminate, rugs, carpet pad, hardwood and resilient, primarily in North America through its network of regional distribution centers and satellite warehouses using company-operated trucks, common carrier or rail transportation. The segment’s product lines are sold through various selling channels, which include independent floor covering retailers, home centers, mass merchandisers, department stores, commercial dealers and commercial end users. The Dal-Tile segment designs, manufactures, sources, distributes and markets a broad line of ceramic tile, porcelain tile, natural stone and other products, primarily in North America through its network of regional distribution centers and Company-operated service centers using company-operated trucks, common carriers or rail transportation. The segment’s product lines are sold through Company-owned service centers, independent distributors, home center retailers, tile and flooring retailers and contractors. The Unilin segment designs, manufactures, sources, licenses, distributes and markets laminate, hardwood flooring, roofing systems, insulation panels and other wood products, primarily in North America and Europe through various selling channels, which include retailers, independent distributors and home centers.

Net earnings attributable to the Company were $173.9 million, or diluted EPS of $2.52 for 2011. In 2011, a favorable net impact of price and product mix, improved manufacturing efficiencies, lower interest expense and higher sales volume more than offset the unfavorable impact of raw material inflation. Net earnings attributable to the Company were $185.5 million, or diluted EPS of $2.65 for 2010 which had favorable impacts of approximately $30 million from a tax benefit related to the settlement of certain contingencies and an approximately $8 million (pre-tax) benefit from U.S. Customs refunds, neither of which reoccurred in 2011.

For the year ended December 31, 2011, the Company generated $301.0 million of cash from operating activities which it used for capital expenditures and acquisitions. As of December 31, 2011, the Company had cash and cash equivalents of $311.9 million, $35.3 million of which was in the United States and $276.6 million of which was in foreign countries.

Results of Operations

Following are the results of operations for the last three years:

	For the Years Ended December 31,
	2011		2010		2009
	(In millions)
Statement of operations data:
Net sales	$5,642.3	100.0%	$5,319.1	100.0%	$5,344.0	100.0%
Cost of sales(1)	4,225.4	74.9%	3,916.5	73.6%	4,111.8	76.9%

Gross profit	1,416.9	25.1%	1,402.6	26.4%	1,232.2	23.1%
Selling, general and administrative expenses(2)	1,101.3	19.5%	1,088.4	20.5%	1,188.5	22.2%

Operating income	315.6	5.6%	314.2	5.9%	43.7	0.8%
Interest expense(3)	101.6	1.8%	133.2	2.5%	127.0	2.4%
Other expense (income)(4)	14.1	0.2%	(11.6)	(0.2)%	(5.6)	(0.1)%

Earnings (loss) before income taxes	199.9	3.5%	192.6	3.6%	(77.7)	(1.5)%
Income tax expense (benefit)	21.7	0.4%	2.7	0.1%	(76.7)	(1.4)%

Net earnings (loss)	178.2	3.2%	189.9	3.6%	(1.0)	(0.0)%
Less: Net earnings attributable to the noncontrolling interest	4.3	0.1%	4.4	0.1%	4.5	0.1%

Net earnings (loss) attributable to Mohawk Industries, Inc.	$173.9	3.1%	$185.5	3.5%	$(5.5)	(0.1)%

(1) Cost of sales includes:
Restructuring charges	$17.5	0.3%	$12.4	0.2%	$43.4	0.8%
(2) Selling, general and administrative expenses include:
Restructuring charges	$5.7	0.1%	$0.8	0.0%	$18.3	0.3%
Lease charges	$6.0	0.1%	—	—	—	—
(3) Interest expense includes:
Debt extinguishment costs	$1.1	0.0%	$7.5	0.1%	—	—
(4) Other expense (income) includes:
Unrealized foreign currency losses	$9.1	0.2%	—	—	—	—
U.S. customs refund	—	—	$(7.7)	(0.1)%	—	—
Acquisitions purchase accounting	—	—	$1.7	0.0%	—	—

Year Ended December 31, 2011, as Compared with Year Ended December 31, 2010

Net sales

Net sales for 2011 were $5,642.3 million, reflecting an increase of $323.2 million, or 6.1%, from the $5,319.1 million reported for 2010. The increase was primarily due to higher sales volume of approximately $143 million, favorable price and product mix of approximately $127 million and the impact of favorable foreign exchange rates of approximately $53 million.

Mohawk Segment — Net sales increased $82.8 million, or 2.9%, to $2,927.7 million in 2011, compared to $2,844.9 million in 2010. The increase was primarily driven by favorable price and product mix of approximately $64 million, and higher sales volume of approximately $19 million.

Dal-Tile Segment — Net sales increased $86.9 million, or 6.4%, to $1,454.3 million in 2011, compared to $1,367.4 million in 2010. The increase was primarily driven by higher sales volume of approximately $75 million, favorable price and product mix of approximately $9 million and the impact of favorable foreign exchange rates of approximately $3 million.

Unilin Segment — Net sales increased $156.5 million, or 13.2%, to $1,344.8 million in 2011, compared to $1,188.3 million in 2010. The increase was primarily due to favorable price and product mix of approximately $55 million, the impact of favorable foreign exchange rates of approximately $51 million and higher sales volume of approximately $51 million.

Quarterly net sales and the percentage changes in net sales by quarter for 2011 versus 2010 were as follows (dollars in millions):

	2011	2010	Change
First quarter	$1,343.6	1,347.2	(0.3)%
Second quarter	1,477.9	1,400.1	5.6
Third quarter	1,442.5	1,309.6	10.1
Fourth quarter	1,378.3	1,262.2	9.2

Total year	$5,642.3	5,319.1	6.1%

Gross profit

Gross profit for 2011 was $1,416.9 million (25.1% of net sales) compared to gross profit of $1,402.6 million (26.4% of net sales) for 2010. Gross profit dollars were impacted by favorable price and product mix of approximately $124 million, lower manufacturing costs of approximately $69 million, higher sales volume of approximately $27 million and favorable foreign exchange rates of approximately $16 million, substantially offset by higher inflationary costs of approximately $206 million, primarily related to raw materials, and approximately $7 million of higher restructuring charges. The lower manufacturing costs are primarily a result of cost savings initiatives implemented and various restructuring activities taken by the Company, including facility consolidations, workforce reductions and productivity improvements resulting from capital investments. In addition, the gross profit for 2010 included insurance settlement proceeds of approximately $9 million related to a flood in the Company’s Mexican manufacturing facility.

Selling, general and administrative expenses

Selling, general and administrative expenses for 2011 were $1,101.3 million (19.5% of net sales) compared to $1,088.4 million (20.5% of net sales) for 2010. As a percentage of sales, selling, general and administrative expenses for 2011 decreased 1.0% compared to the prior year as a result of the Company’s ability to leverage its various cost savings initiatives. The dollar increase in selling, general and administrative expenses is primarily a result of unfavorable foreign exchange rates of approximately $9 million, a lease charge (discussed below) of approximately $6 million and higher restructuring charges of approximately $5 million, partially offset by the various cost savings initiatives implemented by the Company including facility consolidations and productivity improvements.

During the fourth quarter of 2011, the Company corrected an immaterial error in its consolidated financial statements. The error related to accounting for operating leases. The correction of $6.0 million resulted in an additional charge (“lease charge”) to selling, general and administrative expense in the Company’s 2011 consolidated statement of operations. The Company believes the correction of this error to be both quantitatively and qualitatively immaterial to its quarterly results for 2011 or to any of its previously issued consolidated financial statements. The correction had no impact on the Company’s cash flows as previously presented.

Operating income

Operating income for 2011 was $315.6 million (5.6% of net sales), reflecting a $1.4 million increase, compared to an operating income of $314.2 million (5.9% of net sales) for 2010. The increase in operating income was primarily a result of favorable price and product mix of approximately $124 million, lower manufacturing and selling, general and administrative expenses of approximately $77 million, higher sales volume of $27 million and the impact of favorable foreign exchange rates of approximately $7 million, substantially offset by higher inflationary costs of approximately $206 million, primarily related to raw materials, higher restructuring charges of approximately $11 million and a lease charge (discussed in selling, general and administrative expenses) of approximately $6 million. The lower manufacturing costs and selling, general and administrative expenses are primarily a result of cost saving initiatives implemented and various restructuring actions taken by the Company, including facility consolidations, workforce reductions and productivity improvements resulting from capital investments. In addition, the operating income for 2010 included insurance settlement proceeds of approximately $9 million related to a flood in the Company’s Mexican manufacturing facility.

Mohawk Segment — Operating income was $109.9 million (3.8% of segment net sales) for 2011, reflecting a decrease of $13.0 million, compared to operating income of $122.9 million (4.3% of segment net sales) for 2010. Operating income was negatively impacted by higher inflationary costs of approximately $138 million, primarily related to raw materials, higher restructuring charges of approximately $14 million and a lease charge (discussed in selling, general and administrative expenses) of approximately $3 million, substantially offset by lower manufacturing costs and selling, general and administrative expenses of approximately $76 million and favorable price and product mix of approximately $64 million. The lower manufacturing costs and selling, general and administrative expenses were primarily a result of cost savings initiatives implemented and various restructuring actions taken by the Company, including facility consolidations, workforce reductions and productivity improvements resulting from capital investments.

Dal-Tile Segment — Operating income was $101.3 million (7.0% of segment net sales) for 2011, reflecting an increase of $4.0 million, compared to operating income of $97.3 million (7.1% of segment net sales) for 2010. Operating income was favorably impacted by higher sales volume of approximately $18 million, lower manufacturing costs and selling, general and administrative expenses of approximately $10 million and favorable price and product mix of approximately $6 million, partially offset by higher inflationary costs of approximately $18 million, primarily related to raw materials and a lease charge (discussed in selling, general and administrative expenses) of approximately $3 million. The lower manufacturing costs and selling, general and administrative expenses are primarily a result of cost savings initiatives implemented and various restructuring actions taken by the Company, including workforce reductions and productivity improvements resulting from capital investments. In addition, the operating income for 2010 included insurance settlement proceeds of approximately $9 million related to a flood in the Company’s Mexican manufacturing facility.

Unilin Segment — Operating income was $127.1 million (9.5% of segment net sales) for 2011 reflecting an increase of $12.8 million compared to operating income of $114.3 million (9.6% of segment net sales) for 2010. The increase was primarily driven by favorable price and product mix of approximately $54 million, lower manufacturing costs of approximately $10 million, favorable foreign exchange rates of approximately $7 million, higher sales volume of approximately $7 million and lower restructuring costs of approximately $2 million, substantially offset by higher inflationary costs of approximately $50 million, primarily related to raw materials, and higher selling, general and administrative costs of approximately $17 million. The lower manufacturing costs are primarily a result of cost savings initiatives implemented and various restructuring actions taken by the Company, including facility consolidations and productivity improvements resulting from capital investments.

Interest expense

Interest expense was $101.6 million for 2011, reflecting a decrease of $31.5 million compared to interest expense of $133.2 million for 2010. The decrease in interest expense resulted from lower interest costs on the Company’s outstanding debt and lower debt levels. In addition, the 2010 interest expense includes a $7.5 million premium paid to extinguish approximately $200 million aggregate principal amount of senior notes.

Other expense (income)

Other expense for 2011 was $14.1 million as compared to other income in the prior year of $11.6 million. The unfavorable impact of $25.7 million was primarily a result of unfavorable changes in net foreign currency gains/losses of approximately $13 million, and losses associated with the minority interest of approximately $5 million. In addition, other income for 2010 included an approximately $8 million benefit from customs refunds partially offset by acquisitions purchase accounting adjustments of $1.7 million. The unrealized foreign currency losses are attributable to certain of the Company’s consolidated foreign subsidiaries that measure financial conditions and results using the U.S. dollar rather than the local currency. The unrealized foreign currency losses were primarily a result of volatility in the Mexican Peso and the Canadian Dollar that occurred late in the third quarter of 2011. The customs refunds from the U.S. government resulted from settling customs disputes dating back to 1986. The Company is pursuing additional recoveries for years subsequent to 1986 but there can be no assurances such recoveries will occur. Additional future recoveries, if any, will be recorded as realized.

Income tax expense

For 2011, the Company recorded an income tax expense of $21.6 million on earnings before income taxes of $199.9 million for an effective tax rate of 10.8%, as compared to an income tax expense of $2.7 million on earnings before income taxes of $192.6 million for an effective tax rate of 1.4% for 2010. The difference in the effective tax rate for the comparative period is primarily due to the benefit from the settlement of certain tax contingencies of $7.2 million and $30.0 million, respectively, in 2011 and 2010. In addition, both years were effected by the geographical dispersion of earnings and losses for the current period.

Year Ended December 31, 2010, as Compared with Year Ended December 31, 2009

Net sales

Net sales for 2010 were $5,319.1 million, reflecting a decrease of $25.0 million, or 0.5%, from the $5,344.0 million reported for 2009. Included in net sales for 2009 is a carpet sales allowance of $121.2 million. For 2010, net sales decreased primarily due to lower sales volume of approximately $81 million, primarily related to continued weakness in the residential, commercial and new construction markets, unfavorable foreign exchange impact of approximately $37 million and the net effect of price and product mix of approximately $28 million, driven by customers trading down to lower priced products and distribution channel mix.

Mohawk Segment — Net sales decreased $11.9 million, or 0.4%, to $2,844.9 million in 2010 compared to $2,856.7 million in 2009. Included in net sales for 2009 is a carpet sales allowance of $121.2 million. For 2010, net sales decreased primarily due to lower sales volume of approximately $183 million, primarily related to continued weakness in the soft surface product category, partially offset by approximately $50 million due to the net effect of price and product mix as a result of price increases to offset higher raw material costs.

Dal-Tile Segment — Net sales decreased $59.3 million, or 4.2%, to $1,367.4 million in 2010 compared to $1,426.8 million in 2009. The decrease in net sales was primarily driven by the net effect of price and product mix of approximately $51 million, primarily driven by customer mix, and lower sales volume of approximately $17 million, primarily related to continued weakness in the commercial, residential and new construction markets, partially offset by the impact of favorable foreign exchange rates of approximately $9 million.

Unilin Segment — Net sales increased $60.0 million, or 5.3%, to $1,188.3 million in 2010 compared to $1,128.3 million in 2009. The increase in net sales was primarily driven by higher sales volume of approximately $132 million as a result of growth in developing markets, partially offset by the impact of unfavorable foreign exchange rates of approximately $46 million and the net effect of price and product mix of approximately $27 million, as customers traded down to lower priced products.

Quarterly net sales and the percentage changes in net sales by quarter for 2010 versus 2009 were as follows (dollars in millions):

	2010	2009	Change
First quarter	$1,347.2	1,208.3	11.5%
Second quarter	1,400.1	1,406.0	(0.4)
Third quarter	1,309.6	1,382.6	(5.3)
Fourth quarter	1,262.2	1,347.1	(6.3)

Total year	$5,319.1	5,344.0	(0.5)%

Gross profit

Gross profit for 2010 was $1,402.6 million (26.4% of net sales) and represented an increase of $170.4 million, or 13.8%, compared to gross profit of $1,232.2 million (23.1% of net sales) for 2009. Gross profit for 2009 includes a carpet sales allowance of $121.2 million and inventory write-off of $12.4 million. For 2010, gross profit was favorably impacted by approximately $50 million as a result of various restructuring actions and cost savings initiatives implemented by the Company, including facility consolidations, workforce reductions and productivity improvements, lower restructuring charges of approximately $32 million and the net effect of price and product mix of approximately $27 million. These increases were partially offset by higher manufacturing costs, primarily raw materials, of approximately $58 million, lower sales volume of approximately $13 million and the impact of unfavorable foreign exchange rates of approximately $11 million.

Selling, general and administrative expenses

Selling, general and administrative expenses for 2010 were $1,088.4 million (20.5% of net sales), reflecting a decrease of $100.1 million, or 8.4%, compared to $1,188.5 million (22.2% of net sales) for 2009. The decrease in selling, general and administrative expenses is primarily driven by various restructuring actions and cost savings initiatives implemented by the Company, including distribution facility consolidations, workforce reductions and productivity improvements, to align such expenses with the Company’s sales volumes.

Operating income

Operating income for 2010 was $314.2 million (5.9% of net sales) reflecting a $270.4 million increase compared to an operating income of $43.7 million (0.8% of net sales) in 2009. Operating income for 2009 includes a carpet sales allowance and inventory write-off of $133.5 million. For 2010, operating income was favorably impacted by approximately $128 million as a result of lower selling, general and administrative expenses and various restructuring actions and cost savings initiatives implemented by the Company, lower restructuring charges of approximately $49 million and the net effect of price and product mix of approximately $27 million, partially offset by higher manufacturing costs, primarily raw materials, of approximately $58 million and lower sales volume of approximately $13 million.

Mohawk Segment — Operating income was $122.9 million (4.3% of segment net sales) in 2010 reflecting an increase of $248.9 million compared to operating loss of $126.0 million in 2009. Operating loss for 2009 includes a carpet sales allowance and inventory write-off of $133.5 million. For 2010, operating income was favorably impacted by approximately $101 million as a result of lower selling, general and administrative expenses and various restructuring actions and cost savings initiatives implemented by the Company, the net effect of price and product mix of approximately $66 million and lower restructuring charges of approximately $19 million, partially offset by higher manufacturing costs, primarily raw materials, of approximately $25 million and lower sales volume of approximately $45 million.

Dal-Tile Segment — Operating income was $97.3 million (7.1% of segment net sales) in 2010 reflecting an increase of $13.2 million, or 15.7%, compared to operating income of $84.2 million (5.9% of segment net sales) for 2009. The increase was primarily driven by the favorable impact of approximately $20 million as a result of lower selling, general and administrative expenses and various restructuring actions and cost savings initiatives implemented by the Company, lower restructuring charges of approximately $16 million and lower manufacturing expenses of approximately $4 million, partially offset by the net effect of price and product mix of approximately $28 million.

Unilin Segment — Operating income was $114.3 million (9.6% of segment net sales) in 2010 reflecting an increase of $8.3 million, or 7.9%, compared to operating income of $106.0 million (9.4% of segment net sales) for 2009. The increase was primarily driven by higher sales volume of approximately $42 million, lower restructuring charges of approximately $14 million and lower selling, general and administrative expenses of approximately $5 million, offset by higher manufacturing costs, primarily raw materials, of approximately $36 million, the net effect of price and product mix of approximately $10 million and unfavorable foreign exchange rates of approximately $6 million.

Interest expense

Interest expense for 2010 was $133.2 million compared to $127.0 million in 2009. The increase in interest expense resulted from the $7.5 million premium and fees related to the extinguishment of approximately $200 million aggregate principal amount of the Company’s 5.75% senior notes due January 15, 2011, higher costs on the Company’s revolving credit facility and higher interest rates on the Company’s notes, partially offset by the impact of lower debt levels.

Other expense (income)

The Company has received partial refunds from the U.S. government in reference to settling customs disputes dating back to 1986. Accordingly, the Company realized a gain of $7.7 million in other expense (income) for 2010. The Company is pursuing additional recoveries for years subsequent to 1986 but there can be no assurances such recoveries will occur. Additional future recoveries, if any, will be recorded as realized.

Income tax expense (benefit)

For 2010, the Company recorded an income tax expense of $2.7 million on earnings before income taxes of $192.6 million compared to a benefit of $76.7 million on loss before income taxes of $77.7 million for 2009. The 2010 effective tax rate of 1.4% is primarily due to the favorable geographic dispersion of profits and losses resulting in a tax benefit of approximately $21 million, a tax benefit of approximately $30 million related to the settlement of certain income tax contingencies in Europe, and a decrease in valuation allowance of approximately $17 million related to European deferred tax assets. The 2009 effective tax rate of 98.7% was the result of the geographic dispersion of profits and losses resulting in a tax benefit of approximately $13 million, a permanent tax benefit in Europe on notional interest of approximately $56 million, offset by an increase to the Company’s valuation allowance and tax contingencies of approximately $19 million.

Liquidity and Capital Resources

The Company’s primary capital requirements are for working capital, capital expenditures and acquisitions. The Company’s capital needs are met primarily through a combination of internally generated funds, bank credit lines and credit terms from suppliers.

Cash flows provided by operating activities for 2011 were $301.0 million compared to $319.7 million for 2010. The decrease in cash provided by operating activities for 2011 as compared to 2010 is primarily attributable to the 2010 tax refunds, the timing of receipts and customer mix changes in receivables and timing of disbursements.

Net cash used in investing activities for 2011 was $299.7 million compared to $231.5 million for 2010. The increase in investing activities primarily relates to higher capital expenditures related to additional carpet extrusion capacity and expanding the Company’s international manufacturing capabilities, partially offset by lower acquisition expenditures in 2011. Capital spending during 2012, excluding acquisition expenditures, is expected to range from approximately $225 million to $245 million and is intended to be used primarily to purchase equipment, add geographic capacity and to streamline manufacturing capabilities.

Net cash used in financing activities for 2011 was $33.1 million compared to $255.2 million for 2010. The change in cash used in financing activities as compared to 2010 is primarily attributable to lower debt repayments, net of borrowings and restricted cash, and the change in outstanding checks.

On July 8, 2011, the Company entered into a five-year, senior, secured revolving credit facility (the “Senior Credit Facility”) and terminated its four-year $600.0 million, senior, secured revolving credit facility (the “ABL Facility”), which was originally set to mature on September 2, 2013. No early termination penalties were incurred as a result of the termination. The Senior Credit Facility provides for a maximum of $900.0 million of revolving credit, including limited amounts of credit in the form of letters of credit and swingline loans. The Company paid financing costs of $8.3 million in connection with its Senior Credit Facility. These costs were deferred and, along with unamortized costs of $12.3 million related to the Company’s ABL Facility are being amortized over the term of the Senior Credit Facility. In addition, the Company expensed $1.1 million of deferred financing costs related to the termination of its ABL Facility.

The Senior Credit Facility is scheduled to mature on July 8, 2016. The Company can terminate and prepay the Senior Credit Facility at any time without payment of any termination or prepayment penalty (other than customary breakage costs in respect of loans bearing interest at a rate based on LIBOR).

At the Company’s election, revolving loans under the Senior Credit Facility bear interest at annual rates equal to either (a) LIBOR for 1-, 2-, 3- or 6- month periods, as selected by the Company, plus an applicable margin ranging between 1.25% and 2.0%, or (b) the higher of the Bank of America, N.A. prime rate, the Federal Funds rate plus 0.5%, and a monthly LIBOR rate plus 1.0%, plus an applicable margin ranging between 0.25% and 1.0%. The Company also pays a commitment fee to the Lenders under the Senior Credit Facility on the average amount by which the aggregate commitments of the Lenders’ exceeds utilization of the Senior Credit Facility ranging from 0.25% to 0.4% per annum. The applicable margin and the commitment fee are determined based on the Company’s Consolidated Net Leverage Ratio (with applicable margins and the commitment fee increasing as the ratio increases).

All obligations of the Company and the other borrowers under the Senior Credit Facility are required to be guaranteed by all of the Company’s material domestic subsidiaries and all obligations of borrowers that are foreign subsidiaries are guaranteed by those foreign subsidiaries of the Company which the Company designates as guarantors. All obligations under the Senior Credit Facility, and the guarantees of those obligations, are secured by a security interest in domestic accounts receivable and inventories, certain shares of capital stock (or equivalent ownership interests) of the domestic borrowers’ and domestic guarantors’ subsidiaries, and proceeds of any of the foregoing. The amount of the obligations under the Senior Credit Facility secured by such shares of capital stock and equivalent ownership interests is limited to the lesser of (i) the aggregate amount permitted to be secured under the Company’s Indenture dated as of April 2, 2002 without requiring the notes issued under that Indenture to be secured equally and ratably by such shares of capital stock and equivalent ownership interests and (ii) the aggregate amount permitted to be secured under the Company’s Indenture dated as of January 9, 2006 (as supplemented by that first supplemental indenture dated as of January 17, 2006) without requiring the notes issued under that Indenture to be secured equally and ratably by such shares of capital stock and equivalent ownership interests.

If at any time (a) either (i) the Company’s corporate family rating or senior unsecured rating, whichever is in effect from Moody’s Investors Service, Inc. (“Moody’s”) is Baa3 or better (with a stable outlook or better) and the Company’s corporate rating from Standard & Poor’s Financial Services LLC (“S&P”) is BB+ or better (with a stable outlook or better) or (ii) the Moody’s rating is Ba1 or better (with a stable outlook or better) and the S&P rating is BBB- or better (with a stable outlook or better) and (b) no default or event of default has occurred and is continuing, then upon the Company’s request, the foregoing security interests will be released. The Company is required to reinstate such security interests after release if: (a) both (i) the Moody’s rating is Ba2 and (ii) the S&P rating is BB, (b) (i) the Moody’s rating is Ba3 or lower and (ii) the S&P rating is below BBB- (with a stable outlook or better) or (c) (i) the Moody’s rating is below Baa3 (with a stable outlook or better) and (ii) the S&P rating is BB- or lower.

The Senior Credit Facility includes certain affirmative and negative covenants that impose restrictions on the Company’s financial and business operations, including limitations on liens, indebtedness, investments, fundamental changes, asset dispositions, dividends and other similar restricted payments, transactions with affiliates, payments and modifications of certain existing debt, future negative pledges, and changes in the nature of the Company’s business. Many of these limitations are subject to numerous exceptions. The Company is also required to maintain a Consolidated Interest Coverage Ratio of at least 3.0 to 1.0 and a Consolidated Net Leverage Ratio of no more than 3.75 to 1.0, each as of the last day of any fiscal quarter, as defined in the Senior Credit Facility. The Senior Credit Facility also contains customary representations and warranties and events of default, subject to customary grace periods.

As of December 31, 2011, the amount utilized under the Senior Credit Facility was $395.3 million resulting in a total of $504.7 million available under the Senior Credit Facility. The amount utilized included $298.0 million of borrowings, $46.8 million of standby letters of credit guaranteeing the Company’s industrial revenue bonds and $50.5 million of standby letters of credit related to various insurance contracts and foreign vendor commitments.

On January 20, 2012, the Company entered into an amendment to the Senior Credit Facility that provides for an incremental term loan facility in the aggregate principal amount of $150.0 million. The incremental term loan facility provides for eight scheduled quarterly principal payments of $1.875 million, with the first such payment due on June 30, 2012, followed by four scheduled quarterly principal payments of $3.750 million, with all remaining quarterly principal payments of $5.625 million prior to maturity.

On January 17, 2006, the Company issued $900.0 million aggregate principal amount of 6.125% notes due 2016. Interest payable on these notes is subject to adjustment if either Moody’s or S&P, or both, downgrades the rating assigned to the notes. Each rating agency downgrade results in a 0.25% increase in the interest rate, subject to a maximum increase of 1% per rating agency. If later the rating of these notes improves, then the interest rates would be reduced accordingly. Each 0.25% increase in the interest rate of these notes would increase the Company’s interest expense by approximately $0.1 million per quarter per $100 million of outstanding notes. Currently, the interest rates have been increased by an aggregate amount of 0.75% as a result of downgrades by Moody’s and S&P during 2009. Additional downgrades in the Company’s credit ratings could further increase the cost of its existing credit and adversely affect the cost of and ability to obtain additional credit in the future.

On April 12, 2010, the Company purchased for cash approximately $200 million aggregate principal amount of its outstanding 5.75% senior notes due January 15, 2011 at a price equal to 103.5% of the principal amount, which resulted in a premium to tendering noteholders of approximately $7 million. In connection with the extinguishment, the Company paid approximately $0.5 million in fees and accelerated the remaining deferred financing costs incurred in the original issuance of the notes that were purchased by the Company. The premium and fees associated with the cash tender are included in interest expense on the 2010 consolidated statement of operations. On October 14, 2010, the Company deposited $27.9 million of cash in a restricted account under the control of the Administrative Agent and reserved $280.0 million on the ABL Facility to repay the remaining amount outstanding of the 5.75% senior notes due January 15, 2011, which actions were determined by the Administrative Agent to adequately reserve (for purposes of the ABL Facility) for the repayment of such notes. During the first quarter of 2011, the Company repaid the 5.75% senior notes due January 15, 2011 at maturity, using approximately $170 million of available cash and borrowings of approximately $138 million under the ABL Facility.

In 2002, the Company issued $400.0 million aggregate principal amount of its senior 7.20% notes due April 15, 2012. During 2011, the Company repurchased $63.7 million of its senior 7.20% notes, at an average price equal to 102.72% of the principal amount. The Company believes it will have sufficient cash and cash equivalents and unutilized borrowings availability under the Senior Credit Facility or through new public and/or private debt offerings to repay the senior notes, when due. However, there can be no assurances that the Company will be able to complete new public and/or private debt offerings, if necessary, to repay the senior notes prior to the April 15, 2012 maturity date.

As of December 31, 2011, the Company had invested cash of $266.5 million in money market AAA rated cash investments of which $260.0 million was in Europe. While the Company’s plans are to permanently reinvest, the estimated cost of repatriation for the cash invested in Europe would be approximately $91.0 million. The Company believes that its cash and cash equivalents on hand, cash generated from operations and availability under its Senior Credit Facility will be sufficient to meet its capital expenditure, working capital and debt servicing requirements over the next twelve months.

The Company may continue, from time to time, to retire its outstanding debt through cash purchases in the open market, privately negotiated transactions or otherwise. Such repurchases, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amount involved may be material.

The Company’s Board of Directors has authorized the repurchase of up to 15 million shares of the Company’s outstanding common stock. Since the inception of the program in 1999, a total of approximately 11.5 million shares have been repurchased at an aggregate cost of approximately $334.7 million. All of these repurchases have been financed through the Company’s operations and banking arrangements. No shares were repurchased during 2011, 2010 or 2009.

In the first quarter of 2012, the Company intends to remit payment of €26.5 million to the Belgian tax authority using European cash available.

Contractual obligations

The following is a summary of the Company’s future minimum payments under contractual obligations as of December 31, 2011 (in millions):

	Total	2012	2013	2014	2015	2016	Thereafter
Recorded Contractual Obligations:
Long-term debt, including current maturities and capital leases	$1,586.5	386.3	0.8	0.6	0.3	1,198.2	0.3
Unrecorded Contractual Obligations:
Interest payments on long-term debt and capital leases(1)	298.6	78.3	71.1	71.0	71.0	7.2	—
Operating leases	325.1	90.4	71.2	60.3	46.5	24.6	32.1
Purchase commitments(2)	200.5	77.0	66.7	32.3	24.5	—	—
Expected pension contributions(3)	1.9	1.9	—	—	—	—	—
Uncertain tax positions(4)	6.5	6.5	—	—	—	—	—
Guarantees	15.0	8.6	3.2	3.2	—	—	—

	847.6	262.7	212.2	166.8	142.0	31.8	32.1

Total	$2,434.1	649.0	213.0	167.4	142.3	1,230.0	32.4

(1)	For fixed rate debt, the Company calculated interest based on the applicable rates and payment dates. For variable rate debt, the Company estimated average outstanding balances for the respective periods and applied interest rates in effect as of December 31, 2011 to these balances.

(2)	Includes commitments for natural gas, electricity and raw material purchases.

(3)	Includes the estimated pension contributions for 2012 only, as the Company is unable to estimate the pension contributions beyond 2012. The Company’s projected benefit obligation and plan assets as of December 31, 2011 were $29.2 million and $26.1 million, respectively. The projected benefit obligation liability has not been presented in the table above due to uncertainty as to amounts and timing regarding future payments.

(4)	Excludes $47.6 million of non-current accrued income tax liabilities and related interest and penalties for uncertain tax positions. These liabilities have not been presented in the table above due to uncertainty as to amounts and timing regarding future payments.

Critical Accounting Policies

In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles, the Company must make decisions which impact the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. Such decisions include the selection of appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, the Company applies judgment based on its understanding and analysis of the relevant circumstances and historical experience. Actual amounts could differ from those estimated at the time the consolidated financial statements are prepared.

The Company’s significant accounting policies are described in Note 1 to the Consolidated Financial Statements included elsewhere in this report. Some of those significant accounting policies require the Company to make subjective or complex judgments or estimates. Critical accounting policies are defined as those that are both most important to the portrayal of a company’s financial condition and results and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company believes the following accounting policies require it to use judgments and estimates in preparing its consolidated financial statements and represent critical accounting policies.

•

Accounts receivable and revenue recognition.    Revenues are recognized when there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable, and collectability can be reasonably assured. The Company provides allowances for expected cash discounts, sales allowances, returns, claims and doubtful accounts based upon historical bad debt and claims experience and periodic evaluation of specific customer accounts and the aging of accounts receivable. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. A 10% change in the Company’s allowance for discounts, returns, claims and doubtful accounts would have affected net earnings by approximately $3 million for the year ended December 31, 2011.

•

Inventories are stated at the lower of cost or market (net realizable value).    Cost has been determined using the first-in first-out method (“FIFO”). Costs included in inventory include raw materials, direct and indirect labor and employee benefits, depreciation, general manufacturing overhead and various other costs of manufacturing. Market, with respect to all inventories, is replacement cost or net realizable value. Inventories on hand are compared against anticipated future usage, which is a function of historical usage, anticipated future selling price, expected sales below cost, excessive quantities and an evaluation for obsolescence. Actual results could differ from assumptions used to value obsolete inventory, excessive inventory or inventory expected to be sold below cost and additional reserves may be required. A 10% change in the Company’s reserve for excess or obsolete inventory would have affected net earnings by approximately $4 million for the year ended December 31, 2011.

•

Goodwill and other intangibles.    Goodwill is tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. The Company considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment. The goodwill impairment tests are based on determining the fair value of the specified reporting units based on management judgments and assumptions using the discounted cash flows and comparable company market valuation approaches. The Company has identified Mohawk, Dal-Tile, Unilin Flooring, Unilin Chipboard and Melamine, and Unilin Roofing as its reporting units for the purposes of allocating goodwill and intangibles as well as assessing impairments. The valuation approaches are subject to key judgments and assumptions that are sensitive to change such as judgments and assumptions about appropriate sales growth rates, operating margins, weighted average cost of capital (“WACC”), and comparable company market multiples. When developing these key judgments and assumptions, the Company considers economic, operational and market conditions that could impact the fair value of the reporting unit. However, estimates are inherently uncertain and represent only management’s reasonable expectations regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Should a significant or prolonged deterioration in economic conditions occur, such as declines in spending for new construction, remodeling and replacement activities; the inability to pass increases in the costs of raw materials and fuel on to customers; or a decline in comparable company market multiples, then key judgments and assumptions could be impacted. Generally, a decline in estimated after tax cash flows of more than 15% or a more than 10% increase in WACC or a significant or prolonged decline in market capitalization could result in an additional indication of impairment.

The impairment test for intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. These judgments and assumptions are subject to the variability discussed above.

The impairment evaluation for indefinite lived intangible assets, which for the Company are its trademarks, is conducted during the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that an asset might be impaired. The determination of fair value used in the impairment evaluation is based on discounted estimates of future sales projections attributable to ownership of the trademarks. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. The judgments and assumptions used in the estimate of fair value are generally consistent with past performance and are also consistent with the projections and assumptions that are used in operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. The determination of fair value is highly sensitive to differences between estimated and actual cash flows and changes in the related discount rate used to evaluate the fair value of the trademarks. Estimated cash flows are sensitive to changes in the economy among other things.

The Company reviews its long-lived asset groups, which include intangible assets subject to amortization, which for the Company are its patents and customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of such asset groups may not be recoverable. Recoverability of asset groups to be held and used is measured by a comparison of the carrying amount of long-lived assets to future undiscounted net cash flows expected to be generated by these asset groups. If such asset groups are considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Assets held for sale are reported at the lower of the carrying amount or fair value less estimated costs of disposal and are no longer depreciated.

The Company conducted its annual assessment of goodwill and indefinite lived intangibles in the fourth quarter and no impairment was indicated for 2011.

•

Income taxes.    The Company’s effective tax rate is based on its income, statutory tax rates and tax planning opportunities available in the jurisdictions in which it operates. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judg-

ment is required in determining the Company’s tax expense and in evaluating the Company’s tax positions. Deferred tax assets represent amounts available to reduce income taxes payable on taxable income in a future period. The Company evaluates the recoverability of these future tax benefits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely on estimates, including business forecasts and other projections of financial results over an extended period of time. In the event that the Company is not able to realize all or a portion of its deferred tax assets in the future, a valuation allowance is provided. The Company would recognize such amounts through a charge to income in the period in which that determination is made or when tax law changes are enacted. The Company had valuation allowances of $334.2 million in 2011, $325.1 million in 2010 and $365.9 million in 2009. For further information regarding the Company’s valuation allowances, see Note 13 to the consolidated financial statements.

In the ordinary course of business there is inherent uncertainty in quantifying the Company’s income tax positions. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon the Company’s evaluation of the facts, circumstances and information available as of the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information, as required by the provisions of the Financial Accounting Standards Board (“FASB”) FASB Accounting Standards Codification Topic 740 (“ASC 740-10”). For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the consolidated financial statements. As of December 31, 2011, the Company has $46.1 million accrued for uncertain tax positions. For further information regarding the Company’s uncertain tax positions, see Note 13 to the consolidated financial statements.

•

Environmental and legal accruals.    Environmental and legal accruals are estimates based on judgments made by the Company relating to ongoing environmental and legal proceedings, as disclosed in the Company’s consolidated financial statements. In determining whether a liability is probable and reasonably estimable, the Company consults with its internal experts. The Company believes that the amounts recorded in the accompanying financial statements are based on the best estimates and judgments available to it.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income” (“ASU 2011-05”). This update requires that the components of net income, the components of other comprehensive income and the total of comprehensive income be presented as a single continuous financial statement or in two separate but consecutive statements. The option of presenting other comprehensive income in the statement of stockholders’ equity is eliminated. This update also requires the presentation on the face of the financial statements of reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statements where the components of net income and the components of other comprehensive income are presented. In November 2011, the FASB issued ASU 2011-12 that defers the effective date of the requirement to present separate line items on the income statement for reclassification adjustments of items out of accumulated other comprehensive income into net income. The deferral is temporary until the Board reconsiders the operational concerns and needs of financial statement users. The Board has not yet established a timetable for its reconsideration. The requirements to present other comprehensive income in a continuous statement or two consecutive statements and other requirements of ASU 2011-05, as amended by ASU 2011-12, is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Impact of Inflation

Inflation affects the Company’s manufacturing costs, distribution costs and operating expenses. The Company expects raw material prices, many of which are petroleum based, to fluctuate based upon worldwide supply and demand of commodities utilized in the Company’s production processes. Although the Company attempts to pass on increases in raw material, energy and fuel-related costs to its customers, the Company’s ability to do so is dependent upon the rate and magnitude of any increase, competitive pressures and market conditions for the Company’s products. There have been in the past, and may be in the future, periods of time during which increases in these costs cannot be fully recovered. In the past, the Company has often been able to enhance productivity and develop new product innovations to help offset increases in costs resulting from inflation in its operations.

Seasonality

The Company is a calendar year-end company. With respect to its Mohawk and Dal-Tile segments, its results of operations for the first quarter tend to be the weakest. The second, third and fourth quarters typically produce higher net sales and operating income in these segments. These results are primarily due to consumer residential spending patterns for floor covering, which historically have decreased during the first two months of each year following the holiday season. The Unilin segment second and fourth quarters typically produce higher net sales and earnings followed by a moderate first quarter and a weaker third quarter. The third quarter is traditionally the weakest due to the European holiday in late summer.

Certain Factors affecting the Company’s Performance

In addition to the other information provided in this Annual Report, the following risk factors should be considered when evaluating an investment in shares of the Company’s Common Stock.

If any of the events described in these risks were to occur, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The floor covering industry is sensitive to changes in general economic conditions, such as consumer confidence and income, corporate and government spending, interest rate levels, availability of credit and demand for housing. The downturn in the U.S. and global economies beginning in 2006, along with the residential and commercial markets in such economies, negatively impacted the floor covering industry and the Company’s business. It is not known when economic conditions will improve or whether they will deteriorate further. Further, significant or prolonged declines in such economies or in spending for replacement floor covering products or new construction activity could have a material adverse effect on the Company’s business.

The floor covering industry in which the Company participates is highly dependent on general economic conditions, such as consumer confidence and income, corporate and government spending, interest rate levels, availability of credit and demand for housing. The Company derives a majority of its sales from the replacement segment of the market. Therefore, economic changes that result in a significant or prolonged decline in spending for remodeling and replacement activities could have a material adverse effect on the Company’s business and results of operations.

The floor covering industry is highly dependent on construction activity, including new construction, which is cyclical in nature and currently in a downturn. The current downturn in the U.S. and global economies, along with the housing markets in such economies, has negatively impacted the floor covering industry and the Company’s business. Although the impact of a decline in new construction activity is typically accompanied by an increase in remodeling and replacement activity, these activities have also lagged during the current downturn. The difficult economic conditions may continue or deteriorate in the foreseeable future. A significant or prolonged decline in residential or commercial construction activity could have a material adverse effect on the Company’s business and results of operations.

In periods of rising costs, the Company may be unable to pass raw materials, energy and fuel-related cost increases on to its customers, which could have a material adverse effect on the Company’s business.

The prices of raw materials and fuel-related costs could vary significantly with market conditions. Although the Company generally attempts to pass on increases in raw material, energy and fuel-related costs to its customers, the Company’s ability to do so is dependent upon the rate and magnitude of any increase, competitive pressures and market conditions for the Company’s products. There have been in the past, and may be in the future, periods of time during which increases in these costs cannot be recovered. During such periods of time, the Company’s business may be materially adversely affected.

The Company faces intense competition in the flooring industry, which could decrease demand for the Company’s products or force it to lower prices, which could have a material adverse effect on the Company’s business.

The floor covering industry is highly competitive. The Company faces competition from a number of manufacturers and independent distributors. Some of the Company’s competitors are larger and have greater resources and access to capital than the Company does. Maintaining the Company’s competitive position may require substantial investments in the Company’s product development efforts, manufacturing facilities, distribution network and sales and marketing activities. Competitive pressures may also result in decreased demand for the Company’s products or force the Company to lower prices. Any of these factors or others may impact demand which could have a material adverse effect on the Company’s business.

Uncertainty in the credit market or downturns in the global economy and the Company’s business could affect the Company’s overall availability and cost of credit.

Uncertainty in the credit markets could affect the overall availability and cost of credit. Despite recent improvement in overall economic conditions, the impact of the economic downturn on the Company’s ability to obtain financing, including any financing necessary to refinance existing indebtedness, in the future, and the cost and terms of it, remains uncertain. These and other economic factors could have a material adverse effect on demand for the Company’s products and on its financial condition and operating results. Further, these generally negative economic and business conditions may factor into the Company’s periodic credit ratings assessment by either or both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. A rating agency’s evaluation is based on a number of factors, which include scale and diversification, brand strength, profitability, leverage, liquidity and interest coverage. During 2009, the Company’s senior unsecured notes were downgraded by the rating agencies, which increased the Company’s interest expense by approximately $0.2 million per quarter per $100.0 million of outstanding notes and could adversely affect the cost of and ability to obtain additional credit in the future. Additional downgrades in the Company’s credit ratings could further increase the cost of its existing credit and adversely affect the cost of and ability to obtain additional credit in the future, and the Company can provide no assurances that additional downgrades will not occur.

If the Company were unable to meet certain covenants contained in the Senior Credit Facility, it may be required to repay borrowings under the Senior Credit Facility prior to their maturity and may lose access to the Senior Credit Facility for additional borrowings that may be necessary to fund its operations, which could have a material adverse effect on the Company’s business.

On July 8, 2011, the Company entered into a $900.0 million five-year, senior, secured revolving credit facility (the “Senior Credit Facility”). As of December 31, 2011, the amount utilized under the Senior Credit Facility was $395.3 million, resulting in a total of $504.7 million available under the Senior Credit Facility. The amount utilized included $298.0 million of borrowings, $46.8 million of standby letters of credit guaranteeing the Company’s industrial revenue bonds and $50.5 million of standby letters of credit related to various insurance contracts and foreign vendor commitments. On January 20, 2012, the Company entered into an amendment to the Senior Credit Facility that provides for an incremental term loan facility in the aggregate principal amount of $150.0 million.

During the term of the Senior Credit Facility, if the Company’s cash flow is worse than expected, the Company may need to refinance all or a portion of its indebtedness through a public and/or private debt offering or a new bank facility and may not be able to do so on terms acceptable to it, or at all. If the Company is unable to access debt markets at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, or other factors, it could materially adversely affect the Company’s ability to repay its indebtedness and otherwise have a material adverse effect on the Company’s financial condition and results of operations.

Additionally, the Senior Credit Facility includes certain affirmative and negative covenants that impose restrictions on the Company’s financial and business operations, including limitations on liens, indebtedness, investments, fundamental changes, asset dispositions, dividends and other similar restricted payments, transactions with affiliates, payments and modifications of certain existing debt, future negative pledges, and changes in the nature of the Company’s business. Many of these limitations are subject to numerous exceptions. The Company is also required to maintain a Consolidated Interest Coverage Ratio of at least 3.0 to 1.0 and a Consolidated Net Leverage Ratio of no more than 3.75 to 1.0, each as of the last day of any fiscal quarter and as defined in the Senior Credit Facility.

The Company may be unable to obtain raw materials or sourced product on a timely basis, which could have a material adverse effect on the Company’s business.

The principal raw materials used in the Company’s manufacturing operations include nylon, polypropylene, triexta and polyester resins and fibers, which are used primarily in the Company’s carpet and rugs business; clay, talc, nepheline syenite and glazes, including frit (ground glass), zircon and stains, which are used exclusively in the Company’s ceramic tile business; and wood, paper, and resins which are used primarily in the Company’s laminate flooring business. In addition, the Company sources finished goods as well. For certain of such raw materials and sourced products, the Company is dependent on one or a small number of suppliers. An adverse change in the Company’s relationship with such a supplier, the financial condition of such a supplier or such supplier’s ability to manufacture or deliver such raw materials or sourced products to the Company could lead to an interruption of supply or require the Company to purchase more expensive alternatives. An extended interruption in the supply of these or other raw materials or sourced products used in the Company’s business or in the supply of suitable substitute materials or products would disrupt the Company’s operations, which could have a material adverse effect on the Company’s business.

Fluctuations in currency exchange rates may impact the Company’s financial condition and results of operations and may affect the comparability of results between the Company’s financial periods.

The results of the Company’s foreign subsidiaries reported in the local currency are translated into U.S. dollars for balance sheet accounts using exchange rates in effect as of the balance sheet date and for the statement of operations accounts using, principally, the Company’s average rates during the period. The exchange rates between some of these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future. The Company may not be able to manage effectively the Company’s currency translation risks and volatility in currency exchange rates may have a material adverse effect on the Company’s consolidated financial statements and affect comparability of the Company’s results between financial periods.

The Company may experience certain risks associated with acquisitions, joint ventures and strategic investments.

The Company has typically grown its business through acquisitions. Growth through acquisitions involves risks, many of which may continue to affect the Company after the acquisition. The Company cannot give assurance that an acquired company will achieve the levels of revenue, profitability and production that the Company expects. The combination of an acquired company’s business with the Company’s existing businesses involves risks. The Company cannot be assured that reported earnings will meet expectations because of goodwill and intangible asset impairment, other asset impairments, increased interest costs and issuance of additional securities or incurrence of debt. The Company may also face challenges in consolidating functions, integrating the Company’s organizations, procedures, operations and product lines in a timely and efficient manner and retaining key personnel. These challenges may result in:

•	maintaining executive offices in different locations;

•	manufacturing and selling different types of products through different distribution channels;

•	conducting business from various locations;

•	maintaining different operating systems and software on different computer hardware; and

•	providing different employment and compensation arrangements for employees.

The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the Company’s revenues, level of expenses and operating results.

Failure to successfully manage and integrate an acquisition with the Company’s existing operations could lead to the potential loss of customers of the acquired business, the potential loss of employees who may be vital to the new operations, the potential loss of business opportunities or other adverse consequences that could have a material adverse effect on the Company’s business, financial condition and results of operations. Even if integration occurs successfully, failure of the acquisition to achieve levels of anticipated sales growth, profitability or productivity, or otherwise perform as expected, may have a material adverse effect on the Company’s business, financial condition and results of operations.

In addition, we have made certain investments, including through joint ventures, in which we have a minority equity interest and lack management and operational control. The controlling joint venture partner in a joint venture investment may have business interests, strategies or goals that are inconsistent with ours, and business decisions or other actions or omissions of the controlling joint venture partner or the joint venture company may result in harm to our reputation or adversely affect the value of our investment in the joint venture.

A failure to identify suitable acquisition candidates or partners for strategic investments and to complete acquisitions could have a material adverse effect on the Company’s business.

As part of the Company’s business strategy, the Company intends to continue to pursue a wide array of potential strategic transactions, including acquisitions of complementary businesses, as well as strategic investments and joint ventures. Although the Company regularly evaluates such opportunities, the Company may not be able successfully to identify suitable acquisition candidates or investment opportunities, to obtain sufficient financing on acceptable terms to fund such strategic transactions, to complete acquisitions and integrate acquired businesses with the Company’s existing businesses, or to manage profitably acquired businesses or strategic investments.

The Company has been, and in the future may be, subject to costs, liabilities and other obligations under existing or new laws and regulations, which could have a material adverse effect on the Company’s business.

The Company and its customers and suppliers are subject to various federal, state and local laws, regulations and licensing requirements. The Company faces risks and uncertainties related to compliance with and enforcement of increasingly numerous and complex federal, state and local laws and regulations. In addition, new laws and regulations may be enacted in the U.S. or abroad that may require the Company to incur additional personnel-related, environmental, or other costs on an ongoing basis, such as recently enacted healthcare legislation in the United States.

Further, the Company’s operations are subject to various environmental, health and safety laws and regulations, including those governing air emissions, wastewater discharges, and the use, storage, treatment, recycling and disposal of materials and finished product. The applicable requirements under these laws are subject to amendment, to the imposition of new or additional requirements and to changing interpretations of agencies or courts. The Company could incur material expenditures to comply with new or existing regulations, including fines and penalties and increased costs of its operations. For example, enactment of climate control legislation or other regulatory initiatives by the U.S. Congress or various states, or the adoption of regulations by the Environmental Protection Agency and analogous state or foreign governmental agencies that restrict emissions of greenhouse gases in areas in which the Company conducts business could have an adverse effect on its operations and demand for its products. The Company’s manufacturing processes use a significant amount of energy, especially natural gas. Increased regulation of energy use to address the possible emission of greenhouse gases and climate change could have a material adverse effect on the Company’s business.

The nature of the Company’s business and operations, including the potential discovery of presently unknown environmental conditions, exposes it to the risk of claims under environmental, health and safety laws and regulations. The Company could incur material costs or liabilities in connection with such claims.

The Company’s business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events.

Many of the Company’s business activities involve substantial investments in manufacturing facilities and many products are produced at a limited number of locations. These facilities could be materially damaged by natural disasters, such as floods, tornados, hurricanes and earthquakes, or by fire or other unexpected events. The Company could incur uninsured losses and liabilities arising from such events, including damage to its reputation, and/or suffer material losses in operational capacity, which could have a material adverse impact on its business, financial condition and results of operations.

The Company may be exposed to litigation, claims and other legal proceedings in the ordinary course of business relating to its products, which could have a material adverse effect on the Company’s business.

In the ordinary course of business, the Company is subject to a variety of product-related claims, lawsuits and legal proceedings, including those relating to product liability, product warranty, product recall, personal injury, and other matters that are inherently subject to many uncertainties regarding the possibility of a loss to the Company. Such matters could have a material adverse effect on its business, results of operations and financial condition if the Company is unable to successfully defend against or resolve these matters or if its insurance coverage is insufficient to satisfy any judgments against the Company or settlements relating to these matters. Although the Company has product liability insurance, the policies may not provide coverage for certain claims against the Company or may not be sufficient to cover all possible liabilities. Further, the Company may not be able to maintain insurance at commercially acceptable premium levels. Moreover, adverse publicity arising from claims made against the Company, even if the claims were not successful, could adversely affect the Company’s reputation or the reputation and sales of its products.

The Company manufactures, sources and sells many products internationally and is exposed to risks associated with doing business globally.

The Company’s manufacturing facilities in Mexico and Europe represent a significant portion of the Company’s capacity for ceramic tile and laminate flooring, respectively, and the Company’s European operations represent a significant source of the Company’s revenues and profits. The business, regulatory and political environments in these countries differ from those in the U.S. In addition, the Company increasingly sells products, operates plants and invests in companies in other parts of the world. The Company’s international sales, operations and investments are subject to risks and uncertainties, including:

•	changes in foreign country regulatory requirements;

•	differing business practices associated with foreign operations;

•	various import/export restrictions and the availability of required import/export licenses;

•	imposition of foreign tariffs and other trade barriers;

•	political, legal and economic instability;

•	foreign currency exchange rate fluctuations;

•	foreign country tax rules, regulations and other requirements, such as changes in tax rates and statutory and judicial interpretations in tax laws;

•	inflation;

•	differing labor laws and changes in those laws;

•	work stoppages and disruptions in the shipping of imported and exported products;

•	government price controls;

•	extended payment terms and the inability to collect accounts receivable; and

•	tax inefficiencies and currency exchange controls that may adversely impact its ability to repatriate cash from non-U.S. subsidiaries.

The Company cannot assure investors that it will succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where the Company does business and therefore that the foregoing factors will not have a material adverse effect on the Company’s operations or upon its financial condition and results of operations.

The Company’s inability to protect its intellectual property rights or collect license revenues, particularly with respect to the Company’s patented laminate flooring technology and its registered trademarks, could have a material adverse effect on the Company’s business.

The future success and competitive position of certain of the Company’s businesses, particularly the Company’s laminate flooring business, depend in part upon the Company’s ability to obtain, maintain and license proprietary technology used in the Company’s principal product families. The Company relies, in part, on the patent, trade secret and trademark laws of the U.S. and countries in Europe, as well as confidentiality agreements with some of the Company’s employees, to protect that technology.

The Company has obtained a number of patents relating to the Company’s products and associated methods and has filed applications for additional patents, including the UNICLIC family of patents, which protects Unilin’s interlocking laminate flooring panel technology. The Company cannot assure investors that any patents owned by or issued to it will provide the Company with competitive advantages, that third parties will not challenge these patents, or that the Company’s pending patent applications will be approved. In addition, patent filings by third parties, whether made before or after the date of the Company’s filings, could render the Company’s intellectual property less valuable.

Furthermore, despite the Company’s efforts, the Company may be unable to prevent competitors and/or third parties from using the Company’s technology without the Company’s authorization through license agreements, independently developing technology that is similar to that of the Company or designing around the Company’s patents. The use of the Company’s technology or similar technology by others could reduce or eliminate any competitive advantage the Company has developed, cause the Company to lose sales or otherwise harm the Company’s business. In addition, if the Company does not obtain sufficient protection for the Company’s intellectual property, the Company’s competitiveness in the markets it serves could be significantly impaired, which could have a material effect on the Company’s business.

The Company has obtained and applied for numerous U.S. and Foreign Service marks and trademark registrations and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. The Company cannot guarantee that any of the Company’s pending or future applications will be approved by the applicable governmental authorities. Moreover, even if such applications are approved, third parties may seek to oppose or otherwise challenge the registrations. A failure to obtain trademark registrations in the U.S. and in other countries could limit the Company’s ability to protect the Company’s trademarks and impede the Company’s marketing efforts in those jurisdictions and could have a material effect on the Company’s business.

The Company generates license revenue for certain patents that expire in 2017. The Company continues to develop new sources of revenue to offset the expiration in its UNICLIC family of patents. The failure to develop alternative revenues could have a material adverse effect on the Company’s business.

The Company generally requires third parties with access to the Company’s trade secrets to agree to keep such information confidential. While such measures are intended to protect the Company’s trade secrets, there can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company’s confidential and proprietary information and technology will not be independently developed by or become otherwise known to third parties. In any of these circumstances, the Company’s competitiveness could be significantly impaired, which would limit the Company’s growth and future revenue.

Companies may claim that the Company infringed their intellectual property or proprietary rights, which could cause it to incur significant expenses or prevent it from selling the Company’s products.

In the past, companies have claimed that certain technologies incorporated in the Company’s products infringe their patent rights. There can be no assurance that the Company will not receive notices in the future from parties asserting that the Company’s products infringe, or may infringe, those parties’ intellectual property rights. The Company cannot be certain that the Company’s products do not and will not infringe issued patents or other intellectual property rights of others. Historically, patent applications in the U.S. and some foreign countries have not been publicly disclosed until the patent is issued (or, in some recent cases, until 18 months following submission), and the Company may not be aware of currently filed patent applications that relate to the Company’s products or processes. If patents are later issued on these applications, the Company may be liable for infringement.

Furthermore, the Company may initiate claims or litigation against parties for infringement of the Company’s proprietary rights or to establish the invalidity, noninfringement, or unenforceability of the proprietary rights of others. Likewise, the Company may have similar claims brought against it by competitors. Litigation, either as plaintiff or defendant, could result in significant expense to the Company and divert the efforts of the Company’s technical and management personnel from operations, whether or not such litigation is resolved in the Company’s favor. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages (including punitive damages and attorney’s fees), discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. There can be no assurance that licenses to disputed technology or intellectual property rights would be available on reasonable commercial terms, if at all. In the event of a successful claim against the Company along with failure to develop or license a substitute technology, the Company’s business, financial condition and results of operations would be materially and adversely affected.

The long-term performance of the Company’s business relies on its ability to attract, develop and retain talented management.

To be successful, the Company must attract, develop and retain qualified and talented personnel in management, sales, marketing, product design and innovation and operations, and as it considers entering new international markets, skilled personnel familiar with those markets. The Company competes with multinational firms for these employees and invests resources in recruiting, developing, motivating and retaining them. The failure to attract, develop, motivate and retain key employees could negatively affect the Company’s competitive position and its operating results.

The Company is subject to changing regulation of corporate governance and public disclosure that have increased both costs and the risk of noncompliance.

The Company’s stock is publicly traded. As a result, the Company is subject to the rules and regulations of federal and state agencies and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the Securities and Exchange Commission and the New York Stock Exchange, frequently issue new requirements and regulations. The Company’s efforts to comply with the regulations and interpretations have resulted in, and are likely to continue to result in, increased general and administrative costs and diversion of management’s time and attention from revenue generating activities to compliance activities.

Declines in the Company’s business conditions may result in an impairment of the Company’s tangible and intangible assets which could result in a material non-cash charge.

A significant or prolonged decrease in the Company’s market capitalization, including a decline in stock price, or a negative long-term performance outlook, could result in an impairment of its tangible and intangible assets which results when the carrying value of the Company’s assets exceed their fair value.

Forward-Looking Information

Certain of the statements in this Form 10-K, particularly those anticipating future performance, business prospects, growth and operating strategies, and similar matters, and those that include the words “could,” “should,” “believes,” “anticipates,” “expects” and “estimates” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation in raw material prices and other input costs; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Quantitative and Qualitative Disclosures about Market Risk

The Company’s market risk is impacted by changes in foreign currency exchange rates, interest rates and certain commodity prices. Financial exposures to these risks are monitored as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of these markets may have on its operating results. From time to time, the Company enters into derivative contracts to manage these risks. The Company does not regularly engage in speculative transactions, nor does it regularly hold or issue financial instruments for trading purposes. The Company did not have any derivative contracts outstanding as of December 31, 2011 and 2010. As of December 31, 2011, approximately 78% of the Company’s debt portfolio was comprised of fixed-rate debt and 22% was floating-rate debt. A 1.0 percentage point change in the interest rate of the floating-rate debt would not have a material impact on the Company’s results of operations.

Management’s Report on Internal Control over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). The Company’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2011. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. The Company’s management has concluded that, as of December 31, 2011, its internal control over financial reporting is effective based on these criteria. The Company’s independent registered public accounting firm, KPMG LLP, has issued an attestation report on the Company’s internal control over financial reporting, which is included herein.

/s/ Jeffrey S. Lorberbaum
Jeffrey S. Lorberbaum,
Chairman and Chief Executive Officer

/s/ Frank H. Boykin
Frank H. Boykin,
Chief Financial Officer and Vice President-Finance

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mohawk Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mohawk Industries, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Mohawk Industries, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Atlanta, Georgia

February 29, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mohawk Industries, Inc.:

We have audited Mohawk Industries, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Mohawk Industries, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Mohawk Industries, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated February 29, 2012 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Atlanta, Georgia

February 29, 2012

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2011 and 2010

	2011	2010
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$311,945	354,217
Restricted cash	—	27,954
Receivables, net	686,165	614,473
Inventories	1,113,630	1,007,503
Prepaid expenses	112,779	91,731
Deferred income taxes	150,910	133,304
Other current assets	22,735	19,431

Total current assets	2,398,164	2,248,613
Property, plant and equipment, net	1,712,154	1,687,124
Goodwill	1,375,175	1,369,394
Tradenames	450,432	456,890
Other intangible assets, net	154,668	220,237
Deferred income taxes and other non-current assets	115,635	116,668

	$6,206,228	6,098,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$386,255	350,588
Accounts payable and accrued expenses	715,091	698,326

Total current liabilities	1,101,346	1,048,914
Deferred income taxes	355,653	346,503
Long-term debt, less current portion	1,200,184	1,302,994
Other long-term liabilities	99,537	93,518

Total liabilities	2,756,720	2,791,929

Commitments and contingencies (Notes 7 and 14)
Redeemable noncontrolling interest	33,723	35,441
Stockholders’ equity:
Preferred stock, $.01 par value; 60 shares authorized; no shares issued	—	—
Common stock, $.01 par value; 150,000 shares authorized; 79,815 and 79,666 shares issued in 2011 and 2010, respectively	798	797
Additional paid-in capital	1,248,131	1,235,445
Retained earnings	2,354,765	2,180,843
Accumulated other comprehensive income, net	135,639	178,097

	3,739,333	3,595,182
Less treasury stock at cost; 11,034 and 11,037 shares in 2011 and 2010, respectively	323,548	323,626

Total stockholders’ equity	3,415,785	3,271,556

	$6,206,228	6,098,926

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(In thousands, except per share data)
Net sales	$5,642,258	5,319,072	5,344,024
Cost of sales	4,225,379	3,916,472	4,111,794

Gross profit	1,416,879	1,402,600	1,232,230
Selling, general and administrative expenses	1,101,337	1,088,431	1,188,500

Operating income	315,542	314,169	43,730
Interest expense	101,617	133,151	127,031
Other expense (income)	14,051	(11,630)	(5,588)

Earnings (loss) before income taxes	199,874	192,648	(77,713)
Income tax expense (benefit)	21,649	2,713	(76,694)

Net earnings (loss)	178,225	189,935	(1,019)
Less: Net earnings attributable to noncontrolling interest	4,303	4,464	4,480

Net earnings (loss) attributable to Mohawk Industries, Inc.	$173,922	185,471	(5,499)

Basic earnings (loss) per share attributable to Mohawk Industries, Inc.	$2.53	2.66	(0.08)

Diluted earnings (loss) per share attributable to Mohawk Industries, Inc.	$2.52	2.65	(0.08)

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years Ended December 31, 2011, 2010 and 2009

		Total Stockholders’ Equity
	Redeemable Noncontrolling Interest	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock		Total Stockholders’ Equity
		Shares	Amount				Shares	Amount
	(In thousands)
Balances at December 31, 2008	$31,130	79,461	$795	$1,217,903	$2,004,115	$254,535	(11,040)	$(323,545)	$3,153,803
Shares issued under employee and director stock plans	—	57	—	642	—	—	6	184	826
Stock-based compensation expense	—	—	—	9,653	—	—	—	—	9,653
Tax deficit from stock-based compensation	—	—	—	(342)	—	—	—	—	(342)
Distribution to noncontrolling interest	(2,151)	—	—	—	—	—	—	—	—
Noncontrolling earnings	4,480	—	—	—	—	—	—	—	—
Comprehensive income:
Currency translation adjustment	—	—	—	—	—	36,089	—	—	36,089
Unrealized loss on hedge instruments net of taxes	—	—	—	—	—	7,207	—	—	7,207
Pension prior service cost and actuarial gain or loss	—	—	—	—	—	(914)	—	—	(914)
Net loss	—	—	—	—	(5,499)	—	—	—	(5,499)

Total comprehensive income									36,883

Balances at December 31, 2009	33,459	79,518	795	1,227,856	1,998,616	296,917	(11,034)	(323,361)	3,200,823
Shares issued under employee and director stock plans	—	148	2	1,685	—	—	(3)	(265)	1,422
Stock-based compensation expense	—	—	—	6,888	—	—	—	—	6,888
Tax deficit from stock-based compensation	—	—	—	(984)	—	—	—	—	(984)
Distribution to noncontrolling interest, net of adjustments	(5,726)	—	—	—	—	—	—	—	—
Noncontrolling earnings	4,464	—	—	—	—	—	—	—	—
Accretion of redeemable noncontrolling interest	3,244	—	—	—	(3,244)	—	—	—	(3,244)
Comprehensive income:
Currency translation adjustment	—	—	—	—	—	(119,200)	—	—	(119,200)
Pension prior service cost and actuarial gain or loss	—	—	—	—	—	380	—	—	380
Net income	—	—	—	—	185,471	—	—	—	185,471

Total comprehensive income									66,651

Balances at December 31, 2010	35,441	79,666	797	1,235,445	2,180,843	178,097	(11,037)	(323,626)	3,271,556
Shares issued under employee and director stock plans	—	149	1	2,543	—	—	3	78	2,622
Stock-based compensation expense	—	—	—	10,159	—	—	—	—	10,159
Tax deficit from stock-based compensation	—	—	—	(16)	—	—	—	—	(16)
Distribution to noncontrolling interest, net of adjustments	(4,764)	—	—	—	—	—	—	—	—
Retained distribution noncontrolling interest	(1,257)	—	—	—		—	—	—	—
Noncontrolling earnings	4,303	—	—	—	—	—	—	—	—
Comprehensive income:
Currency translation adjustment	—	—	—	—	—	(42,006)	—	—	(42,006)
Pension prior service cost and actuarial gain or loss	—	—	—	—	—	(452)	—	—	(452)
Net income	—	—	—	—	173,922	—	—	—	173,922

Total comprehensive income									131,464

Balances at December 31, 2011	$33,723	79,815	$798	$1,248,131	$2,354,765	$135,639	(11,034)	$(323,548)	$3,415,785

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$178,225	189,935	(1,019)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Restructuring	23,209	12,341	57,412
Depreciation and amortization	297,734	296,773	303,004
Deferred income taxes	(4,616)	(21,279)	(20,579)
Loss on extinguishment of debt	1,116	7,514	—
Loss (gain) on disposal of property, plant and equipment	(1,273)	(4,975)	1,481
Tax deficit from stock-based compensation	—	—	342
Stock-based compensation expense	10,159	6,888	9,653
Other	(1,257)	—	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables, net	(85,391)	(12,273)	102,799
Income tax receivable	1,631	68,740	(72,515)
Inventories	(100,205)	(118,903)	276,169
Accounts payable and accrued expenses	(11,124)	(86,947)	11,510
Other assets and prepaid expenses	(12,434)	(11,791)	17,320
Other liabilities	5,219	(6,311)	(13,372)

Net cash provided by operating activities	300,993	319,712	672,205

Cash flows from investing activities:
Additions to property, plant and equipment	(275,573)	(156,180)	(108,925)
Proceeds from insurance claim	—	4,615	—
Acquisitions, net of cash acquired	(24,097)	(79,917)	(5,924)

Net cash used in investing activities	(299,670)	(231,482)	(114,849)

Cash flows from financing activities:
Payments on revolving line of credit	(1,431,349)	—	(412,666)
Proceeds from revolving line of credit	1,729,349	—	349,571
Repayment of senior notes	(368,478)	(199,992)	—
Net change in asset securitization borrowings	—	—	(47,000)
Borrowings (payments) on term loan and other debt	2,806	(812)	6,537
Debt issuance costs	(8,285)	—	(23,714)
Debt extinguishment costs	(1,734)	(7,514)	—
Distribution to noncontrolling interest	(4,764)	(3,472)	(4,402)
Change in restricted cash	27,954	(27,954)	—
Tax deficit from stock-based compensation	—	—	(342)
Change in outstanding checks in excess of cash	17,590	(17,900)	5,288
Proceeds from stock transactions	3,787	2,445	884

Net cash used in financing activities	(33,124)	(255,199)	(125,844)

Effect of exchange rate changes on cash and cash equivalents	(10,471)	(10,272)	6,427

Net change in cash and cash equivalents	(42,272)	(177,241)	437,939
Cash and cash equivalents, beginning of year	354,217	531,458	93,519

Cash and cash equivalents, end of year	$311,945	354,217	531,458

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

(In thousands, except per share data)

(1)	Summary of Significant Accounting Policies

(a)    Basis of Presentation

Mohawk Industries, Inc. (“Mohawk” or the “Company”), a term which includes the Company and its subsidiaries, including its primary operating subsidiaries, Mohawk Carpet, LLC, Dal-Tile Corporation and Unilin BVBA, is a leading producer of floor covering products for residential and commercial applications in the United States (“U.S.”) and residential applications in Europe. The Company is the second largest carpet and rug manufacturer and one of the largest manufacturers, marketers and distributors of ceramic tile, natural stone and hardwood flooring in the U.S., as well as a leading producer of laminate flooring in the U.S. and Europe.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)    Cash and Cash Equivalents and Restricted Cash

The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2011, the Company had invested cash of $266,488 in money market AAA rated cash investments of which $6,497 was in North America and Mexico and $259,991 was in Europe. As of December 31, 2010, the Company had restricted cash of $27,954.

(c)    Accounts Receivable and Revenue Recognition

The Company is principally a carpet, rugs, ceramic tile, laminate and hardwood flooring manufacturer and sells carpet, rugs, ceramic tile, natural stone, hardwood, resilient and laminate flooring products in the U.S. principally for residential and commercial use. In addition, the Company manufactures laminate and sells carpet, rugs, hardwood and laminate flooring products in Europe principally for residential and commercial use. The Company grants credit to customers, most of whom are retail-flooring dealers, home centers and commercial end users, under credit terms that the Company believes are customary in the industry.

Revenues, which are recorded net of taxes collected from customers, are recognized when there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable, and collectability can be reasonably assured. The Company provides allowances for expected cash discounts, returns, claims, sales allowances and doubtful accounts based upon historical bad debt and claims experience and periodic evaluations of specific customer accounts and the aging of accounts receivable. Licensing revenues received from third parties for patents are recognized based on contractual agreements.

(d)    Inventories

The Company accounts for all inventories on the first-in, first-out (“FIFO”) method. Inventories are stated at the lower of cost or market (net realizable value). Cost has been determined using the FIFO method. Costs included in inventory include raw materials, direct and indirect labor and employee benefits, depreciation, gen-

eral manufacturing overhead and various other costs of manufacturing. Market, with respect to all inventories, is replacement cost or net realizable value. Inventories on hand are compared against anticipated future usage, which is a function of historical usage, anticipated future selling price, expected sales below cost, excessive quantities and an evaluation for obsolescence. Actual results could differ from assumptions used to value obsolete inventory, excessive inventory or inventory expected to be sold below cost and additional reserves may be required.

(e)    Property, Plant and Equipment

Property, plant and equipment are stated at cost, including capitalized interest. Depreciation is calculated on a straight-line basis over the estimated remaining useful lives, which are 25-35 years for buildings and improvements, 5-15 years for machinery and equipment, the shorter of the estimated useful life or lease term for leasehold improvements and 3-7 years for furniture and fixtures.

(f)    Goodwill and Other Intangible Assets

In accordance with the provisions of ASC 350, formerly Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” the Company tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis in the fourth quarter (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value). The Company considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment. The goodwill impairment tests are based on determining the fair value of the specified reporting units based on management’s judgments and assumptions using the discounted cash flows and comparable company market valuation approaches. The Company has identified Mohawk, Dal-Tile, Unilin Flooring, Unilin Chipboard and Melamine, and Unilin Roofing as its reporting units for the purposes of allocating goodwill and intangibles as well as assessing impairments. The valuation approaches are subject to key judgments and assumptions that are sensitive to change such as judgments and assumptions about appropriate sales growth rates, operating margins, weighted average cost of capital (“WACC”), and comparable company market multiples.

When developing these key judgments and assumptions, the Company considers economic, operational and market conditions that could impact the fair value of the reporting unit. However, estimates are inherently uncertain and represent only management’s reasonable expectations regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Should a significant or prolonged deterioration in economic conditions occur, such as continued declines in spending for new construction, remodeling and replacement activities; the inability to pass increases in the costs of raw materials and fuel on to customers; or a decline in comparable company market multiples, then key judgments and assumptions could be impacted.

The impairment evaluation for indefinite lived intangible assets, which for the Company are its trademarks, is conducted during the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that an asset might be impaired. The determination of fair value used in the impairment evaluation is based on discounted estimates of future sales projections attributable to ownership of the trademarks. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. The judgments and assumptions used in the estimate of fair value are generally consistent with past performance and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. The determination of fair value is highly sensitive to differences between estimated and actual cash flows and changes in the related discount rate used to evaluate the fair value of the trademarks. Estimated cash flows are sensitive to changes in the economy among other things. The impairment test for indefinite lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite lived intangible assets are determined using a discounted cash flows valuation. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. These judgments and assumptions are subject to the variability discussed above.

Intangible assets that do not have indefinite lives are amortized based on average lives, which range from 7-16 years.

(g)    Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest and penalties in income tax expense (benefit).

(h)    Financial Instruments

The Company’s financial instruments consist primarily of receivables, accounts payable, accrued expenses and long-term debt. The carrying amount of receivables, accounts payable and accrued expenses approximates its fair value because of the short-term maturity of such instruments. The carrying amount of the Company’s floating rate debt approximates its fair value based upon level two fair value hierarchy. Interest rates that are currently available to the Company for issuance of long-term debt with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt.

(i)    Advertising Costs and Vendor Consideration

Advertising and promotion expenses are charged to earnings during the period in which they are incurred. Advertising and promotion expenses included in selling, general, and administrative expenses were $35,847 in 2011, $38,553 in 2010 and $43,752 in 2009.

Vendor consideration, generally cash, is classified as a reduction of net sales, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. The Company makes various payments to customers, including slotting fees, advertising allowances, buy-downs and co-op advertising. All of these payments reduce gross sales with the exception of co-op advertising. Co-op advertising is classified as a selling, general and administrative expense in accordance with ASC 605-50. Co-op advertising expenses, a component of advertising and promotion expenses, were $3,520 in 2011, $4,660 in 2010 and $3,809 in 2009.

(j)    Product Warranties

The Company warrants certain qualitative attributes of its flooring products. The Company has recorded a provision for estimated warranty and related costs, based on historical experience and periodically adjusts these provisions to reflect actual experience.

(k)    Impairment of Long-Lived Assets

The Company reviews its long-lived asset groups, which include intangible assets subject to amortization, which for the Company are its patents and customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of such asset groups may not be recoverable. Recoverability of asset groups to be held and used is measured by a comparison of the carrying amount of long-lived assets to future undiscounted net cash flows expected to be generated by these asset groups. If such asset groups are considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Assets held for sale are reported at the lower of the carrying amount or fair value less estimated costs of disposal and are no longer depreciated.

(l)    Foreign Currency Translation

The Company’s subsidiaries that operate outside the United States use their local currency as the functional currency, with the exception of operations carried out in Canada and Mexico, in which case the functional currency is the U.S. dollar. Other than Canada and Mexico, the functional currency is translated into U.S. dollars for balance sheet accounts using the month end rates in effect as of the balance sheet date and average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of stockholders’ equity, within other comprehensive income. Gains or losses resulting from transactions denominated in foreign currencies are included in other income or expense, within the consolidated statements of operations. The assets and liabilities of the Company’s Canada and Mexico operations are re-measured using a month end rate, except for non-monetary assets and liabilities, which are re-measured using the historical exchange rate. Income and expense accounts are re-measured using an average monthly rate for the period, except for expenses related to those balance sheet accounts that are re-measured using historical exchange rates. The resulting re-measurement adjustment is reported in the consolidated statements of operations when incurred.

(m)    Earnings per Share (“EPS”)

Basic net earnings per share (“EPS”) is calculated using net earnings available to common stockholders divided by the weighted-average number of shares of common stock outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted-average number of shares is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

Dilutive common stock options are included in the diluted EPS calculation using the treasury stock method. Common stock options and unvested restricted shares (units) that were not included in the diluted EPS computation because the price was greater than the average market price of the common shares for the periods presented were 1,180, 1,203 and 1,413 for 2011, 2010 and 2009, respectively. For 2009, all outstanding common stock options to purchase common shares and unvested restricted shares (units) were excluded from the calculation of diluted loss per share because their effect on net loss per common share was anti-dilutive.

Computations of basic and diluted earnings (loss) per share are presented in the following table:

	2011	2010	2009
Net earnings (loss) attributable to Mohawk Industries, Inc.	$173,922	185,471	(5,499)
Accretion of redeemable noncontrolling interest(1)	—	(3,244)	—

Net earnings (loss) available to common stockholders	$173,922	182,227	(5,499)

Weighted-average common shares outstanding-basic and diluted:
Weighted-average common shares outstanding — basic	68,736	68,578	68,452
Add weighted-average dilutive potential common shares — options and RSU’s to purchase common shares, net	228	206	—

Weighted-average common shares outstanding-diluted	68,964	68,784	68,452

Basic earnings (loss) per share attributable to Mohawk Industries, Inc.	$2.53	2.66	(0.08)

Diluted earnings (loss) per share attributable to Mohawk Industries, Inc.	$2.52	2.65	(0.08)

(1)	Amount represents the adjustment to fair value of a redeemable noncontrolling interest in a consolidated subsidiary of the Company.

(n)    Stock-Based Compensation

The Company recognizes compensation expense for all share-based payments granted based on the grant-date fair value estimated in accordance with ASC 718-10, formerly SFAS No 123R, “Stock Compensation”. Compensation expense is generally recognized on a straight-line basis over the award’s estimated lives for fixed awards with ratable vesting provisions.

(o)    Comprehensive Income

Comprehensive income includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and pensions. The Company does not provide income taxes on currency translation adjustments, as earnings from foreign subsidiaries are considered to be indefinitely reinvested.

Amounts recorded in accumulated other comprehensive income on the Consolidated Statements of Equity and Comprehensive Income for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Foreign translation adjustment	Pensions	Total
December 31, 2009	$296,182	735	296,917
2010 activity	(119,200)	380	(118,820)

December 31, 2010	176,982	1,115	178,097
2011 activity	(42,006)	(452)	(42,458)

December 31, 2011	$134,976	663	135,639

The Company identified and corrected an immaterial error in its 2010 Consolidated Statement of Stockholders’ Equity and Comprehensive Income. The error related to the classification of accretion for the redemption feature of the redeemable noncontrolling interest within comprehensive income. The error previously resulted in an understatement of comprehensive income of $3,244 in 2010.

(p)    Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income” (“ASU 2011-05”). This update requires that the components of net income, the components of other comprehensive income and the total of comprehensive income be presented as a single continuous financial statement or in two separate but consecutive statements. The option of presenting other comprehensive income in the statement of stockholders’ equity is eliminated. This update also requires the presentation on the face of the financial statements of reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statements where the components of net income and the components of other comprehensive income are presented. In November 2011, the FASB issued ASU 2011-12 that defers the effective date of the requirement to present separate line items on the income statement for reclassification adjustments of items out of accumulated other comprehensive income into net income. The deferral is temporary until the Board reconsiders the operational concerns and needs of financial statement users. The Board has not yet established a timetable for its reconsideration. The requirements to present other comprehensive income in a continuous statement or two consecutive statements and other requirements of ASU 2011-05, as amended by ASU 2011-12, is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.

(q)    Fiscal Year

The Company ends its fiscal year on December 31. Each of the first three quarters in the fiscal year ends on the Saturday nearest the calendar quarter end.

(2)	Acquisitions

The Company acquired a 34% equity investment in a leading manufacturer and distributor of ceramic tile in China in the Dal-Tile segment for $79,917 in 2010. The Company acquired Australian and United Kingdom distribution businesses in the Unilin segment for $24,097 and $5,604 in 2011 and 2009, respectively.

(3)	Receivables

	December 31, 2011	December 31, 2010
Customers, trade	$696,856	621,539
Income tax receivable	1,703	11,027
Other	31,311	27,662

	729,870	660,228
Less allowance for discounts, returns, claims and doubtful accounts	43,705	45,755

Receivables, net	$686,165	614,473

The following table reflects the activity of allowances for discounts, returns, claims and doubtful accounts for the years ended December 31:

	Balance at beginning of year	Additions charged to costs and expenses	Deductions(1)	Balance at end of year
2009	$62,378	205,145	204,714	62,809
2010	62,809	170,274	187,328	45,755
2011	45,755	161,073	163,123	43,705

(1)	Represents charge-offs, net of recoveries.

(4)	Inventories

The components of inventories are as follows:

	December 31, 2011	December 31, 2010
Finished goods	$670,877	624,082
Work in process	113,311	97,257
Raw materials	329,442	286,164

Total inventories	$1,113,630	1,007,503

(5)	Goodwill and Other Intangible Assets

The Company conducted its annual assessment in the fourth quarter of 2011 and determined the fair values of its reporting units exceeded their carrying values. As a result, no impairment was indicated.

The following table summarizes the components of intangible assets:

Goodwill:

	Mohawk	Dal-Tile	Unilin	Total
Balances as of December 31, 2009
Goodwill	$199,132	1,186,913	1,352,508	2,738,553
Accumulated impairments losses	(199,132)	(531,930)	(596,363)	(1,327,425)

	—	654,983	756,145	1,411,128

Goodwill recognized during the year	—	—	141	141
Currency translation during the year	—	—	(41,875)	(41,875)
Balances as of December 31, 2010
Goodwill	199,132	1,186,913	1,310,774	2,696,819
Accumulated impairments losses	(199,132)	(531,930)	(596,363)	(1,327,425)

	—	654,983	714,411	1,369,394

Goodwill recognized during the year	—	—	19,066	19,066
Currency translation during the year	—	—	(13,285)	(13,285)
Balances as of December 31, 2011
Goodwill	199,132	1,186,913	1,316,555	2,702,600
Accumulated impairments losses	(199,132)	(531,930)	(596,363)	(1,327,425)

	$—	654,983	720,192	1,375,175

During 2011 and 2010, the Company recorded additional goodwill of $19,066 and $141, respectively, in the Unilin segment related to business acquisitions.

Intangible assets:

Tradenames
Indefinite life assets not subject to amortization:
Balance as of December 31, 2009	$477,607
Currency translation during the year	(20,717)

Balance as of December 31, 2010	456,890
Currency translation during the year	(6,458)

Balance as of December 31, 2011	$450,432

	Customer relationships	Patents	Other	Total
Intangible assets subject to amortization:
Balance as of December 31, 2009	$159,302	147,008	1,425	307,735
Amortization during year	(45,679)	(23,714)	(120)	(69,513)
Currency translation during the year	(7,191)	(10,774)	(20)	(17,985)

Balance as of December 31, 2010	106,432	112,520	1,285	220,237
Intangible assets recognized during the year	5,181	—	—	5,181
Amortization during the year	(47,460)	(22,782)	(122)	(70,364)
Currency translation during the year	805	(1,194)	3	(386)

Balance as of December 31, 2011	$64,958	88,544	1,166	154,668

	Year Ended December 31,
	2011	2010	2009
Amortization expense	$70,364	69,513	74,055

Estimated amortization expense for the years ending December 31, are as follows:

2012	$57,898
2013	22,397
2014	20,391
2015	18,137
2016	15,599

(6)	Property, Plant and Equipment

Following is a summary of property, plant and equipment:

	December 31, 2011	December 31, 2010
Land	$180,584	186,406
Buildings and improvements	682,395	703,939
Machinery and equipment	2,470,485	2,361,605
Furniture and fixtures	90,963	82,287
Leasehold improvements	54,501	54,156
Construction in progress	160,929	129,999

	3,639,857	3,518,392
Less accumulated depreciation and amortization	1,927,703	1,831,268

Net property, plant and equipment	$1,712,154	1,687,124

Additions to property, plant and equipment included capitalized interest of $6,197, $4,240 and $4,469 in 2011, 2010 and 2009, respectively. Depreciation expense was $220,580, $218,649 and $223,453 for 2011, 2010 and 2009, respectively. Included in the property, plant and equipment are capital leases with a cost of $7,803 and $8,113 and accumulated depreciation of $5,881 and $5,420 as of December 31, 2011 and 2010, respectively.

(7)	Long-Term Debt

On September 2, 2009, the Company entered into a $600,000 four-year, senior, secured revolving credit facility (the “ABL Facility”). On July 8, 2011, the Company entered into a $900,000 five-year, senior, secured revolving credit facility (the “Senior Credit Facility”) and terminated the ABL Facility, which was originally set to mature on September 2, 2013. The Company paid financing costs of $8,285 in connection with its Senior Credit Facility. These costs were deferred and, along with unamortized costs of $12,277 related to the Company’s ABL Facility, are being amortized over the term of the Senior Credit Facility. In addition, the Company expensed $1,116 of deferred financing costs related to the termination of its ABL Facility.

On January 20, 2012, the Company entered into an amendment to the Senior Credit Facility that provides for an incremental term loan facility in the aggregate principal amount of $150,000.

ABL Facility

The ABL Facility provided for a maximum of $600,000 of revolving credit, subject to borrowing base availability, including limited amounts of credit in the form of letters of credit and swingline loans. The borrowing base was equal to specified percentages of eligible accounts receivable and inventories of the borrowers under the ABL Facility, which were subject to seasonal variations, less reserves established in good faith by the Administrative

Agent under the ABL Facility. All obligations under the ABL Facility, and the guarantees of those obligations, were secured by a security interest in certain accounts receivable, inventories, certain deposit and securities accounts, tax refunds and other personal property (excluding intellectual property) directly relating to, or arising from, and proceeds of any of the foregoing. On June 1, 2010, the Company amended the ABL Facility to, among other things, reduce the applicable interest rate margins on loans and reduce the commitment fees.

At the Company’s election, revolving loans under the ABL Facility bore interest at annual rates equal to either (a) LIBOR for 1, 2, 3 or 6 month periods, as selected by the Company, plus an applicable margin ranging between 2.75% and 3.25%, or (b) the higher of the prime rate, the Federal Funds rate plus 0.5%, or a one-month LIBOR rate, plus an applicable margin ranging between 1.25% and 1.75%. The Company also paid a commitment fee to the lenders under the ABL Facility on the average amount by which the aggregate commitments of the lenders’ exceed utilization of the ABL Facility equal to 0.65% per annum during any quarter that this excess is 50% or more and 0.50% per annum during any quarter that this excess is less than 50%.

The ABL Facility included certain affirmative and negative covenants that imposed restrictions on the Company’s financial and business operations, including limitations on debt, liens, investments, fundamental changes, asset dispositions, dividends and other similar restricted payments, transactions with affiliates, payments and modifications of certain existing debt, future negative pledges, and changes in the nature of the Company’s business. The Company was also required to maintain a fixed charge coverage ratio of 1.1 to 1.0 during any period that the unutilized amount available under the ABL Facility is less than 15% of the lenders’ aggregated commitments.

Senior Credit Facility

The Senior Credit Facility is scheduled to mature on July 8, 2016. The Senior Credit Facility provides for a maximum of $900,000 of revolving credit, including limited amounts of credit in the form of letters of credit and swingline loans. The Company can terminate and prepay the Senior Credit Facility at any time without payment of any termination or prepayment penalty (other than customary breakage costs in respect of loans bearing interest at a rate based on LIBOR).

At the Company’s election, revolving loans under the Senior Credit Facility bear interest at annual rates equal to either (a) LIBOR for 1-, 2-, 3- or 6- month periods, as selected by the Company, plus an applicable margin ranging between 1.25% and 2.0%, or (b) the higher of the Bank of America, N.A. prime rate, the Federal Funds rate plus 0.5%, and a monthly LIBOR rate plus 1.0%, plus an applicable margin ranging between 0.25% and 1.0%. The Company also pays a commitment fee to the lenders under the Senior Credit Facility on the average amount by which the aggregate commitments of the lenders’ exceed utilization of the Senior Credit Facility ranging from 0.25% to 0.4% per annum. The applicable margin and the commitment fee are determined based on the Company’s Consolidated Net Leverage Ratio (with applicable margins and the commitment fee increasing as the ratio increases).

All obligations of the Company and the other borrowers under the Senior Credit Facility are required to be guaranteed by all of the Company’s material domestic subsidiaries and all obligations of borrowers that are foreign subsidiaries are guaranteed by those foreign subsidiaries of the Company which the Company designates as guarantors. All obligations under the Senior Credit Facility, and the guarantees of those obligations, are secured by a security interest in domestic accounts receivable and inventories, certain shares of capital stock (or equivalent ownership interests) of the domestic borrowers’ and domestic guarantors’ subsidiaries, and proceeds of any of the foregoing. The amount of the obligations under the Senior Credit Facility secured by such shares of capital stock and equivalent ownership interests is limited to the lesser of (i) the aggregate amount permitted to be secured under the Company’s Indenture dated as of April 2, 2002, without requiring the notes issued under that Indenture to be secured equally and ratably by such shares of capital stock and equivalent ownership interests and (ii) the aggregate amount permitted to be secured under the Company’s Indenture dated as of January 9, 2006 (as supplemented by that first supplemental indenture dated as of January 17, 2006) without requiring the notes issued under that Indenture to be secured equally and ratably by such shares of capital stock and equivalent ownership interests.

If at any time (a) either (i) the Company’s corporate family rating or senior unsecured rating, whichever is in effect from Moody’s Investors Service, Inc. (“Moody’s”) is Baa3 or better (with a stable outlook or better) and the Company’s corporate rating from Standard & Poor’s Financial Services LLC (“S&P”) is BB+ or better (with a stable outlook or better) or (ii) the Moody’s rating is Ba1 or better (with a stable outlook or better) and the S&P rating is BBB- or better (with a stable outlook or better) and (b) no default or event of default has occurred and is continuing, then upon the Company’s request, the foregoing security interests will be released. The Company is required to reinstate such security interests after release if: (a) both (i) the Moody’s rating is Ba2 and (ii) the S&P rating is BB, (b) (i) the Moody’s rating is Ba3 or lower and (ii) the S&P rating is below BBB- (with a stable outlook or better) or (c) (i) the Moody’s rating is below Baa3 (with a stable outlook or better) and (ii) the S&P rating is BB- or lower.

The Senior Credit Facility includes certain affirmative and negative covenants that impose restrictions on the Company’s financial and business operations, including limitations on liens, indebtedness, investments, fundamental changes, asset dispositions, dividends and other similar restricted payments, transactions with affiliates, payments and modifications of certain existing debt, future negative pledges, and changes in the nature of the Company’s business. Many of these limitations are subject to numerous exceptions. The Company is also required to maintain a Consolidated Interest Coverage Ratio of at least 3.0 to 1.0 and a Consolidated Net Leverage Ratio of no more than 3.75 to 1.0, each as of the last day of any fiscal quarter, as defined in the Senior Credit Facility. The Senior Credit Facility also contains customary representations and warranties and events of default, subject to customary grace periods.

As of December 31, 2011, the amount utilized under the Senior Credit Facility was $395,336 resulting in a total of $504,664 available under the Senior Credit Facility. The amount utilized included $298,000 of borrowings, $46,796 of standby letters of credit guaranteeing the Company’s industrial revenue bonds and $50,540 of standby letters of credit related to various insurance contracts and foreign vendor commitments.

Senior Notes

On January 17, 2006, the Company issued $500,000 aggregate principal amount of 5.75% senior notes due January 15, 2011 and $900,000 aggregate principal amount of 6.125% notes due January 15, 2016. Interest payable on these notes is subject to adjustment if either Moody’s or S&P, or both, downgrades the rating assigned to the notes. Each rating agency downgrade results in a 0.25% increase in the interest rate, subject to a maximum increase of 1% per rating agency. If later the rating of these notes improves, then the interest rates would be reduced accordingly. Each 0.25% increase in the interest rate of these notes would increase the Company’s interest expense by approximately $63 per quarter per $100,000 of outstanding notes. Interest rates have been increased by an aggregate amount of 0.75% as a result of downgrades by Moody’s and S&P since 2008. Additional downgrades in the Company’s credit ratings could further increase the cost of its existing credit and adversely affect the cost of and ability to obtain additional credit in the future.

On April 12, 2010, the Company purchased for cash approximately $200,000 aggregate principal amount of its outstanding 5.75% senior notes due January 15, 2011 at a price equal to 103.5% of the principal amount, which resulted in a premium to tendering noteholders of approximately $7,000. The premium and fees of $514 associated with the cash tender are included in interest expense on the 2010 consolidated statement of operations. On October 14, 2010, the Company deposited $27,942 of cash in a restricted account under the control of the Administrative Agent and reserved $280,000 on the ABL Facility to repay the remaining amount outstanding of the 5.75% senior notes due January 15, 2011, which actions were determined by the Administrative Agent to adequately reserve (for purposes of the ABL Facility) for the repayment of such notes. The Company repaid the 5.75% senior notes due January 15, 2011 at maturity, including accrued interest, using approximately $170,000 of available cash and borrowings of approximately $138,000 under the ABL Facility.

In 2002, the Company issued $400,000 aggregate principal amount of its senior 7.20% notes due April 15, 2012. During 2011, the Company repurchased $63,730 of its senior 7.20% notes, at a price equal to 102.72% of the principal amount.

The fair value and carrying value of the Company’s debt instruments are detailed as follows:

	December 31, 2011		December 31, 2010
	Fair Value	Carrying Value	Fair Value	Carrying Value
5.75% notes, payable January 15, 2011 interest payable semiannually	$—	—	296,459	298,248
7.20% senior notes, payable April 15, 2012 interest payable semiannually	336,606	336,270	422,400	400,000
6.125% notes, payable January 15, 2016 interest payable semiannually	963,900	900,000	963,000	900,000
Five-year senior secured credit facility, due July 8, 2016	298,000	298,000	—	—
Industrial revenue bonds, capital leases and other	52,169	52,169	55,334	55,334

Total long-term debt	1,650,675	1,586,439	1,737,193	1,653,582
Less current portion	386,591	386,255	348,799	350,588

Long-term debt, less current portion	$1,264,084	1,200,184	1,388,394	1,302,994

The fair values of the Company’s debt instruments were estimated using market observable inputs, including quoted prices in active markets, market indices and interest rate measurements. Within the hierarchy of fair value measurements, these are Level 2 fair values.

The aggregate maturities of long-term debt as of December 31, 2011 are as follows:

2012	$386,255
2013	849
2014	571
2015	262
2016	1,198,245
Thereafter	257

$1,586,439

(8)	Accounts Payable, Accrued Expenses and Deferred Tax Liability

Accounts payable and accrued expenses are as follows:

	December 31, 2011	December 31, 2010
Outstanding checks in excess of cash	$17,590	—
Accounts payable, trade	372,616	353,387
Accrued expenses	154,560	147,595
Product warranties	30,144	37,265
Accrued interest	34,235	45,696
Income taxes payable	—	9,301
Deferred tax liability	8,760	5,089
Accrued compensation and benefits	97,186	99,993

Total accounts payable and accrued expenses	$715,091	698,326

(9)	Product Warranties

The Company warrants certain qualitative attributes of its products for up to 50 years. The Company records a provision for estimated warranty and related costs in accrued expenses, based on historical experience and periodically adjusts these provisions to reflect actual experience.

Product warranties are as follows:

	2011	2010	2009
Balance at beginning of year	$37,265	66,545	56,460
Warranty claims paid during the year	(57,163)	(77,017)	(167,053)
Pre-existing warranty accrual adjustment during the year(1)	4,473	2,261	125,124
Warranty expense during the year	45,569	45,476	52,014

Balance at end of year	$30,144	37,265	66,545

(1)	The higher warranty expense in 2009 relates primarily to certain commercial carpet tiles that were discontinued in early 2009.

(10)	Stock-Based Compensation

The Company recognizes compensation expense for all share-based payments granted based on the grant-date fair value estimated in accordance with the provisions of ASC 718-10. Compensation expense is recognized on a straight-line basis over the options estimated lives for fixed awards with ratable vesting provisions.

Under the Company’s 2007 Incentive Plan (“2007 Plan”), which was approved by the Company’s stockholders on May 16, 2007, the Company reserved up to a maximum of 3,200 shares of common stock for issuance upon the grant or exercise of stock options, restricted stock, restricted stock units (“RSU’s”) and other types of awards, to directors and key employees through 2017. Option awards are granted with an exercise price equal to the market price of the Company’s common stock on the date of the grant and generally vest between three and five years with a 10-year contractual term. Restricted stock and RSU’s are granted with a price equal to the market price of the Company’s common stock on the date of the grant and generally vest between three and five years.

Additional information relating to the Company’s stock option plans follows:

	2011	2010	2009
Options outstanding at beginning of year	1,371	1,481	1,506
Options granted	76	40	76
Options exercised	(82)	(74)	(35)
Options forfeited and expired	(60)	(76)	(66)

Options outstanding at end of year.	1,305	1,371	1,481

Options exercisable at end of year	1,106	1,160	1,165

Option prices per share:
Options granted during the year	$57.34	46.80	28.37

Options exercised during the year	$28.37-63.14	16.66-57.88	16.66-48.50

Options forfeited and expired during the year	$28.37-93.65	22.63-93.65	19.94-93.65

Options outstanding at end of year	$28.37-93.65	28.37-93.65	16.66-93.65

Options exercisable at end of year	$28.37-93.65	28.37-93.65	16.66-93.65

During 2011, 2010 and 2009, a total of 3, 4 and 3 shares, respectively, were awarded to the non-employee directors in lieu of cash for their annual retainers.

In addition, the Company maintains an employee incentive program that awards restricted stock on the attainment of certain service criteria. The outstanding awards related to these programs and related compensation expense was not significant for any of the years ended December 31, 2011, 2010 or 2009.

The Company’s Board of Directors has authorized the repurchase of up to 15,000 shares of the Company’s outstanding common stock. For the year ended December 31, 2011 and December 31, 2009, no shares of the Company’s common stock were purchased. For the year ended December 31, 2010 the Company repurchased approximately 6 shares at an average price of $56.94 in connection with the exercise of stock options under the Company’s 2007 Incentive Plan. Since the inception of the program, a total of approximately 11,518 shares have been repurchased at an aggregate cost of approximately $335,110. All of these repurchases have been financed through the Company’s operations and banking arrangements.

The fair value of option awards is estimated on the date of grant using the Black-Scholes-Merton valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the Company’s common stock and other factors. The Company uses historical data to estimate option exercise and forfeiture rates within the valuation model. Optionees that exhibit similar option exercise behavior are segregated into separate groups within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on U.S. Treasury yields in effect at the time of the grant for the expected term of the award.

	2011	2010	2009
Dividend yield	—	—	—
Risk-free interest rate	2.0%	2.3%	1.7%
Volatility	48.1%	45.2%	35.3%
Expected life (years)	5	5	5

A summary of the Company’s options under the 2007 Plan as of December 31, 2011, and changes during the year then ended is presented as follows:

	Shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Options outstanding, December 31, 2010	1,371	$71.48
Granted	76	57.34
Exercised	(82)	46.15
Forfeited and expired	(60)	75.16

Options outstanding, December 31, 2011	1,305	72.08	3.6	$3,610

Vested and expected to vest as of December 31, 2011	1,297	$72.16	3.5	$3,565

Exercisable as of December 31, 2011	1,106	$74.89	2.8	$1,968

The weighted-average grant-date fair value of an option granted during 2011, 2010 and 2009 was $25.39, $19.10 and $9.17, respectively. The total intrinsic value of options exercised during the years ended December 31, 2011, 2010, and 2009 was $1,148, $1,714 and $809, respectively. Total compensation expense recognized for the years ended December 31, 2011, 2010 and 2009 was $1,885 ($1,194, net of tax), $2,436 ($1,543, net of tax) and $4,552 ($2,884, net of tax), respectively, which was allocated to selling, general and administrative expenses. The remaining unamortized expense for non-vested compensation expense as of December 31, 2011 was $1,937 with a weighted average remaining life of 1.4 years.

The following table summarizes information about the Company’s stock options outstanding as of December 31, 2011:

	Outstanding			Exercisable
Exercise price range	Number of shares	Average life	Average price	Number of shares	Average price
Under $57.34	267	5.9	$46.40	127	$44.49
$57.88-$73.45	342	1.2	68.32	342	68.32
$73.54-$81.90	226	5.1	76.59	173	77.23
$82.50-$88.00	193	3.3	84.60	193	84.60
$88.33-$88.33	235	3.0	88.33	234	88.33
$89.46-$93.65	42	4.7	93.02	37	92.93

Total	1,305	3.6	$72.08	1,106	$74.89

A summary of the Company’s RSUs under the 2007 Plan as of December 31, 2011, and changes during the year then ended is presented as follows:

	Shares	Weighted average price	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Restricted Stock Units outstanding, December 31, 2010	404	$47.42
Granted	196	57.34
Released	(91)	49.32
Forfeited	(14)	56.30

Restricted Stock Units outstanding, December 31, 2011	495	50.76	2.8	$29,593

Vested and expected to vest as of December 31, 2011	438	$50.76	2.4	$26,203

The Company recognized stock-based compensation costs related to the issuance of RSU’s of $8,186 ($5,186, net of taxes), $4,262 ($2,700, net of taxes) and $5,009 ($3,173, net of taxes) for the years ended December 31, 2011, 2010 and 2009, respectively, which has been allocated to selling, general and administrative expenses. Pre-tax unrecognized compensation expense for unvested RSU’s granted to employees, net of estimated forfeitures, was $11,394 as of December 31, 2011, and will be recognized as expense over a weighted-average period of approximately 3.4 years.

Additional information relating to the Company’s RSUs under the 2007 Plan is as follows:

	2011	2010	2009
Restricted Stock Units outstanding, January 1	404	359	187
Granted	196	149	204
Released	(91)	(95)	(22)
Forfeited	(14)	(9)	(10)

Restricted Stock Units outstanding, December 31	495	404	359

Vested and expected to vest as of December 31	438	343	317

(11)	Employee Benefit Plans

The Company has a 401(k) retirement savings plan (the “Mohawk Plan”) open to substantially all of its employees within the Mohawk segment, Dal-Tile segment and U.S. based employees of the Unilin segment, who have completed 90 days of eligible service. The Company contributes $.50 for every $1.00 of employee contributions up to a maximum of 6% of the employee’s salary based upon each individual participants election. Employee and employer contributions to the Mohawk Plan were $34,595 and $14,541 in 2011, $33,071 and $13,062 in 2010 and $34,838 and $13,822 in 2009, respectively. The Company also made a discretionary contribution to the Mohawk Plan of approximately $1,908 in 2009. The Company discontinued the discretionary match on January 1, 2010.

The Company also has various pension plans covering employees in Belgium, France, and The Netherlands (the “Non-U.S. Plans”) that it acquired with the acquisition of Unilin. Benefits under the Non-U.S. Plans depend on compensation and years of service. The Non-U.S. Plans are funded in accordance with local regulations. The Company uses December 31 as the measurement date for its Non-U.S. Plans.

Components of the net periodic benefit cost of the Non-U.S. Plans are as follows:

	2011	2010	2009
Service cost of benefits earned	$1,708	1,506	1,315
Interest cost on projected benefit obligation	1,400	1,219	1,352
Expected return on plan assets	(1,232)	(1,025)	(1,069)
Amortization of actuarial gain	(26)	4	(322)
Effect of curtailments and settlements	—	—	(200)

Net pension expense	$1,850	1,704	1,076

Assumptions used to determine net periodic pension expense for the Non-U.S. Plans:

	2011	2010
Discount rate	4.75%	5.00%
Expected rate of return on plan assets	4.00%-5.00%	4.00%-5.00%
Rate of compensation increase	0.00%-3.00%	0.00%-3.00%
Underlying inflation rate	2.00%	2.00%

The obligations, plan assets and funding status of the Non-U.S. Plans were as follows:

	2011	2010
Change in benefit obligation:
Projected benefit obligation at end of prior year	$26,977	25,468
Cumulative foreign exchange effect	(876)	(1,850)
Service cost	1,708	1,506
Interest cost	1,400	1,219
Plan participants contributions	763	720
Actuarial loss	455	863
Benefits paid	(1,196)	(949)

Projected benefit obligation at end of year	$29,231	26,977

Change in plan assets:
Fair value of plan assets at end of prior year	$24,108	21,841
Cumulative foreign exchange effect	(594)	(1,599)
Actual return on plan assets	1,203	2,324
Employer contributions	1,825	1,771
Benefits paid	(1,196)	(949)
Plan participant contributions	763	720

Fair value of plan assets at end of year	$26,109	24,108

Funded status of the plans:
Ending funded status	$(3,122)	(2,869)

Net amount recognized in consolidated balance sheets:
Accrued benefit liability (non-current liability)	$(3,122)	(2,869)
Accumulated other comprehensive income	(663)	(1,115)

Net amount recognized	$(3,785)	(3,984)

The Company’s net amount recognized in other comprehensive income related to actuarial gains (losses) was $(452), $380 and $(914) for the years ended December 31, 2011, 2010 and 2009, respectively.

Assumptions used to determine the projected benefit obligation for the Non-U.S. Plans were as follows:

	2011	2010
Discount rate	4.50%	4.75%
Rate of compensation increase	0.00%-3.00%	0.00%-3.00%
Underlying inflation rate	2.00%	2.00%

The discount rate assumptions used to account for pension obligations reflect the rates at which the Company believes these obligations will be effectively settled. In developing the discount rate, the Company evaluated input from its actuaries, including estimated timing of obligation payments and yield on investments. The rate of compensation increase for the Non-U.S. Plans is based upon the Company’s annual reviews.

	Non-U.S. Plans
	December 31, 2011	December 31, 2010
Plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$16,492	17,236
Accumulated benefit obligation	15,496	16,122
Fair value of plan assets	14,703	15,356
Plans with plan assets in excess of accumulated benefit obligations:
Projected benefit obligation	$12,739	9,741
Accumulated benefit obligation	10,687	8,132
Fair value of plan assets	11,406	8,752

Estimated future benefit payments for the Non-U.S. Plans are $967 in 2012, $909 in 2013, $1,080 in 2014, $1,582 in 2015, $1,476 in 2016 and $9,259 in total for 2017-2021.

The Company expects to make cash contributions of $1,866 to the Non-U.S. Plans in 2012.

The fair value of the Non-U.S. Plans investments were estimated using market observable data. Within the hierarchy of fair value measurements, these investments represent Level 2 fair values. The fair value and percentage of each asset category of the total investments held by the plans as of December 31, 2011 and 2010 were as follows:

	2011	2010
Non-U.S. Plans:
Insurance contracts	$26,109	24,108

	2011	2010
Non-U.S. Plans:
Insurance contracts	100.0%	100.0%

The Company’s approach to developing its expected long-term rate of return on pension plan assets combines an analysis of historical investment performance by asset class, the Company’s investment guidelines and current and expected economic fundamentals.

(12)	Other Expense (Income)

Following is a summary of other expense (income):

	2011	2010	2009
Foreign currency losses (gains)	$10,423	(2,270)	(5,604)
U.S. customs refund	—	(7,730)	—
All other, net	3,628	(1,630)	16

Total other expense (income)	$14,051	(11,630)	(5,588)

(13)	Income Taxes

Following is a summary of earnings (loss) from continuing operations before income taxes for United States and foreign operations:

	2011	2010	2009
United States	$78,224	39,332	(205,737)
Foreign	121,650	153,316	128,024

Earnings (loss) before income taxes	$199,874	192,648	(77,713)

Income tax expense (benefit) for the years ended December 31, 2011, 2010 and 2009 consists of the following:

	2011	2010	2009
Current income taxes:
U.S. federal	$13,957	14,052	(78,051)
State and local	5,118	1,514	1,139
Foreign	7,190	8,426	20,797

Total current	26,265	23,992	(56,115)

Deferred income taxes:
U.S. federal	8,994	(8,578)	18,082
State and local	(3,488)	18,562	(6,931)
Foreign	(10,122)	(31,263)	(31,730)

Total deferred	(4,616)	(21,279)	(20,579)

Total	$21,649	2,713	(76,694)

Income tax expense (benefit) attributable to earnings (loss) before income taxes differs from the amounts computed by applying the U.S. statutory federal income tax rate to earnings (loss) before income taxes as follows:

	2011	2010	2009
Income taxes at statutory rate	$69,956	67,427	(27,200)
State and local income taxes, net of federal income tax benefit	2,821	2,358	(3,874)
Foreign income taxes	(45,112)	(21,389)	(12,840)
Change in valuation allowance	(2,052)	(17,139)	12,214
Notional interest	—	—	(55,956)
Tax contingencies and audit settlements	(5,911)	(3,447)	9,634
Acquisition related tax contingencies	—	(30,162)	—
Change in statutory tax rate	—	(49)	101
Other, net	1,947	5,114	1,227

	$21,649	2,713	(76,694)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2011 and 2010 are presented below:

	2011	2010
Deferred tax assets:
Accounts receivable	$10,031	12,808
Inventories	39,227	46,981
Accrued expenses and other	90,171	89,549
Deductible state tax and interest benefit	17,224	15,441
Intangibles	136,891	164,945
Federal, foreign and state net operating losses and credits	273,509	201,337

Gross deferred tax assets	567,053	531,061
Valuation allowance	(334,215)	(325,127)

Net deferred tax assets	232,838	205,934

Deferred tax liabilities:
Inventories	(5,270)	(4,358)
Plant and equipment	(294,960)	(269,340)
Intangibles	(137,888)	(144,120)
Other liabilities	(6,401)	(5,338)

Gross deferred tax liabilities	(444,519)	(423,156)

Net deferred tax liability(1)	$(211,681)	(217,222)

(1)	This amount includes $1,822 and $1,066 of non-current deferred tax assets which are in deferred income taxes and other non-current assets and $8,760 and $5,089 current deferred tax liabilities which are included in accounts payable and accrued expenses in the consolidated balance sheets as of December 31, 2011 and 2010, respectively.

The Company evaluates its ability to realize the tax benefits associated with deferred tax assets by analyzing its forecasted taxable income using both historic and projected future operating results, the reversal of existing temporary differences, taxable income in prior carry-back years (if permitted) and the availability of tax planning strategies. The valuation allowance as of December 31, 2011, 2010 and 2009 is $334,215, $325,127 and $365,944, respectively. The valuation allowance as of December 31, 2011 relates to the net deferred tax assets of one of the Company’s foreign subsidiaries as well as certain state net operating losses and tax credits. The total change in the 2011 valuation allowance was an increase of $9,088, which includes $7,040 related to foreign currency translation.

Management believes it is more likely than not the Company will realize the benefits of its deferred tax assets, net of valuation allowances, based upon the expected reversal of deferred tax liabilities and the level of historic and forecasted taxable income over periods in which the deferred tax assets are deductible.

As of December 31, 2011, the Company has a federal net operating loss carry forward of $141,383. The Company also has state net operating loss carry forwards and state tax credits with potential tax benefits of $52,626, net of federal income tax benefit; these carry forwards expire over various periods based on taxing jurisdiction. A valuation allowance totaling $38,498 has been recorded against these state deferred tax assets as of December 31, 2011. In addition, as of December 31, 2011, the Company has net operating loss carry forwards in various foreign jurisdictions of $584,850. A valuation allowance totaling $160,511 has been recorded against these deferred tax assets as of December 31, 2011.

The Company does not provide for U.S. federal and state income taxes on the cumulative undistributed earnings of its foreign subsidiaries because such earnings are deemed to be permanently reinvested. As of

December 31, 2011 and 2010, the Company had not provided federal income taxes on earnings of approximately $700,000 and $748,000, respectively, from its foreign subsidiaries. Should these earnings be distributed in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes in various foreign jurisdictions. These taxes may be partially offset by U.S. foreign tax credits. Determination of the amount of the unrecognized deferred U.S. tax liability is not practical because of the complexities associated with this hypothetical calculation.

Tax Uncertainties

In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing jurisdictions. Accordingly, the Company accrues liabilities when it believes that it is not more likely than not that it will realize the benefits of tax positions that it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with ASC 740-10. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest and penalties in income tax expense (benefit). Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s consolidated financial position but could possibly be material to the Company’s consolidated results of operations or cash flow in any given quarter or annual period.

In January 2012, the Company received a €24,000 assessment from the Belgian tax authority related to the year ended December 31, 2008. The Company disagrees with the view and conclusions of the Belgian tax authority, believes it is unlikely that the Belgian tax authority would be able to successfully defend the proposed changes, and intends to vigorously contest the assessment. The Company intends to file a formal protest in the first quarter of 2012, contesting the Belgian tax authority’s conclusions. In order to eliminate the accrual of additional interest on the assessed amount, the Company intends to remit payment of the entire assessment, plus interest to date of approximately €2,500 in the first quarter of 2012. If the Company is successful in its defense of this matter, such deposit earns 7% interest per year. In addition, during the fourth quarter of 2011, the Company received notification from the Belgian tax authority of its intent to increase the Company’s tax base related to the year ended December 31, 2009. The Company believes the ultimate outcome of these actions will not have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations in a given quarter or year.

As of December 31, 2011, the Company’s gross amount of unrecognized tax benefits is $46,087, excluding interest and penalties. If the Company were to prevail on all uncertain tax positions, $36,566 of the unrecognized tax benefits would affect the Company’s effective tax rate, exclusive of any benefits related to interest and penalties.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2011	2010
Balance as of January 1	$49,943	105,779
Additions based on tax positions related to the current year	306	4,028
Additions for tax positions of prior years	7,907	13,726
Reductions for tax positions of prior years	(926)	(9,273)
Reductions resulting from the lapse of the statute of limitations	(1,391)	(1,517)
Settlements with taxing authorities	(9,752)	(61,063)
Effects of foreign currency translation	—	(1,737)

Balance as of December 31	$46,087	49,943

The Company will continue to recognize interest and penalties related to unrecognized tax benefits as a component of its income tax provision. As of December 31, 2011 and 2010, the Company has $7,998 and $15,550, respectively, accrued for the payment of interest and penalties, excluding the federal tax benefit of interest deductions where applicable. During the years ending December 31, 2011 and 2010, the Company reversed interest and penalties through the consolidated statements of operations of $3,755 and $9,852, respectively. During the year ended December 31, 2009, the Company accrued $8,228 in interest and penalties through the consolidated statement of operations.

The Company’s 2007-2009 federal income tax returns are currently under examination by the Internal Revenue Service. The Company expects this examination to end by December 31, 2012. The Company believes that its unrecognized tax benefits could decrease by $10,240 within the next twelve months. In addition, the Company has effectively settled all Federal income tax matters related to years prior to 2007. Various other state and foreign income tax returns are open to examination for various years.

(14)	Commitments and Contingencies

The Company is obligated under various operating leases for office and manufacturing space, machinery, and equipment. Future minimum lease payments under non-cancelable capital and operating leases (with initial or remaining lease terms in excess of one year) as of December 31:

	Capital	Operating	Total Future Payments
2012	$698	90,434	91,132
2013	921	71,207	72,128
2014	622	60,255	60,877
2015	293	46,496	46,789
2016	265	24,617	24,882
Thereafter	269	32,138	32,407

Total payments	3,068	325,147	328,215

Less amount representing interest	265

Present value of capitalized lease payments	$2,803

Rental expense under operating leases was $103,416, $105,976 and $130,227 in 2011, 2010 and 2009, respectively.

The Company had approximately $50,540 and $53,549 as of December 31, 2011 and 2010, respectively, in standby letters of credit for various insurance contracts and commitments to foreign vendors that expire within two years. In addition, as of December 31, 2010, the Company guaranteed approximately $824 for building leases, related to its operating facilities in France.

The Company is involved in litigation from time to time in the regular course of its business. Except as noted below there are no material legal proceedings pending or known by the Company to be contemplated to which the Company is a party or to which any of its property is subject.

Beginning in August 2010, a series of civil lawsuits were initiated in several U.S. federal courts alleging that certain manufacturers of polyurethane foam products and competitors of the Company’s carpet underlay division had engaged in price fixing in violation of U.S. antitrust laws. Mohawk has been named as a defendant in seven of the 43 cases filed (the first on August 26, 2010), as well as in two consolidated amended class action complaints, the first filed on February 28, 2011, on behalf of a class of all direct purchasers of polyurethane foam products, and the second filed on March 21, 2011, on behalf of a class of indirect purchasers. All pending cases in which the Company has been named as a defendant have been filed in or transferred to the U.S. District Court for the Northern District of Ohio for consolidated pre-trial proceedings under the name In re: Polyurethane Foam Antitrust Litigation, Case No. 1:10-MDL-02196.

In these actions, the plaintiffs, on behalf of themselves and/or a class of purchasers, seek three times the amount of unspecified damages allegedly suffered as a result of alleged overcharges in the price of polyurethane foam products from at least 1999 to the present. Each plaintiff also seeks attorney fees, pre-judgment and post-judgment interest, court costs, and injunctive relief against future violations. In April 2011, the Company filed a motion to dismiss the class action claims brought by the direct purchasers, and in May 2011, the Company moved to dismiss the claims brought by the indirect purchasers. On July 19, 2011, the Court issued a written opinion denying all defendants’ motions to dismiss. In December 2011, the Company was named as a defendant in a Canadian Class action, Hi ! Neighbor Floor Covering Co. Limited, v. Hickory Springs Manufacturing Company, et al., filed in the Superior Court of Justice of Ontario, Canada, that alleges similar claims against the Company as raised in the U.S. actions and seeks unspecified damages and punitive damages. The Company denies all of the allegations in these actions and will vigorously defend itself.

In Shirley Williams et al. v. Mohawk Industries, Inc., four plaintiffs filed a putative class action lawsuit in January 2004 in the United States District Court for the Northern District of Georgia (Rome Division), alleging that they are former and current employees of the Company and that the actions and conduct of the Company, including the employment of persons who are not authorized to work in the United States, have damaged them and the other members of the putative class by suppressing the wages of the Company’s hourly employees in Georgia. The plaintiffs sought a variety of relief, including (a) treble damages; (b) return of any allegedly unlawful profits; and (c) attorney’s fees and costs of litigation. In April 2010, the plaintiffs, the Company and the Company’s insurance carrier agreed to settle the litigation. In July 2010, the District Court approved the settlement. The Company accrued for its portion of the settlement in a prior year. The claims process was completed in the third quarter of 2010.

The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses and that the ultimate outcome of these actions will not have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations in a given quarter or year.

On July 1, 2010, Monterrey, Mexico experienced flooding as a result of Hurricane Alex which temporarily interrupted operations at the Company’s Dal-Tile ceramic tile production facility. The plant was fully operational in the latter part of the third quarter of 2010. Prior to the close of the third quarter of 2010, the Company and its insurance carrier agreed to a final settlement of its claim, which included property damage and business interruption for approximately $25,000. The amount included approximately $20,000 to cover costs to repair and/or replace property and equipment and approximately $5,000 to recover lost margin from lost sales. The settlement with the insurance carrier is recorded in cost of sales in the Company’s 2010 consolidated statement of operations. As a result of the insurance settlement, the flooding did not have a material impact on the Company’s results of operations or financial position.

The Company has received partial refunds from the United States government in reference to settling custom disputes dating back to 1986. Accordingly, the Company realized a gain of $7,730 in other expense (income) in the Company’s 2010 consolidated statement of operations. The Company is pursuing additional recoveries for prior years but there can be no assurances such recoveries will occur. Additional future recoveries, if any, will be recorded as realized.

The Company is subject to various federal, state, local and foreign environmental health and safety laws and regulations, including those governing air emissions, wastewater discharges, the use, storage, treatment, recycling and disposal of solid and hazardous materials and finished product, and the cleanup of contamination associated therewith. Because of the nature of the Company’s business, the Company has incurred, and will continue to incur, costs relating to compliance with such laws and regulations. The Company is involved in various proceedings relating to environmental matters and is currently engaged in environmental investigation, remediation and post-closure care programs at certain sites. The Company has provided accruals for such activities that it has determined to be both probable and reasonably estimable. The Company does not expect that the ultimate liability with respect to such activities will have a material adverse effect on its operations, but may have an effect on a given quarter or annual period.

In the normal course of business, the Company has entered into various collective bargaining agreements with its workforce in Europe, Mexico and Malaysia, either locally or within its industry sector. Historically, the Company has maintained favorable relationships with its workforce and expects to do so in the future.

The Company recorded pre-tax business restructuring charges of $23,209 in 2011, of which $17,546 was recorded as cost of sales and $5,663 was recorded as selling, general and administrative expenses. The Company recorded pre-tax business restructuring charges of $13,156 in 2010, of which $12,392 was recorded as cost of sales and $764 was recorded as selling, general and administrative expenses. The Company recorded pre-tax business restructuring charges of $61,725 in 2009, of which $43,436 was recorded as cost of sales and $18,289 was recorded as selling, general and administrative expenses. The charges primarily relate to the Company’s actions taken to lower its cost structure and improve the efficiency of its manufacturing and distribution operations as it adjusts to current economic conditions.

The activity for 2010 and 2011 is as follows:

	Asset write-downs(1)	Lease impairments	Severance	Other restructuring costs	Total
Balance as of December 31, 2009	$—	21,073	7,824	3,001	31,898
Provisions
Mohawk segment	3,989	(403)	305	6,452	10,343
Dal-Tile segment	—	—	1,223	—	1,223
Unilin segment	815	—	775	—	1,590
Cash payments	—	(9,687)	(8,019)	(9,033)	(26,739)
Noncash items	(4,804)	—	—	—	(4,804)

Balance as of December 31, 2010	—	10,983	2,108	420	13,511
Provisions:
Mohawk segment	10,643	3,680	5,120	3,766	23,209
Dal-Tile segment	—	—	—	—	—
Unilin segment	—	—	—	—	—
Cash payments	—	(3,707)	(4,850)	(2,406)	(10,963)
Noncash items	(10,643)	—	—	(269)	(10,912)

Balance as of December 31, 2011	$—	10,956	2,378	1,511	14,845

(1)	Includes $815 in 2010 which was charged to depreciation.

(15)	Consolidated Statements of Cash Flows Information

Supplemental disclosures of cash flow information are as follows:

	2011	2010	2009
Net cash paid (received) during the year for:
Interest	$119,463	139,358	127,623

Income taxes	$34,479	(5,862)	(3,841)

Supplemental schedule of non-cash investing and financing activities:
Fair value of assets acquired in acquisition	$37,486	—	17,911
Liabilities assumed in acquisition	(13,389)	—	(11,987)

	$24,097	—	5,924

(16)	Segment Reporting

The Company has three reporting segments: the Mohawk segment, the Dal-Tile segment and the Unilin segment. The Mohawk segment designs, manufactures, sources, distributes and markets its floor covering product lines, which include carpets, ceramic tile, laminate, rugs, carpet pad, hardwood and resilient, primarily in North America through its network of regional distribution centers and satellite warehouses using company-operated trucks, common carrier or rail transportation. The segment’s product lines are sold through various selling channels, which include independent floor covering retailers, home centers, mass merchandisers, department stores, commercial dealers and commercial end users. The Dal-Tile segment designs, manufactures, sources, distributes and markets a broad line of ceramic tile, porcelain tile, natural stone and other products, primarily in North America through its network of regional distribution centers and Company-operated service centers using company-operated trucks, common carriers or rail transportation. The segment’s product lines are sold through Company-owned service centers, independent distributors, home center retailers, tile and flooring retailers and contractors. The Unilin segment designs, manufactures, sources, licenses, distributes and markets laminate, hardwood flooring, roofing systems, insulation panels and other wood products, primarily in North America and Europe through various selling channels, which include retailers, independent distributors and home centers.

Amounts disclosed for each segment are prior to any elimination or consolidation entries. Corporate general and administrative expenses attributable to each segment are estimated and allocated accordingly. Segment performance is evaluated based on operating income. No single customer accounted for more than 5% of net sales for the years ended December 31, 2011, 2010 or 2009.

Segment information is as follows:

	2011	2010	2009
Net sales:
Mohawk	$2,927,674	2,844,876	2,856,741
Dal-Tile	1,454,316	1,367,442	1,426,757
Unilin	1,344,764	1,188,274	1,128,315
Intersegment sales	(84,496)	(81,520)	(67,789)

	$5,642,258	5,319,072	5,344,024

Operating income (loss):
Mohawk	$109,874	122,904	(125,965)
Dal-Tile	101,298	97,334	84,154
Unilin	127,147	114,298	105,953
Corporate and eliminations	(22,777)	(20,367)	(20,412)

	$315,542	314,169	43,730

Depreciation and amortization:
Mohawk	$90,463	91,930	94,134
Dal-Tile	42,723	45,578	47,934
Unilin	151,884	145,941	151,450
Corporate	12,664	13,324	9,486

	$297,734	296,773	303,004

Capital expenditures (excluding acquisitions):
Mohawk	$125,630	84,013	35,149
Dal-Tile	66,419	37,344	17,683
Unilin	78,615	29,439	45,966
Corporate	4,909	5,384	10,127

	$275,573	156,180	108,925

	2011	2010	2009
Assets:
Mohawk	$1,769,065	1,637,319	1,582,652
Dal-Tile	1,732,818	1,644,448	1,546,393
Unilin	2,533,070	2,475,049	2,598,182
Corporate and intersegment eliminations	171,275	342,110	664,219

	$6,206,228	6,098,926	6,391,446

Geographic net sales:
North America	$4,619,771	4,447,965	4,516,784
Rest of world	1,022,487	871,107	827,240

	$5,642,258	5,319,072	5,344,024

Long-lived assets(1):
North America	$1,996,517	1,971,612	2,000,522
Rest of world	1,090,812	1,084,906	1,202,018

	$3,087,329	3,056,518	3,202,540

Net sales by product categories(2):
Soft surface	$2,722,113	2,645,952	2,650,452
Tile	1,513,210	1,428,571	1,491,846
Wood	1,406,935	1,244,549	1,201,726

	$5,642,258	5,319,072	5,344,024

(1)	Long-lived assets are composed of net property, plant and equipment and goodwill.

(2)	The Soft surface product category includes carpets, rugs, carpet pad and resilient. The Tile product category includes ceramic tile, porcelain tile and natural stone. The Wood product category includes laminate, hardwood, roofing panels and wood-based panels.

(17)	Quarterly Financial Data (Unaudited)

The supplemental quarterly financial data are as follows:

	Quarters Ended
	April 2, 2011	July 2, 2011	October 1, 2011	December 31, 2011(1)
Net sales	$1,343,595	1,477,854	1,442,512	1,378,297
Gross profit	341,592	382,247	357,623	335,417
Net earnings	23,442	60,903	46,646	42,931
Basic earnings per share	0.34	0.89	0.68	0.62
Diluted earnings per share	0.34	0.88	0.68	0.62

	Quarters Ended
	April 3, 2010	July 3, 2010	October 2, 2010	December 31, 2010
Net sales	$1,347,236	1,400,086	1,309,552	1,262,198
Gross profit	341,246	374,756	344,932	341,666
Net earnings	20,538	68,081	51,094	45,758
Basic earnings per share	0.30	0.95	0.74	0.67
Diluted earnings per share	0.30	0.95	0.74	0.66

(1)	During the fourth quarter of 2011, the Company corrected an immaterial error in its consolidated financial statements. The error related to accounting for operating leases. The correction of $6,035 resulted in an additional charge to selling, general and administrative expense in the Company’s 2011 fourth quarter consolidated statement of operations. The Company believes the correction of this error to be both quantitatively and qualitatively immaterial to its quarterly results for 2011 or to any of its previously issued consolidated financial statements. The correction had no impact on the Company’s cash flows as previously presented.

Reconciliation of Non-GAAP Financial Information

The presentations of adjusted net earnings and adjusted operating income in this proxy statement are not intended to replace net earnings or operating income of the Company, and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile adjusted net earnings and operating income.

	December 31, 2011	December 31, 2010
Net earnings attributable to Mohawk Industries, Inc.	173,922	185,471
Reconciling items:
Unrealized foreign currency losses(1)	9,085	—
Operating lease correction(2)	6,035	—
Business restructurings	23,209	13,156
Debt extinguishment costs	1,116	7,514
Acquisitions purchase accounting	—	1,713
U.S. customs refund	—	(7,730)
Discrete tax items, net	—	(24,407)
Income taxes	(11,749)	(2,592)

Adjusted net earnings attributable to Mohawk Industries, Inc.	201,618	173,125

	Twelve Months Ended
	December 31, 2011	December 31, 2010
Operating income	315,542	314,169
Business restructurings	23,209	13,156
Operating lease correction(2)	6,035	—

Adjusted operating income	344,786	327,325

(1)	Unrealized foreign currency losses in Q3 2011 for certain of the Company's consolidated foreign subsidiaries that measure financial position and results using the U.S. dollar rather than the local currency.
(2)	Correction of an immaterial error related to accounting for operating leases.

The Company believes it is useful for itself and investors to review both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.

☐                         ¢

PROXY

MOHAWK INDUSTRIES, INC.

CALHOUN, GEORGIA

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Mohawk Industries, Inc., a Delaware corporation (“Mohawk”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Frank H. Boykin and James T. Lucke, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Mohawk Common Stock which the undersigned is entitled to vote on all matters which may come before the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Mohawk Industries, Inc. to be held on Wednesday, May 9, 2012 at 10:00 a.m. local time, at 160 South Industrial Boulevard, Calhoun, Georgia 30701, and at any adjournment or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

MOHAWK INDUSTRIES, INC.

May 9, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.mohawkind.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20333030000000000000 3	050912

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. The election of three Directors for a term of three years and until their successors are elected and qualified:				2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm:	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Mr. Bruckmann O Mr. De Cock O Mr. Onorato

3.   Advisory vote to approve executive compensation, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders:

4.   Approve the Mohawk Industries, Inc. 2012 Incentive Plan.

					☐ ☐	☐ ☐	☐ ☐

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this Proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■